    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 7, 1999
                                                      REGISTRATION NO. 333-56627
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 2
                                       TO

                                    FORM S-1

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------

                      CATAPULT COMMUNICATIONS CORPORATION

             (Exact name of Registrant as specified in its charter)

            NEVADA                           3670                  77-0086010
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
incorporation or organization)                                      Number)

                             160 SOUTH WHISMAN ROAD
                        MOUNTAIN VIEW, CALIFORNIA 94041

                                 (650) 960-1025

         (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                                RICHARD A. KARP
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                      CATAPULT COMMUNICATIONS CORPORATION
                             160 SOUTH WHISMAN ROAD
                        MOUNTAIN VIEW, CALIFORNIA 94041

                                 (650) 960-1025

      (Name, address, including zip code, and telephone number, including area code, of agent for service)

                         ------------------------------

                                   COPIES TO:

      HENRY P. MASSEY, JR., ESQ.                KENNETH L. GUERNSEY, ESQ.
       DAVID C. DRUMMOND, ESQ.                    CYDNEY S. POSNER, ESQ.
        DEBRA B. ROSLER, ESQ.                   JEFF B. FURCHTENICHT, ESQ.
     BRADLEY A. BUGDANOWITZ, ESQ.                   Cooley Godward LLP
   Wilson Sonsini Goodrich & Rosati           One Maritime Plaza, 20th Floor
       Professional Corporation              San Francisco, California 94111
          650 Page Mill Road                          (415) 693-2000
     Palo Alto, California 94304
            (650) 493-9300

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                  SUBJECT TO COMPLETION, DATED JANUARY  , 1999
INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY
NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS
                                3,352,500 SHARES

                                     [LOGO]

                                  COMMON STOCK

    Of the 3,352,500 shares of Common Stock offered hereby, 2,100,000 shares are being sold by Catapult Communications Corporation ("Catapult" or the "Company") and 1,252,500 shares are being sold by the Selling Stockholders. The Company will not receive any of the proceeds from the sale of shares by the Selling Stockholders. See "Principal and Selling Stockholders."

    Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be between $9.00 and $11.00 per share. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The Common Stock has been approved for quotation on the Nasdaq National Market under the symbol CATT.
                                 --------------

            THE SHARES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" COMMENCING ON PAGE 5.
                                 -------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
   THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
     COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
             ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                                               PROCEEDS TO
                                     PRICE TO          UNDERWRITING        PROCEEDS TO           SELLING
                                      PUBLIC           DISCOUNT (1)        COMPANY (2)         STOCKHOLDERS
Per Share.....................          $                   $                   $                   $
Total (3).....................          $                   $                   $                   $

(1) See "Underwriting" for indemnification arrangements with the several Underwriters.

(2) Before deducting expenses payable by the Company estimated at $1,044,000.

(3) A Selling Stockholder has granted to the Underwriters a 30-day option to purchase up to 502,875 additional shares of Common Stock, solely to cover over-allotments, if any. If all such shares are purchased, the total Price to Public, Underwriting Discount and Proceeds to Selling Stockholders will
    be $       , $       and $       , respectively. See "Underwriting."
                                 --------------

    The shares of Common Stock are offered by the several Underwriters subject to prior sale, receipt and acceptance by them and subject to the right of the Underwriters to reject any order in whole or in part and certain other conditions. It is expected that certificates for such shares will be available
for delivery on or about       , 1999, at the offices of the agent of Hambrecht
& Quist LLC in New York, New York.

HAMBRECHT & QUIST

                                CIBC OPPENHEIMER

                                                          C.E. UNTERBERG, TOWBIN

      , 1999

                             ADDITIONAL INFORMATION

    The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and such Common Stock, reference is made to the Registration Statement and the exhibits and schedules filed as a part thereof. Statements contained in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete and, in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such document filed as an exhibit to the Registration Statement. The Registration Statement, including exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Room 1228, Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may be obtained from the Public Reference Section of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and its public reference facilities in New York, New York and Chicago, Illinois, at prescribed rates. In addition, the Commission maintains a Website on the Internet that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's Website is http://www.sec.gov.

CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE MARKET PRICE OF THE COMMON STOCK, INCLUDING BY ENTERING STABILIZING BIDS, EFFECTING SYNDICATE COVERING TRANSACTIONS OR IMPOSING PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

    Catapult, DCT and DCPL are trademarks of the Company. This Prospectus also includes trade names, trademarks and registered trademarks of companies other than the Company.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND THE CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS. THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS." CERTAIN TECHNICAL AND OTHER TERMS USED IN THIS PROSPECTUS ARE DEFINED IN THE GLOSSARY LOCATED ON PAGE G-1.

                                  THE COMPANY

    Catapult Communications Corporation ("Catapult" or the "Company") designs, develops, manufactures, markets and supports an advanced software-based test system offering an integrated suite of testing applications for the global telecommunications industry. Catapult's Digital Communications Tester ("DCT") is a comprehensive test solution designed to enable equipment manufacturers and network operators to deliver complex digital telecommunications equipment and services more quickly and cost-effectively, while helping to ensure interoperability and reliability. The Company's advanced software and hardware assist customers in the design, integration, installation and acceptance testing of a broad range of digital telecommunications equipment and services. The Company markets its products through a direct sales force to industry leaders such as Cable & Wireless Communications PLC ("Cable & Wireless"), Fujitsu Limited ("Fujitsu"), LM Ericsson ("Ericsson"), Lucent Technologies, Inc. ("Lucent"), Marconi Communications Ltd. ("Marconi"), Motorola Inc. ("Motorola"), NEC Corporation ("NEC"), Nippon Telephone and Telegraph ("NTT"), Northern Telecom Limited ("Nortel"), and Tellabs Inc. ("Tellabs").

    Technological advances, increasing competition resulting from deregulation and privatization and a proliferation of standards are fundamentally changing the telecommunications industry. Today, network operators are able to choose heterogeneous products from multiple equipment manufacturers to obtain the best set of features and reduce network cost. Consequently, to remain competitive, equipment manufacturers must be able to rapidly provide cost-effective equipment with enhanced features. At the same time, manufacturers and operators must ensure that these advanced new products satisfy the telecommunications industry's rigorous standards of seamless interoperability and high reliability under variable traffic conditions. To address these needs, manufacturers and operators require versatile test systems that can identify and locate errors in network equipment, enhance the performance of the network, verify conformance to industry standards and help ensure the interoperability of equipment from various vendors.

    The DCT system performs a variety of test functions, including simulation, load and stress testing, feature verification, conformance testing and monitoring. Catapult maintains an extensive library of software modules that support more than 100 variants of approximately 30 protocols. The Company's emphasis is on complex, high-level and emerging protocols, including Signaling System 7 (SS7), Intelligent Network (IN), Global Systems for Mobile Communications (GSM), V5, Code Division Multiple Access (CDMA), Integrated Services Digital Network (ISDN), Internet telephony and Frame Relay. The Company's extensive technical know-how and proprietary software development tools enable the Company to implement new protocols and protocol variants rapidly in response to customer needs. With its extensive library of software protocol modules, large selection of physical interfaces and versatile platform, the DCT system is easily configured to support a wide variety of digital testing functions, thereby reducing a customer's need for multiple test systems. In addition, the DCT system's multi-protocol, multi-user capability allows multiple testing operations to be performed simultaneously, helping the Company's customers to accelerate their product development cycles.

    The Company's objective is to become the leading supplier of advanced software-based test systems for the global telecommunications industry. The Company's strategy is to expand its direct sales and technical support presence worldwide to increase market penetration, continue to support new and complex protocols and variants, broaden the market for the DCT system by enhancing ease of use through a graphical user interface and development of pre-programmed applications, leverage its installed base of customers to gain access to additional customers and pursue strategic acquisitions as appropriate opportunities are identified.

    The Company's predecessor was incorporated in California in October 1985 and reincorporated in Nevada in June 1998. As used in this Prospectus, "Catapult" and the "Company" refer to Catapult Communications Corporation and its three wholly-owned subsidiaries, Catapult Communications Ltd., a corporation organized under the laws of the United Kingdom, and Catapult Communications K.K., a corporation organized under the laws of Japan, both of which provide sales and technical support, and ISDN Technologies, Ltd., a foreign sales corporation organized under the laws of Barbados. The Company's principal executive offices are located at 160 South Whisman Road, Mountain View, California 94041. Its telephone number is (650) 960-1025.

                                  THE OFFERING

Common Stock offered by the Company............  2,100,000 shares
Common Stock offered by the Selling              1,252,500 shares
  Stockholders.................................
Common Stock to be outstanding after the         12,568,037 shares (1)
  offering.....................................
Use of proceeds................................  For working capital and general corporate purposes. See "Use of Proceeds."
Proposed Nasdaq National Market symbol.........  CATT

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                   THREE MONTHS ENDED
                                                      FISCAL YEAR ENDED SEPTEMBER 30,                 DECEMBER 31,
                                           -----------------------------------------------------  --------------------
                                             1994       1995       1996       1997       1998       1997       1998
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
CONSOLIDATED STATEMENTS OF INCOME DATA:
    Total revenues.......................  $   3,816  $   6,869  $   9,252  $  13,352  $  18,206  $   3,446  $   5,229
    Gross profit.........................      3,000      5,933      7,903     11,432     15,790      3,026      4,429
    Operating income (2).................      1,407      3,047      3,730      5,400      7,590      1,492      2,105
    Net income (2).......................  $     975  $   2,172  $   2,288  $   3,338  $   4,525  $     860  $   1,191
    Earnings per share--diluted (2)(3)...  $    0.10  $    0.22  $    0.22  $    0.31  $    0.41  $    0.08  $    0.11
    Weighted average shares-- diluted....      9,701     10,058     10,301     10,605     10,940     10,809     10,953

                                                                                             DECEMBER 31, 1998
                                                                                          ------------------------
                                                                                                       PRO FORMA
                                                                                                          AS
                                                                                           ACTUAL     ADJUSTED(4)
                                                                                          ---------  -------------
CONSOLIDATED BALANCE SHEET DATA:
    Cash and cash equivalents...........................................................  $  13,759    $  33,014
    Working capital.....................................................................     14,988       34,243
    Total assets........................................................................     19,658       38,913
    Redeemable common stock (5).........................................................      5,000       --
    Total stockholders' equity..........................................................     11,107       35,362

------------------------

(1) Based on the number of shares outstanding at December 31, 1998. Excludes, as of December 31, 1998, 692,733 shares of Common Stock issuable upon exercise of outstanding options at a weighted average exercise price of $1.14 per share and an aggregate of 2,849,107 shares reserved for future grant under the Company's 1989 Stock Option Plan, 1998 Stock Plan and 1998 Employee Stock Purchase Plan (the "Stock Plans"). See "Management--Stock Plans" and
    Note 6 of Notes to Consolidated Financial Statements.

(2) Includes $769,000 in offering costs charged to operating expenses in the fourth quarter of fiscal 1998 related to the Company's delayed initial public offering.

(3) See Note 1 of Notes to Consolidated Financial Statements for the method used to calculate earnings per share.

(4) Adjusted to reflect (i) the reclassification of $5.0 million of redeemable common stock which will no longer be redeemable upon completion of this offering and (ii) the sale of 2,100,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $10.00 per share and the application of the estimated net proceeds therefrom. Estimated net proceeds do not reflect $769,000 in offering costs that were charged to operating expenses in the fourth quarter of fiscal 1998 related to the Company's delayed initial public offering. See "Use of Proceeds" and "Capitalization."

(5) See Note 5 of Notes to Consolidated Financial Statements.
                            ------------------------

    UNLESS THE CONTEXT OTHERWISE INDICATES, ALL REFERENCES TO THE "COMPANY" AND "CATAPULT" MEAN CATAPULT COMMUNICATIONS CORPORATION AND ITS SUBSIDIARIES, CATAPULT COMMUNICATIONS LTD., A CORPORATION ORGANIZED UNDER THE LAWS OF THE UNITED KINGDOM, CATAPULT COMMUNICATIONS K.K., A CORPORATION ORGANIZED UNDER THE LAWS OF JAPAN, AND ISDN TECHNOLOGIES, LTD., A FOREIGN SALES CORPORATION ORGANIZED UNDER THE LAWS OF BARBADOS. EXCEPT AS OTHERWISE NOTED, ALL INFORMATION IN THIS PROSPECTUS (I) GIVES EFFECT TO THE REINCORPORATION OF THE COMPANY FROM CALIFORNIA INTO NEVADA IN JUNE 1998 IN WHICH STOCKHOLDERS OF THE CALIFORNIA CORPORATION RECEIVED THREE SHARES OF

STOCK OF THE NEVADA CORPORATION FOR EVERY TWO SHARES OF STOCK OF THE CALIFORNIA CORPORATION AND (II) ASSUMES NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION. SEE "UNDERWRITING."

                                  RISK FACTORS

    THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH BELOW AND ELSEWHERE IN THIS PROSPECTUS. THE FOLLOWING RISK FACTORS SHOULD BE CONSIDERED CAREFULLY IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS BEFORE PURCHASING THE SHARES OF COMMON STOCK OFFERED HEREBY.

    FLUCTUATIONS IN QUARTERLY OPERATING RESULTS; LENGTHY SALES CYCLE. The Company has experienced, and anticipates that it will continue to experience, significant fluctuations in quarterly revenues and operating results. The Company's revenues and operating results are relatively difficult to forecast for a number of reasons, including (i) the variable size and timing of individual purchases by customers, (ii) seasonal factors that may affect capital spending by customers, such as the varying fiscal year ends of customers and the reduction in business during the summer months, particularly in Europe, (iii) the relatively long sales cycles for the Company's products, (iv) the timing of hiring sales and technical personnel, (v) changes in timing and amount of sales incentive compensation, (vi) competitive conditions in the Company's markets,
(vii) exchange rate fluctuations, (viii) changes in the mix of products sold,
(ix) the timing of the introduction and market acceptance of new products or product enhancements by the Company, its customers, competitors or suppliers,
(x) costs associated with developing and introducing new products, (xi) product life cycles, (xii) changes in the level of operating expenses relative to revenues, (xiii) software defects and other product quality problems, (xiv) customer order deferrals in anticipation of new products, (xv) delays in purchasing decisions or customer orders due to customer consolidation, (xvi) supply interruptions, (xvii) changes in the regulatory environment and (xviii) changes in global or regional economic conditions or in the telecommunications industry.

    The Company's revenues in any period generally have been, and are likely to continue to be, derived from relatively small numbers of sales and service transactions with relatively high average revenues per order. Therefore, the loss of any orders or delays in closing such transactions could have a more significant impact on the Company's quarterly revenues and results of operations than on those of companies with relatively high volumes of sales or low revenues per order. The Company's products generally are shipped within 15 to 30 days after orders are received and revenues are recognized upon shipment of the products, provided no significant vendor obligations remain and collection of the related receivable is deemed probable. As a result, the Company generally does not have a significant backlog of orders, and revenues in any quarter are substantially dependent on orders booked and shipped in that quarter.

    A customer's decision to purchase the Company's products typically involves a significant technical evaluation, internal procedural delays associated with large capital expenditure approvals and testing and acceptance of new systems that affect key operations. For these and other reasons, the sales cycle associated with the Company's products is typically lengthy and subject to a number of significant risks over which the Company has little or no control. Historically, the period between initial customer contact and purchase of the Company's products has typically ranged from two to nine months, with sales to new customers (including new divisions within existing customers) at the longer end of this range. Because of the lengthy sales cycle and the relatively small number and large size of customers' orders, if revenues forecast from a specific customer for a particular quarter are not realized in that quarter, the Company's operating results for that quarter could be materially adversely affected.

    The Company's expectations for future revenues are predicated, to a large extent, on the recruitment and hiring of a significant number of employees, particularly experienced sales and technical personnel. Failure to hire, or delays in hiring, sufficient sales and technical personnel could have a material adverse effect on the Company's results of operations for any period.

    Due to the relatively fixed nature of most of the Company's costs, including personnel and facilities costs, and because operating expenses are based on anticipated revenue, a decline in revenue from even a limited number of transactions, failure to achieve expected revenue in any fiscal quarter or unanticipated variations in the timing of recognition of specific revenues can cause significant variations in operating results from quarter to quarter and may in some future quarter result in losses or have a material adverse effect on the Company's business, financial condition and results of operations. The Company believes, therefore, that period-to-period comparisons of its operating results should not be relied upon as an indication of future performance.

    For all of the foregoing factors, as well as other unanticipated factors, it is possible that in some future quarter the Company's results of operations could fail to meet the expectations of public market analysts or investors. In such event, or in the event that adverse conditions prevail or are perceived to prevail generally or with respect to the Company's business, the price of the Company's Common Stock will likely be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    DEPENDENCE ON LIMITED NUMBER OF CUSTOMERS. The Company's customer base is highly concentrated, and a relatively small number of companies has accounted for substantially all of the Company's revenues to date. Revenues from the top four customers represented approximately 54%, 60% and 73% of total revenues in fiscal 1996, 1997 and 1998, respectively. The Company's largest customer over this period has been Motorola, which accounted for approximately 23%, 28% and 15% of total revenues in fiscal 1996, 1997 and 1998, respectively. In the three months ended December 31, 1998, the Company's top four customers represented approximately 77% of total revenues. These customers, NTT, Motorola, NEC and Marconi, accounted for approximately 27%, 22%, 20% and 7% of total revenues, respectively, in that period. The Company's top four customers in fiscal 1998 were NTT, NEC, Motorola and Lucent, which accounted for approximately 24%, 21%, 15% and 12% of total revenues, respectively. The Company expects that it will continue to depend upon a relatively limited number of customers for substantially all of its revenues in future periods, although no customer is presently obligated either to purchase a specific amount of products or to provide the Company with binding forecasts of purchases for any period. The loss of a major customer or the reduction, delay or cancellation of orders from one or more of the Company's significant customers could materially adversely affect the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Customers."

    COMPETITIVE MARKET FOR TECHNICAL AND SALES PERSONNEL. The Company's success depends in part on its ability to attract, hire, train, retain and motivate qualified technical and sales personnel with appropriate levels of managerial and technical capabilities. The Company believes that a significant level of expertise is required to develop and market the Company's products and services effectively. The Company has in the past experienced, and expects to continue to experience, difficulty in recruiting qualified technical and sales personnel. The Company believes that the pool of potential applicants with the requisite expertise is very limited. Recruiting qualified personnel is an intensely competitive and time-consuming process. The Company competes for such personnel with a number of other companies, many of which have substantially greater resources than the Company. Such competition has also resulted in demands for increased compensation from qualified applicants, and the Company may not be able to compete effectively for such personnel with companies that provide more attractive compensation arrangements. There can be no assurance that the Company will be successful in attracting and retaining the technical and sales personnel it requires to conduct and expand its operations successfully on a timely basis. The failure to attract, hire, train, retain and motivate qualified technical and sales personnel in the future would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Sales and Marketing."

    RISKS ASSOCIATED WITH INTERNATIONAL SALES AND OPERATIONS; FOREIGN EXCHANGE RISK. International sales constituted approximately 55%, 53%, 72% and 69% of the Company's total revenues in fiscal 1996, 1997 and 1998 and the three months ended December 31, 1998, respectively. The Company expects that international sales will continue to account for a significant portion of its revenues in future periods. The Company sells its products worldwide through its direct sales force. The Company has offices located in Ottawa, Canada, Chippenham, United Kingdom and Tokyo, Japan and plans to open new offices in continental Europe. International sales and operations are subject to inherent risks, including difficulties in staffing and managing foreign operations, longer customer payment cycles, greater difficulty in accounts receivable collection, changes in regulatory requirements or in economic or trade policy, costs related to localizing products for foreign countries, potentially weaker protection for intellectual property in certain foreign countries, the burden of complying with a wide variety of foreign laws and practices, tariffs and other trade barriers, and potentially adverse tax consequences, including restrictions on repatriation of earnings. During the last two fiscal years a significant portion of the Company's sales has been to customers in Japan. If economic conditions in Japan continue to deteriorate to a significant extent, the Company's business, financial condition and results of operations could be materially adversely affected. In addition, although the Company cannot predict the potential consequences to the Company's business of the adoption of the Euro as a common currency in Europe, the transition to the Euro presents a number of risks, including increased competition from European firms as a result of pricing transparency. An inability to obtain necessary regulatory approvals in foreign markets on a timely basis could also have a material adverse effect on the Company's business, financial condition and results of operations.

    Most of the Company's international sales, including its sales in Japan, are denominated in local currencies. Although the Company currently engages in hedging transactions with respect to certain receivables resulting from certain intercompany sales, there can be no assurance that the Company will continue to do so or that its hedging activities will be successful. Fluctuations in foreign currency exchange rates may contribute to fluctuations in the Company's operating results. For example, changes in foreign currency exchange rates could adversely affect revenues, net income, earnings per share and cash flow of the Company's operations in the affected markets. Similarly, such fluctuations may cause the Company to raise prices, which could affect demand for the Company's products and services. In addition, if exchange or price controls or other restrictions are imposed in countries in which the Company does business, the Company's business, financial condition and results of operations would be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operation--Overview" and "--Foreign Exchange Risk."

    MANAGEMENT OF GROWTH. The Company's growth has placed, and is expected to continue to place, significant demands on its management, administrative and operational resources. During fiscal 1998, the Company's employee base grew by approximately 50%. To manage expansion effectively, the Company needs to continue to develop and improve its operational and financial systems, sales and marketing capabilities, and expand, train, retain, manage and motivate its employee base. Some of the Company's senior management have not previously managed a business of the Company's size, and these individuals have limited or no experience managing a public company. There can be no assurance that the Company's systems, procedures or controls will be adequate to support the Company's operations or that the Company's management will be able to exploit successfully future market opportunities or successfully manage the Company's relationships with customers and other third parties. There can be no assurance that the Company will continue to grow or, if it does, that the Company will effectively manage such growth. Any failure to manage growth would have a material adverse effect on the Company's business, financial condition and results of operations.

    DEPENDENCE ON CUSTOMER OUTSOURCING OF TEST SYSTEMS. The Company's success will depend on continued growth in the market for telecommunications test systems and services and the continued commercial acceptance of the Company's products as a solution to address the testing requirements of telecommunications equipment manufacturers and network operators. While most of the Company's existing and potential customers have the technical capability and financial resources to produce their own test systems and perform test services internally, to date, many have chosen to outsource a substantial proportion of their test system and service requirements. There can be no assurance that the Company's customers will continue, or that new customers will choose, to outsource any of their test systems and service requirements or that the Company's products and services will be widely adopted. If the market for telecommunications test systems and services, or the demand for outsourcing, declines or fails to grow, or if the Company's products and services are not widely adopted as a telecommunications test solution, the Company's business, financial condition and results of operations would be materially adversely affected. See "Business--Industry Background."

    COMPETITION. The market for telecommunications test systems is characterized by intense competition. The Company believes that its ability to compete successfully depends on several factors, both within and outside its control, including availability of a broad range of protocols and variants, system performance, length of operating history and industry experience, product reliability, ease of use, quality of service and support, status as an independent vendor and price. In addition, the Company believes that potential customers consider other factors, such as whether the test system vendor sells competing telecommunications equipment.

    The Company believes its principal competitors are Able Communications Inc. ("Able"), Hewlett-Packard Company ("HP"), IFR Systems Inc. ("IFR"), INET, Inc. ("INET"), Schlumberger, Ltd. ("Schlumberger"), Tekelec, Tektronix Inc. ("Tektronix") and Wavetek Corporation ("Wavetek"). Many of the Company's existing and potential competitors are large domestic and international companies that have substantially greater financial, manufacturing, technological, marketing, sales, distribution and other resources, larger installed customer bases, greater name recognition and longer-standing customer relationships than the Company. Accordingly, such competitors or potential competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements or to devote greater resources to the development, promotion and sales of their products than the Company.

    The Company also competes with internal test system groups of its customers and potential customers. Many of the Company's existing and potential customers have the technical capability and financial resources to produce their own test systems and perform test services internally. These systems and services would be competitive with the test systems offered by the Company. There can be no assurance that the Company's customers will continue, or that new customers will choose, to outsource any of their test systems and service requirements or that the Company's products and services will be widely adopted. If the market for telecommunications test systems and services, or the demand for outsourcing, declines or fails to grow, or if the Company's products and services are not widely adopted as a telecommunications test solution, the Company's business, financial condition and results of operations would be materially adversely affected.

    The Company expects competition to increase in the future from existing competitors and from other companies that may enter this market with solutions that may be less costly or provide higher performance or offer more features than the Company's solutions. Current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to develop new test solutions for internal use or for sale to third parties in the Company's markets. Accordingly, it is possible that new competitors may emerge and acquire significant market share. Increased competition may result in price reductions, reduced gross margins and loss of market share, any of which would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Competition."

    DEPENDENCE ON RAPIDLY EVOLVING TELECOMMUNICATIONS INDUSTRY. The Company's future success is dependent upon the continued growth of the telecommunications industry. The global telecommunications industry is evolving rapidly, and it is difficult to predict its potential growth rate or future trends in technology development. There can be no assurance that the deregulation, privatization and economic globalization of the worldwide telecommunications market that has resulted in increased competition and escalating demand for new technologies and services will continue in a manner favorable to the Company or its business strategies. In addition, there can be no assurance that the growth in demand for Internet services and the resulting need for high speed or enhanced telecommunications equipment will continue at its current rate or at all.

    While the Company's operations are not directly regulated, the Company's existing and potential customers are subject to a variety of United States and foreign governmental regulations. Such regulations may adversely affect the telecommunications industry, limit the number of potential customers for the Company's products and services or otherwise have a material adverse effect on the Company's business, financial condition and results of operations. Recently enacted legislation deregulating the telecommunications industry, including the Telecommunications Act of 1996 (the "Telecommunications Act"), has caused significant changes in the telecommunications industry, including the entrance of new competitors and possible industry consolidation, which could in turn affect demand for the Company's telecommunications test solutions or otherwise have a material adverse effect on the Company's business, financial condition and results of operations. Currently, the Federal Communications Commission ("FCC") and state authorities are implementing the provisions of the

Telecommunications Act, and several of the decisions by the FCC and state authorities are being challenged in court. Therefore, the Company cannot at this time predict the extent to which such legislation and related litigation will affect the Company's current and potential customers or ultimately affect the Company's business, financial condition and results of operations. See "Business--Industry Background."

    The Company's future success is dependent upon the increased utilization of its test solutions by network operators and telecommunications equipment manufacturers. Industry-wide network equipment and infrastructure development driving the demand for the Company's products and services may be delayed or prevented by a variety of factors, including cost, regulatory obstacles or the lack of or reduction in consumer demand for advanced telecommunications products and services. There can be no assurance that telecommunications equipment manufacturers and network operators will develop new technology or enhance current technology or, if developed, that such new technology or enhancements will create demand for the Company's products or services. See "Business--Industry Background."

    DEPENDENCE ON KEY PERSONNEL. The Company's future growth and success depend to a significant extent upon the continuing services of its executive officers and other key employees. The Company does not have long-term employment agreements or non-competition agreements with any of its employees. Competition for qualified management and other high-level telecommunications industry personnel is intense, and there can be no assurance that the Company will be successful in attracting and retaining such personnel. The loss of services of any key employees would have a material adverse effect on the Company's business, financial condition and results of operations. The Company maintains and is the beneficiary under a key person life insurance policy in the amount of $2 million with respect to Dr. Richard A. Karp, the Company's President, Chief Executive Officer and Chairman of the Board. See "Management."

    RAPID TECHNOLOGICAL CHANGE; UNCERTAINTY OF ACCEPTANCE OF THE COMPANY'S PRODUCTS AND SERVICES. The market for telecommunications test systems and services is subject to rapid technological change, evolving industry standards, rapid changes in customer requirements and frequent product and service introductions and enhancements. The Company's future success will depend in part on its ability to anticipate and respond to these changes by enhancing its existing products and services and by developing and introducing, on a timely and cost-effective basis, new products, features and services that address the needs of its customer base. There can be no assurance that the Company will be successful in identifying, developing and marketing new products, product enhancements and related services that respond to technological change or evolving industry standards or that adequately meet new market demands. In addition, because of the rapid technological change characteristic of the telecommunications industry, the Company may be required to support legacy systems used by its customers, which may place additional demands on the Company's personnel and other resources and may require the Company to maintain an inventory of otherwise obsolete components.

    The Company's test systems currently operate only on the UNIX operating system. The Company's current and prospective customers may require other operating systems to be used in their telecommunications test systems, such as Windows 95, Windows NT or Windows 98 or may require the integration of other industry standards. There can be no assurance that the Company would be able to successfully adapt its products to such operating systems on a timely or cost-effective basis, if at all. The failure of the Company to respond to rapidly changing technologies and to develop and introduce new products and services in a timely manner would have a material adverse effect on the Company's business, financial condition and results of operations.

    The Company's success will depend in part on whether a large number of telecommunications equipment manufacturers and network operators purchase the Company's products and services. Because the telecommunications market is rapidly evolving, it is difficult to predict the future success of products and services in this market. The customers in this market use products from a number of competing suppliers for various testing purposes, and there has not been broad adoption of the products of one company. There can be no assurance that the Company's current or future products or services will achieve widespread acceptance among network operators, telecommunications equipment manufacturers or other potential customers or that solutions developed by competitors will not render the Company's products obsolete or uncompetitive. In the event the telecommunications industry does not broadly adopt the Company's products or services or does so less rapidly than expected by the Company, or in the event the Company's products are rendered obsolete or uncompetitive by more advanced solutions, the Company's business, financial condition and results of operations would be materially adversely affected. See "Business--Competition."

    DEPENDENCE ON SOLE AND SINGLE SOURCE SUPPLIERS. The Company purchases many key components, including certain microprocessors, workstations, bus interface and other chips, connectors and other hardware, from the sole supplier of a particular component. For other components, even though multiple vendors may exist, the Company may purchase components from only a single source. The Company does not have any long-term supply agreements with these vendors to ensure uninterrupted supply of these components. An inability to develop alternative sources for these components or to obtain sufficient quantities of them could result in delays or reductions in product shipments. In the event of reduction or an interruption in the supply of a key component, a significant amount of time could be required to qualify alternative suppliers and receive an adequate flow of replacement components. In addition, certain components used by the Company are purchased from single source suppliers in Japan. As a result, currency fluctuations may affect the pricing of such components, which could require the Company to seek other vendors. Reconfiguration of the Company's products to adapt to new components may also be required and could entail substantial time and expense. In either event, the Company's business, financial condition and results of operations would be materially adversely affected. In addition, the process of manufacturing certain of these components is extremely complex, and the Company's reliance on the suppliers of these components exposes the Company to potential production difficulties and quality variations, which could negatively affect cost and timely delivery of the Company's products. The Company has from time to time in the past experienced supply problems as a result of financial or operational difficulties of its suppliers, discontinuations resulting from component obsolescence or other shortages or allocations of supplies. Although the Company, to date, has not experienced material delays in product deliveries to its customers resulting from such supply problems, there can be no assurance that supply problems will not recur or, if such problems do recur, that satisfactory solutions would be found. Any prolonged inability to obtain adequate amounts of fully functional components or any other circumstances that would require the Company to seek alternative sources of supply could have a material adverse effect on the Company's relationship with its customers as well as on its business, financial condition and results of operations. See "Business--The Catapult DCT System" and "--Manufacturing."

    DEPENDENCE ON THIRD-PARTY MANUFACTURERS. The Company relies on a limited number of independent manufacturers, some of which are small, privately held companies, to provide certain assembly services to the Company's specifications. The Company does not have any long-term supply agreements with any third-party manufacturer. In the event that the Company's subcontractors were to experience financial, operational, production or quality assurance difficulties or allocate production resources to others in lieu of the Company or experience a catastrophic event that resulted in a reduction or interruption in assembly services to the Company, the Company's business, financial condition and results of operations would be materially adversely affected until the Company was able to establish sufficient manufacturing supply from alternative sources. There can be no assurance that alternative assembly services from alternative sources will be able to meet the Company's future requirements or that existing or alternative sources will continue to be available to the Company at favorable prices. See "Business--Manufacturing."

    RISK OF PRODUCT DEFECTS. Products as complex as those offered by the Company may contain undetected errors or "bugs," particularly when first introduced or when new versions are released. Although the Company conducts extensive testing, the Company may discover errors only after a product has been installed and used by customers, possibly resulting in a loss or delay in sales. Such errors or "bugs" have been detected by the Company in the past both before and after release of the Company's products. There can be no assurance that errors will not be found in future releases of the Company's software or that any such errors will not generate adverse publicity, impair the market acceptance of these products, create customer concerns and adversely affect operating results due to product returns, the costs of generating corrective releases or otherwise. The Company does not maintain "errors and omissions" insurance. There can be no assurance that the failure to maintain "errors and omissions" insurance, in the event of the successful assertion against the Company of one or a series of large uninsured claims, would not have a material adverse effect on the Company's business, financial condition and results of operations. Difficulties encountered by customers with the installation and implementation of new product releases or problems with the performance of the Company's products, particularly in light of the rigorous standards of low-fault tolerance characteristic of the telecommunications industry, would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Product Development."

    PRODUCT LIABILITY. The Company's license agreements with its customers typically contain provisions designed to limit the Company's exposure to potential product liability claims. However, it is possible that the limitation of liability provisions contained in the Company's license agreements may not be effective under the laws of certain jurisdictions, particularly since the Company sells a majority of its products internationally. Although the Company has not experienced any product liability claims to date, the sale and support of products by the Company may entail the risk of such claims, and there can be no assurance that the Company will not be subject to such claims in the future. A successful product liability claim brought against the Company could have a material adverse effect upon the Company's business, financial condition and results of operations. The Company does not maintain product liability insurance. There can be no assurance that the failure to maintain product liability insurance, in the event of the successful assertion against the Company of one or a series of large uninsured claims, would not have a material adverse effect on the Company's business, financial condition and results of operations.

    PRODUCT CONCENTRATION. To date, substantially all of the Company's revenues have been attributable to sales of the DCT family of products and related services. The Company currently expects the DCT family of products and related services to account for substantially all of its revenues for the foreseeable future. As a result, factors adversely affecting the pricing of or demand for DCT products, such as competition or technological change, could have a material adverse effect on the Company's business, financial condition and results of operations. The Company's future financial performance will depend, in significant part, on the successful development, introduction and customer acceptance of new and enhanced versions of the DCT family of products. There can be no assurance that the Company will continue to be successful in developing and marketing the DCT family of products and related services.

    CONTROL BY PRINCIPAL STOCKHOLDER.  Upon completion of this offering, Richard
A. Karp will beneficially own 7,800,000 shares or approximately 62.1% of the Company's outstanding Common Stock (59.7% if the Underwriters' over-allotment option is exercised in full), which will include 3,600,000 shares beneficially owned by Nancy H. Karp (3,097,125 shares if the Underwriters' over-allotment option is exercised in full). Dr. Karp will have voting control through a voting trust, but not dispositive power, with respect to the shares beneficially owned by Ms. Karp. As a result, upon completion of this offering, Dr. Karp will be able to control matters requiring approval by the stockholders of the Company, including the election of directors. Such a concentration of ownership may have the effect of delaying or preventing a change in control of the Company. See "Principal and Selling Stockholders" and "Certain Transactions."

    LIMITED PROTECTION OF PROPRIETARY RIGHTS; ENFORCEMENT OF RIGHTS. The Company's success and its ability to compete effectively is dependent in part upon its proprietary technology. The Company relies on a combination of trademark, copyright and trade secret laws, as well as nondisclosure agreements and other contractual restrictions, to establish and protect its proprietary rights. The Company generally enters into nondisclosure and invention assignment agreements with its employees and consultants, and into nondisclosure agreements with its customers and suppliers. To date, the Company has not sought patent protection for its proprietary technology. However, there can be no assurance that patent protection will not become a more significant factor in the Company's industry in the future. Likewise, there can be no assurance that the measures the Company undertakes will be adequate to protect its proprietary technology. To date, the Company has not federally registered certain of its trademarks, nor has it registered any of its copyrights. The Company's practice is to affix copyright notices on all software, hardware and product literature in order to assert copyright protection for these works. There can be no assurance that the lack of federal registration of the Company's trademarks and copyrights would not have a material adverse effect on the Company's intellectual property rights in the future. Additionally, the Company may be subject to further risks as it enters into transactions in countries where intellectual property laws are unavailable, do not provide adequate protection or are difficult to enforce. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to duplicate aspects of the Company's products or to obtain and use information that the Company regards as proprietary. There can be no assurance that the steps taken by the Company to protect its proprietary technology will be adequate to prevent misappropriation of such technology or that they will preclude competitors from independently developing products with functionality or features similar to the Company's products. The failure of the Company to protect its proprietary technology would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Intellectual Property."

    RISKS OF THIRD-PARTY CLAIMS OF INFRINGEMENT. The telecommunications industry is characterized by a relatively high level of litigation based on allegations of infringement of proprietary rights. While to date, the Company has not been subject to claims of infringement or misappropriation of intellectual property of third parties, there can be no assurance that third parties will not assert infringement claims against the Company, that any such assertion of infringement will not result in litigation or that the Company would prevail in such litigation. Furthermore, any such claims, with or without merit, could result in substantial cost to the Company and diversion of its personnel, require the Company to develop new technology, or require the Company to enter into royalty or licensing arrangements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to the Company or at all. Because the Company does not rely on patents to protect its technology, the Company will not be able to offer a license for patented technology in connection with any settlement of patent infringement lawsuits. In the event of a successful claim of infringement or misappropriation against the Company and failure or inability of the Company to develop non-infringing technology or license the infringed, misappropriated or similar technology at a reasonable cost, the Company's business, financial condition and results of operations would be materially adversely affected. In addition, the Company indemnifies its customers against claimed infringement of patents, trademarks, copyrights and other proprietary rights of third parties. Any requirement for the Company to indemnify a customer could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Intellectual Property."

    RISKS RELATING TO POTENTIAL ACQUISITIONS. As part of its business strategy, the Company may make acquisitions of, or significant investments in, companies, products or technologies that it believes are complementary, although no such acquisitions or investments are currently pending. Any such future transactions would be accompanied by the risks commonly encountered in making acquisitions of companies, products and technologies. Such risks include, among others, the difficulties associated with assimilating the personnel and operations of acquired companies, the potential disruption of the Company's ongoing business, the distraction of management and other resources, the integration of personnel and technology of an acquired Company, difficulties in evaluating the technology of a potential target, inability to motivate and retain new personnel, the maintenance of uniform standards, controls, procedures and policies, and the impairment of relationships with employees and clients as a result of the integration of new management personnel. The Company has no experience in assimilating acquired companies or product lines into its operations. There can be no assurance that the Company will be successful in overcoming these risks or any other problems encountered in connection with any such acquisitions. Furthermore, future acquisitions by the Company could result in the issuance of dilutive equity securities, the incurrence of debt or contingent liabilities or amortization expenses related to goodwill and other intangible assets, any of which could have a material adverse effect on the Company's business, financial condition and results of operation or on the market price of the Company's Common Stock. See "Use of Proceeds."

    BENEFITS OF THIS OFFERING TO CURRENT STOCKHOLDERS. The completion of this offering will provide significant benefits to the current stockholders of the Company, including certain of the Company's directors and executive officers. The Company will not receive any of the net proceeds from the sale of shares by the Selling

Stockholders, which will be $11,648,250 ($16,324,988 if the Underwriters' over-allotment option is exercised in full), based upon an assumed initial public offering price of $10.00 per share, after deducting estimated underwriting discounts and commissions. The completion of this offering will also create a public market for the Common Stock, which is likely to increase the market value of the investment by the current stockholders in shares of the Company. Upon completion of the offering and after giving effect to the sale of Common Stock by the Selling Stockholders, based upon an assumed initial offering price of $10.00 per share, the present directors and executive officers of the Company will beneficially own Common Stock of the Company having an aggregate market value equal to approximately $87,379,500, and the current stockholders of the Company will beneficially own Common Stock of the Company having an aggregate market value equal to approximately $92,680,400. The total consideration paid by the current stockholders for such shares was approximately $287,000. See "Dilution" and "Principal and Selling Stockholders."

    IMPACT OF YEAR 2000. Many currently installed computer systems and software products are coded to accept only two-digit entries in the date code field. These date code fields will need to accept four-digit entries to distinguish 21(st) century dates from 20(th) century dates. As a result, computer systems and/or software used by many companies may need to be upgraded to comply with such "Year 2000" requirements. The Company's internal information systems, including its financial accounting, product development and operations systems, utilize software and hardware provided by third parties. In most cases, the Company employs widely available software applications and other products from leading third-party vendors and has been advised by such vendors that such products are Year 2000 compliant or that Year 2000 versions will be provided in a timely fashion. However, the failure of such third-party products to operate properly with regard to the Year 2000 or thereafter could require the Company to incur unanticipated expenses to remedy any problems or otherwise disrupt the Company's business.

    Non-information technology systems that utilize embedded technology, such as microcontrollers, may also need to be replaced or upgraded to become Year 2000 compliant. The Company does not believe that it uses any non-information technology systems the failure of which would be material to the Company's business, financial condition and results of operations, although there can be no assurances in this regard.

    The Company generally represents to its customers that it has achieved Year 2000 compliance for its products and believes this to be the case. The Company's products do not contain hardware components or software which involve the rollover of dates. The Company's products may be integrated by the Company or its customers with, or otherwise interact with, non-compliant hardware and software produced by other companies, which may expose the Company to claims from its customers. The foregoing may result in the loss of or delay in market acceptance of the Company's products and services or increase service and warranty costs to the Company, both of which would have a material adverse effect on the Company's business, financial condition and results of operations. Given the large number of such third-party hardware and software products and the Company's limited resources, the Company does not intend to review such products for Year 2000 compliance.

    The Company plans to survey its key vendors in February 1999 regarding their readiness and exposure with respect to the Year 2000 problem. The Company believes that it will have adequate inventory on hand of all key components and will therefore have adequate time to find a replacement vendor in the event supplies from one of its key vendors are disrupted due to Year 2000 issues. However, there can be no assurance that its plans will be adequate and that it will not experience unanticipated disruption in the supply of components which could delay or result in the loss of revenue.

    The Company's customers are large companies with complex operations and, as a result, the Company cannot adequately assess the impact which Year 2000 issues might have on their operations. In addition, since the Company's sales are highly concentrated, with its top four customers accounting for 73% of its business in fiscal year 1998, operational disruptions caused by the Year 2000 could have an adverse effect on the timing and size of the Company's sales during the Year 2000 and a material impact on its business, financial condition and results of operations.

    The Company does not intend to develop any specific contingency plans to address the effects of any Year 2000 problems. The Company believes that it has adequate liquidity to sustain a temporary disruption in its business as a result of such problems. However, since it cannot forecast with any certainty the impact, extent and duration of any Year 2000 problems on the Company, its customers or its suppliers, there can be no assurance that the Company's resources will be adequate to withstand any prolonged disruption. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Compliance."

    BROAD MANAGEMENT DISCRETION OVER USE OF PROCEEDS. The principal purposes of this offering are to obtain additional working capital, establish a public market for the Company's Common Stock, facilitate future access to public capital markets, provide liquidity to existing stockholders, provide increased visibility and credibility, enhance the ability of the Company to acquire other businesses or technologies and attract and retain key personnel. A significant portion of the anticipated net proceeds to the Company from this offering has not been designated for specific uses. Accordingly, management of the Company will have broad discretion with respect to the use of these funds. See "Use of Proceeds."

    SHARES ELIGIBLE FOR FUTURE SALE; POTENTIAL ADVERSE EFFECT ON MARKET
PRICE. Sales of substantial numbers of shares of Common Stock in the public market following this offering could adversely affect the market price for the Common Stock. Upon completion of this offering, the Company will have an aggregate of 12,568,037 shares of Common Stock outstanding, assuming no exercise of outstanding options. Of these shares, all of the 3,352,500 shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless purchased by an affiliate of the Company who may only sell such shares pursuant to the public information, volume, manner of sale and notice requirements of Rule 144 under the Securities Act. The remaining 9,215,537 shares outstanding upon completion of this offering will be "restricted securities" as that term is defined in Rule 144 (the "Restricted Shares"). Restricted Shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act. Of these Restricted Shares, 9,093,661 are subject to lock-up agreements under which the holders have agreed not to offer, sell, contract to sell, or otherwise dispose of any of their shares for a period of 180 days following the offering, without the prior written consent of Hambrecht & Quist LLC. All holders of options to purchase Common Stock of the Company (as of December 31, 1998) are also bound by lock-up agreements. Taking into account the lock-up agreements, the number of shares that will be available for sale in the public market under the provisions of Rules 144, 144(k) and 701, including certain shares issuable upon exercise of options, will be as follows: (i) 60,938 Restricted Shares will be eligible for sale immediately after the effective date of the Registration Statement; (ii) 60,938 additional Restricted Shares will be eligible for public resale beginning 90 days after the effective date of the Registration Statement; and (iii) 9,093,661 additional Restricted Shares (plus 355,775 shares of Common Stock issuable upon exercise of outstanding options) will be eligible for public resale beginning 180 days after the effective date of the Registration Statement, subject in some cases to the public information, volume, manner of sale and notice requirements of Rule 144 under the Securities Act. See "Description of Capital Stock" and "Shares Eligible for Future Sale." Except as described in "Shares Eligible for Future Sale" and "Underwriting," Hambrecht & Quist LLC does not have any agreements or understandings regarding the release of any securities from the prohibitions on sales and other dispositions imposed by these lock-up agreements. Hambrecht & Quist LLC, however, retains the right at any time and without notice to release from the scope of the lock-up restrictions all or any portion of the securities currently subject to such restrictions. The release of any securities from such prohibitions and the subsequent sale of such shares may have an adverse effect on the ability of the Company to raise capital and could adversely affect the market price of the Company's Common Stock. See "Shares Eligible for Future Sale" and "Underwriting."

    NO PRIOR PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE. Prior to this offering, there has been no public market for the Company's Common Stock, and there can be no assurance that an active public trading market for the Common Stock will develop or be sustained after the offering. The initial public offering price will be determined through negotiations between the Company, the Selling Stockholders and the representatives of the Underwriters based upon several factors and is not necessarily indicative of the market price at which the Common Stock of the Company will trade after this offering. The market prices for securities of technology companies have been highly volatile and the market has experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. Announcements of technological innovations or new products or service offerings by the Company or its competitors, developments concerning proprietary rights, domestic or international regulatory developments affecting the telecommunications industry, general market conditions, any shortfall in revenues or earnings from expected levels or other failures by the Company to meet expectations of securities analysts and other factors may have a significant impact on the market price of the Common Stock. In addition, the stock market has from time to time experienced significant price and volume fluctuations that have particularly affected the market prices for the common stocks of emerging growth companies and that have often been unrelated to the operating performance of such companies. These broad market fluctuations may adversely affect the market price of the Company's Common Stock. In the past, following periods of volatility in the market price of a particular company's securities, securities class action litigation has often been brought against that company. There can be no assurance that such litigation will not occur in the future with respect to the Company. Such litigation could result in substantial costs and a diversion of management's attention and resources, which could have a material adverse effect upon the Company's business, financial condition and results of operations. See "Underwriting."

    ANTI-TAKEOVER EFFECT OF NEVADA LAW AND CHARTER AND BYLAW PROVISIONS; AVAILABILITY OF PREFERRED STOCK FOR ISSUANCE. Nevada law and the Company's Articles of Incorporation and Bylaws contain provisions that could discourage a proxy contest or make more difficult the acquisition of a substantial block of the Company's Common Stock. In addition, the Board of Directors is authorized to issue, without stockholder approval, up to 5,000,000 shares of Preferred Stock with voting, conversion and other rights and preferences that may be superior to those of the Common Stock and that could adversely affect the voting power or other rights of the holders of Common Stock. The issuance of Preferred Stock or of rights to purchase Preferred Stock could be used to discourage an unsolicited acquisition proposal. See "Description of Capital Stock--Preferred Stock" and "--Nevada Anti-Takeover Statutes."

    IMMEDIATE AND SUBSTANTIAL DILUTION. Investors purchasing shares of Common Stock in this offering will incur immediate and substantial dilution in net tangible book value of the Common Stock of $7.19 per share (based on an assumed initial public offering price of $10.00). To the extent that currently outstanding options to purchase the Company's Common Stock are exercised, there will be further dilution. See "Dilution."

    FORWARD-LOOKING STATEMENTS. This Prospectus contains forward-looking statements, which may be deemed to include, but are not limited to, the Company's business strategy, timing of and plans for the introduction of new products, services and enhancements, plans for hiring additional personnel, timing of and plans for opening new offices and the adequacy of anticipated sources of cash, including the proceeds from this offering, to fund the Company's operations through the next 18 months. Words such as "believes," "anticipates," "plans," "expects," "intends" and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Actual results could differ materially from those projected in any forward-looking statements for the reasons detailed in other sections of this "Risk Factors" portion of the Prospectus, or elsewhere in this Prospectus. The Company assumes no obligation to update any forward-looking statement.

                                USE OF PROCEEDS

    The net proceeds to the Company from the sale of the 2,100,000 shares of Common Stock offered hereby are estimated to be approximately $18,486,000, after deducting underwriting discounts and commissions and estimated offering expenses. As a result of the delay in the Company's initial public offering, $769,000 in offering costs were charged to expense in the fourth quarter of fiscal 1998. The principal purposes of this offering are to obtain additional working capital, to establish a public market for the Company's Common Stock, to facilitate future access to public capital markets, to provide liquidity to existing stockholders, to provide increased visibility and credibility, to enhance the ability of the Company to acquire other businesses, products or technologies and to attract and retain key personnel.

    The net proceeds of this offering will be used for general corporate purposes, including working capital. Pending such uses, the proceeds will be invested in short-term, investment-grade, interest-bearing securities. A portion of the proceeds may also be used to acquire or invest in complementary businesses or products or to obtain the right to use complementary technologies. While from time to time the Company evaluates potential acquisitions of such businesses, products or technologies, there are no present understandings, commitments or agreements with respect to any acquisition of other businesses, products or technologies. The Company will not receive any of the proceeds from the sale of Common Stock by the Selling Stockholders. See "Risk Factors-- Broad Management Discretion over Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Principal and Selling Stockholders."

                                DIVIDEND POLICY

    The Company has never paid or declared any cash dividends. It is the present policy of the Company to retain earnings to finance its business and, therefore, the Company has not paid any cash dividends on its Common Stock to date and does not anticipate paying any dividends on its Common Stock in the foreseeable future.

                                 CAPITALIZATION

    The following table sets forth (i) the actual capitalization of the Company as of December 31, 1998, (ii) the pro forma capitalization after giving effect to the reclassification of $5.0 million of redeemable common stock, which will no longer be redeemable upon completion of this offering and (iii) the capitalization as adjusted to reflect the sale by the Company of 2,100,000 shares of common stock offered hereby at an assumed initial public offering price of $10.00 per share and the application of the estimated net proceeds therefrom. As a result of the delay in the Company's initial public offering, $769,000 in offering costs were charged to expense in the fourth quarter of fiscal 1998. Consequently, for purposes of calculating the pro forma, as adjusted data in the capitalization table below, the estimated net proceeds of this offering are $19,255,000. This table should be read in conjunction with the Consolidated Financial Statements and the Notes thereto included elsewhere in this Prospectus.

                                                                                        DECEMBER 31, 1998
                                                                              -------------------------------------
                                                                                                       PRO FORMA,
                                                                                                           AS
                                                                               ACTUAL     PRO FORMA    ADJUSTED(1)
                                                                              ---------  -----------  -------------
                                                                                         (IN THOUSANDS)
Redeemable Common Stock, 500,000 shares actual, no shares pro forma and pro
  forma as adjusted.........................................................  $   5,000   $      --     $      --
                                                                              ---------  -----------  -------------

Stockholders' equity:
    Preferred stock, $0.001 par value, 5,000,000 shares authorized;
      none issued and outstanding...........................................         --          --            --
    Common stock, $0.001 par value, 40,000,000 shares authorized, 9,968,037 issued and outstanding actual; 10,468,037 shares issued and outstanding pro forma; 12,568,037 shares issued and outstanding pro
      forma as adjusted(1)..................................................         10          11            13
    Additional paid-in capital..............................................         17       1,081        20,334
    Deferred compensation...................................................       (559)       (559)         (559)
    Retained earnings.......................................................     11,947      15,882        15,882
    Cumulative translation adjustment.......................................         (8)         (8)           (8)
    Treasury stock..........................................................       (300)       (300)         (300)
                                                                              ---------  -----------  -------------
      Total stockholders' equity............................................     11,107      16,107        35,362
                                                                              ---------  -----------  -------------
        Total capitalization................................................  $  16,107   $  16,107     $  35,362
                                                                              ---------  -----------  -------------
                                                                              ---------  -----------  -------------

------------------------

(1) Excludes 692,733 shares of Common Stock issuable upon exercise of outstanding options as of December 31, 1998 at a weighted average exercise price of $1.14 per share and an aggregate of 2,849,107 shares reserved for future grant under the Company's Stock Plans. See "Management--Stock Plans" and Note 6 of Notes to Consolidated Financial Statements.

                                    DILUTION

    As of December 31, 1998, the Company had a pro forma net tangible book value of approximately $16,107,000 or approximately $1.54 per share of Common Stock. Pro forma net tangible book value per share represents the amount of total tangible assets less total liabilities divided by the number of shares of Common Stock outstanding, after giving effect to reclassification of $5 million of redeemable common stock which will no longer be redeemable upon completion of this offering. After giving effect to the receipt by the Company of the net proceeds from the sale of 2,100,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $10.00 per share, the pro forma net tangible book value of the Company as of December 31, 1998 would have been approximately $35,362,000 or approximately $2.81 per share. (1) This represents an immediate increase in pro forma net tangible book value per share of $1.27 to existing stockholders and an immediate dilution of $7.19 per share to new investors. The following table sets forth this per share dilution:

    Assumed initial public offering price per share..........................             $   10.00
      Pro forma net tangible book value per share as of December 31, 1998....  $    1.54
      Increase per share attributable to new investors.......................       1.27(1)
                                                                               ---------
    Pro forma net tangible book value per share after the offering...........                  2.81(1)
                                                                                          ---------
    Dilution per share to new investors......................................             $    7.19(1)
                                                                                          ---------
                                                                                          ---------

    The following table summarizes, on a pro forma basis as of December 31, 1998, the differences between existing stockholders and new investors with respect to the number of shares of Common Stock purchased from the Company, the total consideration paid and average price per share paid:

                                                        SHARES PURCHASED         TOTAL CONSIDERATION       AVERAGE
                                                   --------------------------  ------------------------   PRICE PER
                                                      NUMBER       PERCENT        AMOUNT       PERCENT      SHARE
                                                   ------------  ------------  -------------  ---------  -----------
    Existing Stockholders(2).....................    10,468,037          83.3% $     287,000        1.3%  $     .03
    New Investors(2).............................     2,100,000          16.7     21,000,000       98.7       10.00
                                                   ------------  ------------  -------------  ---------
            Total................................    12,568,037         100.0% $  21,287,000      100.0%
                                                   ------------  ------------  -------------  ---------
                                                   ------------  ------------  -------------  ---------

    The above calculations assume no exercise of stock options after December 31, 1998. As of December 31, 1998, there were options outstanding to purchase 692,733 shares of Common Stock under the Company's 1989 Stock Option Plan, 1998 Stock Option Plan and the UK Executive Share Option Scheme at a weighted average exercise price of $1.14 per share and an aggregate of 2,849,107 shares remained available for future grant under the Company's Stock Plans. To the extent outstanding options are exercised, or shares reserved for future option grants are issued, there will be further dilution to new investors. See "Management--Stock Plans" and Note 4 of Notes to Consolidated Financial Statements.

------------------------

(1) As a result of the delay in the Company's initial public offering, $769,000 in offering costs were charged to expense in the fourth quarter of fiscal 1998. Consequently, for purposes of calculating the pro forma net tangible book value per share after offering and the dilution per share to new investors, the estimated net proceeds are $19,255,000.

(2) Sales by the Selling Stockholders in this offering will reduce the number of shares held by existing stockholders to 9,215,537 shares, or approximately 73.3% of the total shares of Common Stock after the offering (8,712,662 shares or approximately 69.3% if the Underwriters over-allotment option is exercised in full), and will increase the number of shares held by new investors to 3,352,500, or approximately 26.7% (3,855,375 shares or approximately 30.7% if the Underwriters over-allotment option is exercised in full) of the total shares of Common Stock outstanding after the offering. See "Principal and Selling Stockholders."

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following selected financial data is qualified by reference to and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus. The consolidated statements of income for the fiscal years ended September 30, 1996, 1997 and 1998 and the consolidated balance sheets at September 30, 1997 and 1998, are derived from, and are qualified by reference to, the audited Consolidated Financial Statements included elsewhere herein. The consolidated balance sheet data at September 30, 1995 and 1996 are derived from audited financial statements of the Company not included herein. The consolidated statement of income for the fiscal year ended September 30, 1994 and the consolidated balance sheet data at September 30, 1994 are derived from unaudited financial statements of the Company not included herein. The selected historical financial data set forth below for the three-month periods ended December 31, 1997 and 1998 were derived from unaudited consolidated financial statements of the Company included elsewhere in this Prospectus. In the opinion of management, the unaudited consolidated financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for these periods. The results for an interim period are not necessarily indicative of the results to be expected for the full fiscal year.

                                                                                                                 THREE MONTHS
                                                                                                              ENDED DECEMBER 31,
                                                                 FISCAL YEAR ENDED SEPTEMBER 30,
                                                      -----------------------------------------------------  --------------------
                                                        1994       1995       1996       1997       1998       1997       1998
                                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENTS OF INCOME DATA:
  Revenues:
    Product sales...................................  $   3,147  $   5,857  $   7,690  $  11,519  $  15,833  $   2,853  $   4,524
    Services........................................        669      1,012      1,562      1,833      2,373        593        705
                                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------
      Total revenues................................      3,816      6,869      9,252     13,352     18,206      3,446      5,229
                                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Cost of revenues:
    Product sales...................................        674        804      1,103      1,576      1,852        310        611
    Services........................................        142        132        246        344        564        110        189
                                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------
      Total cost of revenues........................        816        936      1,349      1,920      2,416        420        800
                                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Gross profit......................................      3,000      5,933      7,903     11,432     15,790      3,026      4,429
                                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Operating expenses:
    Research and development........................        504        697        908      1,419      2,001        414        553
    Sales and marketing.............................        719      1,300      1,881      2,550      3,242        670      1,192
    General and administrative......................        370        889      1,384      2,063      2,188        450        579
    Offering costs..................................         --         --         --         --        769         --         --
                                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------
      Total operating expenses......................      1,593      2,886      4,173      6,032      8,200      1,534      2,324
                                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Operating income..................................      1,407      3,047      3,730      5,400      7,590      1,492      2,105
  Interest income...................................         85        224        269        380        594        114        151
  Other income (expense)............................          5        126       (209)        (6)      (263)      (100)      (166)
                                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Income before taxes...............................      1,497      3,397      3,790      5,774      7,921      1,506      2,090
  Provision for taxes...............................        522      1,225      1,502      2,436      3,396        646        899
                                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Net income........................................  $     975  $   2,172  $   2,288  $   3,338      4,525  $     860  $   1,191
                                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Earnings per share(1):
    Basic...........................................  $    0.10  $    0.23  $    0.24  $    0.35  $    0.44  $    0.08  $    0.11
                                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Diluted.........................................  $    0.10  $    0.22  $    0.22  $    0.31  $    0.41  $    0.08  $    0.11
                                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Weighted average shares:
    Basic...........................................      9,569      9,581      9,621      9,630     10,369     10,163     10,517
    Diluted.........................................      9,701     10,058     10,301     10,605     10,940     10,809     10,953

                                                                             SEPTEMBER 30,
                                                         -----------------------------------------------------  DECEMBER 31,
                                                           1994       1995       1996       1997       1998         1998
                                                         ---------  ---------  ---------  ---------  ---------  -------------
                                                                            (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
  Cash and cash equivalents............................  $   2,903  $   5,438  $   7,171  $  10,672  $  15,229    $  13,759
  Working capital......................................      2,238      4,260      6,496      9,698     14,006       14,988
  Total assets.........................................      3,289      6,760      9,542     14,035     19,495       19,658
  Redeemable common stock(2)...........................         --         --         --         --      5,000        5,000
  Total stockholders' equity...........................      2,398      4,557      6,832     10,170     10,150       11,107

------------------------------
(1) See Note 1 of Notes to Consolidated Financial Statements for the method used to calculate earnings per share.

(2) See Note 5 of Notes to Consolidated Financial Statements.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION AND ANALYSIS SHOULD BE READ IN CONJUNCTION WITH "SELECTED CONSOLIDATED FINANCIAL DATA" AND THE COMPANY'S CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO INCLUDED ELSEWHERE IN THIS PROSPECTUS. THE FOLLOWING DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES, INCLUDING WITHOUT LIMITATION, STATEMENTS OF THE COMPANY'S PLANS, OBJECTIVES, EXPECTATIONS AND INTENTIONS. THE CAUTIONARY STATEMENTS MADE IN THIS PROSPECTUS SHOULD BE READ AS BEING APPLICABLE TO ALL RELATED FORWARD-LOOKING STATEMENTS WHEREVER THEY MAY APPEAR IN THIS PROSPECTUS. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED OR IMPLIED BY THE FORWARD-LOOKING STATEMENTS DISCUSSED HERE. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES ARE DISCUSSED IN "RISK FACTORS," AS WELL AS ELSEWHERE HEREIN.

OVERVIEW

    Catapult Communications Corporation ("Catapult" or the "Company") designs, develops, manufactures, markets and supports an advanced software-based digital telecommunications test system offering an integrated suite of testing applications for equipment manufacturers and network operators. The Company introduced the Digital Communications Tester (the "DCT") in 1985. Catapult maintains an extensive library of software modules that support more than 100 variants of approximately 30 protocols. The DCT system performs simulation, load and stress testing, feature verification, conformance testing and monitoring. The DCT system consists of advanced software and hardware running on a third-party UNIX-based workstation. In addition, the Company offers customer support under software support contracts, as well as installation and training.

    The Company's revenues are derived from product sales, which include both licenses of the DCT system software and sales of hardware, and from services, which includes customer support under software support contracts, as well as installation and training. Prices for the DCT system vary widely depending upon overall system configuration, including the number and type of software protocol modules and the number of physical interfaces required by the customer. A DCT system sale typically ranges in price from approximately $50,000 to $150,000. In addition to the initial system purchase, customers also may upgrade their systems by purchasing additional software protocol modules and hardware. Customers have the option to purchase a third-party workstation from Catapult or provide a workstation to the Company for configuration. Revenues from product sales are recognized upon shipment to the customer, provided that no significant obligations on the part of the Company remain and collection is considered probable.

    The Company offers product warranties for various lengths of time, depending on the product and country of purchase or operation. Customers may elect to purchase an annual software support contract, which includes both ongoing technical support and any new software releases made available during the term of the support contract. These software releases include protocol variants for protocols already purchased by the customer. Revenues from software support contracts are recognized ratably over the contract period, which is generally one year. New customers typically purchase onsite installation and training, which are charged on a fixed-price basis and recognized as the services are performed.

    The Company's overall gross margin is a result of gross margin on product sales, gross margin on services and the relative percentages of revenues from sales of products and services. Gross margin on services has declined each fiscal year since fiscal 1995, from 87% for fiscal 1995 to 76% for fiscal 1998. This decline has been offset by an increase in gross margin on product sales from 86% to 88% over these same periods. In addition, the relative contribution of services revenue to total revenues varied over these same periods from 15% in fiscal 1995 to 13% in fiscal 1998. Although the Company's overall gross margins were relatively constant over the last three fiscal years, gross margin declined from 88% for the three months ended December 31, 1997 to 85% for the three months ended December 31, 1998 due to changes in product mix and increases in support personnel. To date, the declining margin on services revenues has not materially affected the Company's overall business strategy.

    The Company derives a majority of its total revenues from international customers. These revenues constituted approximately 55%, 53%, 72% and 69% of total revenues for fiscal 1996, 1997 and 1998 and the three months ended December 31, 1998, respectively. The Company expects that international sales will continue to account for a significant portion of its revenues in future periods. Most of the Company's international sales, including its sales in Japan, are denominated in local currencies. Although the Company currently engages in hedging transactions with respect to receivables resulting from certain intercompany sales, there can be no assurance that the Company will continue to do so or that its hedging activities will be successful. Fluctuations in foreign currency exchange rates may contribute to fluctuations in the Company's operating results. For example, changes in foreign currency exchange rates could adversely affect the Company's revenues, net income, earnings per share and cash flow from operations. Similarly, such fluctuations may cause the Company to raise prices, which could affect demand for the Company's products and services. International sales are also subject to a number of inherent risks, such as longer customer payment cycles, greater difficulty in accounts receivable collection, tariffs and other trade barriers. During the last two fiscal years a significant portion of the Company's sales has been to customers in Japan. If economic conditions in Japan continue to deteriorate to a significant extent, the Company's business, financial condition and results of operations could be materially adversely affected. In addition, if exchange or price controls or other restrictions are imposed in countries in which the Company does business, the Company's business, financial condition and results of operations would be materially adversely affected. See "Risk Factors--Risks Associated with International Sales and Operations; Foreign Exchange Risk" and "--Foreign Exchange Risk."

    Revenues from the Company's top four customers represented approximately 54%, 60% and 73% of total revenues in fiscal 1996, 1997 and 1998, respectively. The Company's largest customer over this period has been Motorola, which accounted for approximately 23%, 28% and 15% of total revenues in fiscal 1996, 1997 and 1998, respectively. Total sales to Motorola were approximately $2.2 million, $3.8 million and $2.9 million in these same periods. In the three months ended December 31, 1998, the Company's top four customers represented approximately 77% of total revenues. These customers, NTT, Motorola, NEC and Marconi, accounted for approximately 27%, 22%, 20% and 7% of total revenues, respectively, in that period. Total sales to Motorola were approximately $1.2 million in the same period. The Company's four largest customers in fiscal 1998 were NTT, NEC, Motorola and Lucent, which accounted for approximately 24%, 21%, 15% and 12% of total revenues, respectively. Separate engineering groups of the same customer at different locations generally make independent decisions to purchase the Company's products. The Company expects that it will continue to depend upon a relatively limited number of customers for substantially all of its revenues in future periods, although no customer is presently obligated either to purchase a specific amount of products or to provide the Company with binding forecasts of purchases for any period. The loss of a major customer or the reduction, delay or cancellation of orders from one or more of the Company's significant customers could materially adversely affect the Company's business, financial condition and results of operations. See "Risk Factors--Dependence on Limited Number of Customers."

RESULTS OF OPERATIONS

    The following table sets forth, for the periods indicated, the percentage relationship of certain items from the Company's consolidated statements of income to total revenues.

                                                                                      PERCENTAGE OF TOTAL REVENUES
                                                                          -----------------------------------------------------
                                                                                                            THREE MONTHS ENDED
                                                                          FISCAL YEAR ENDED SEPTEMBER 30,
                                                                                                               DECEMBER 31,
                                                                          -------------------------------  --------------------
                                                                            1996       1997       1998       1997       1998
                                                                          ---------  ---------  ---------  ---------  ---------
  Revenues:
    Product sales.......................................................       83.1%      86.3%      87.0%      82.8%      86.5%
    Services............................................................       16.9       13.7       13.0       17.2       13.5
                                                                          ---------  ---------  ---------  ---------  ---------
      Total revenues....................................................      100.0      100.0      100.0      100.0      100.0
                                                                          ---------  ---------  ---------  ---------  ---------

  Cost of revenues:
    Product sales.......................................................       11.9       11.8       10.2        9.0       11.7
    Services............................................................        2.7        2.6        3.1        3.2        3.6
                                                                          ---------  ---------  ---------  ---------  ---------
      Total cost of revenues............................................       14.6       14.4       13.3       12.2       15.3
                                                                          ---------  ---------  ---------  ---------  ---------

  Gross profit..........................................................       85.4       85.6       86.7       87.8       84.7
                                                                          ---------  ---------  ---------  ---------  ---------

  Operating expenses:
    Research and development............................................        9.8       10.6       11.0       12.0       10.6
    Sales and marketing.................................................       20.3       19.1       17.8       19.4       22.8
    General and administrative..........................................       15.0       15.5       12.0       13.1       11.0
    Offering costs......................................................     --         --            4.2     --         --
                                                                          ---------  ---------  ---------  ---------  ---------
      Total operating expenses..........................................       45.1       45.2       45.0       44.5       44.4
                                                                          ---------  ---------  ---------  ---------  ---------
  Operating income......................................................       40.3       40.4       41.7       43.3       40.3
  Interest income.......................................................        2.9        2.8        3.3        3.3        2.9
  Other income (expense)................................................       (2.3)    --           (1.5)      (2.9)      (3.2)
                                                                          ---------  ---------  ---------  ---------  ---------
  Income before taxes...................................................       40.9       43.2       43.5       43.7       40.0
  Provision for taxes...................................................       16.2       18.2       18.6       18.7       17.2
                                                                          ---------  ---------  ---------  ---------  ---------
  Net income............................................................       24.7%      25.0%      24.9%      25.0%      22.8%
                                                                          ---------  ---------  ---------  ---------  ---------
                                                                          ---------  ---------  ---------  ---------  ---------
  Gross margin on product sales.........................................       85.7%      86.3%      88.3%      89.1%      86.5%
                                                                          ---------  ---------  ---------  ---------  ---------
                                                                          ---------  ---------  ---------  ---------  ---------
  Gross margin on services..............................................       84.3%      81.2%      76.2%      81.5%      73.2%
                                                                          ---------  ---------  ---------  ---------  ---------
                                                                          ---------  ---------  ---------  ---------  ---------

THREE MONTHS ENDED DECEMBER 31, 1997 AND 1998

    REVENUES. Revenues increased by approximately 52% from $3.4 million for the three months ended December 31, 1997 to $5.2 million for the three months ended December 31, 1998. Over the same period, product sales increased by approximately 59% from $2.9 million to $4.5 million, and services revenue increased by approximately 19% from $593,000 to $705,000. The increase in product sales was primarily attributable to increased system sales to customers in Japan. The increase in services revenue was primarily due to sales of software support contracts associated with new system sales as well as contract renewals. Services revenue will vary depending in part on the relative contribution of each sales region. In Japan, the Company has historically received lower services revenue in proportion to its product sales, principally due to market factors affecting the pricing of such services.

    COST OF REVENUES. Cost of product sales consists of the costs of board assembly by independent contractors, purchased components, payroll and benefits for personnel in product testing, purchasing, shipping and inventory management, as well as supplies, media and freight. Cost of services consists primarily of the costs of payroll and benefits for customer support personnel, installation and training. Cost of product sales increased from

$310,000 for the three months ended December 31, 1997 to $611,000 for the three months ended December 31, 1998. Product sales increased by approximately 59% during the three months ended December 31, 1998 compared to the three months ended December 31, 1997 while the cost of product sales increased by 97%. As a result, gross margin decreased from 89.1% for the three months ended December 31, 1997 to 86.5% for the three months ended December 31, 1998, due primarily to a lower proportion of sales of higher margin proprietary products, such as MPI cards, during the three months ended December 31, 1998 compared to the three months ended December 31, 1997. Cost of services increased by approximately 72% from $110,000 for the three months ended December 31, 1997 to $189,000 for the three months ended December 31, 1998 due to personnel additions. Gross margin on services decreased from 81.5% for the three months ended December 31, 1997 to 73.2% for the three months ended December 31, 1998 as the Company added support personnel in anticipation of increased sales. Gross margin on services will vary depending in part on the amount of sales to Japan, where the Company has historically generated lower margins on services revenue due to market factors affecting pricing.

    RESEARCH AND DEVELOPMENT. Research and development expenses consist primarily of the costs of payroll and benefits for engineers, equipment and consulting services. The Company's policy is to evaluate software development projects for technological feasibility to determine if they meet capitalization requirements. To date, all software development costs have been expensed as research and development expenses as incurred. Research and development expenses increased by approximately 34% from $414,000 for the three months ended December 31, 1997 to $553,000 for the three months ended December 31, 1998. As a percentage of total revenues, research and development expenses decreased from 12.0% to 10.6% over the same period. Research and development expenses increased in absolute dollars due primarily to an increase in engineering personnel. The Company expects that research and development expenses will increase in absolute dollars for the foreseeable future as the Company intends to continue to invest in product development.

    SALES AND MARKETING. Sales and marketing expenses consist primarily of the costs of payroll, benefits, commissions and bonuses, and travel and promotional expenses, such as brochures and trade shows. Sales and marketing expenses increased from $670,000 for the three months ended December 31, 1997 to $1.2 million for the three months ended December 31, 1998. As a percentage of total revenues, sales and marketing expenses increased from 19.4% for the three months ended December 31, 1997 to 22.8% for the three months ended December 31, 1998. These increases were due primarily to an overall increase in personnel. The Company expects that sales and marketing expenses will increase in absolute dollars for the foreseeable future as the Company intends to invest in its sales and marketing capabilities.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses include costs associated with the Company's general management, human resources and finance functions. General and administrative expenses increased 29% from $450,000 for the three months ended December 31, 1997 to $579,000 for the three months ended December 31, 1998 due primarily to an overall increase in personnel and deferred compensation expense. As a percentage of total revenues, general and administrative expenses decreased from 13.1% to 11.0% over the same period. The Company anticipates hiring additional administrative personnel and incurring additional costs as a public company, including directors' and officers' liability insurance, investor relations programs and professional services fees. Accordingly, the Company anticipates that general and administrative expenses will increase for the foreseeable future.

    In the three months ended December 31, 1998, the Company recorded amortization of deferred compensation expense of $50,000 related to the issuance of options to purchase the Company's Common Stock at exercise prices subsequently deemed to be below fair market value. Total compensation expense related to options granted in fiscal 1997 and 1998 aggregated $805,000, which will be amortized to general and administrative expense over the respective four-year vesting periods of the options. At December 31, 1998, approximately $559,000 of deferred compensation expense remained to be amortized at a rate not exceeding $50,000 per quarter.

    INTEREST INCOME. Interest income consists primarily of interest earned on cash balances. Interest income increased from $114,000 for the three months ended December 31, 1997 to $151,000 for the three months ended December 31, 1998 due to an increase in the Company's cash and cash equivalent balances and short-term investments.

    OTHER INCOME (EXPENSE). Other income (expense) represents gains and losses from fluctuations in exchange rates on transactions denominated in foreign currencies and other miscellaneous expenses. Other expense was $100,000 for the three months ended December 31, 1997 and $166,000 for the three months ended December 31, 1998 due to exchange losses related to transactions denominated in foreign currencies.

    PROVISION FOR INCOME TAXES. Provision for income tax consists of federal, state and international income taxes. The Company's effective tax rate was 42.9% for the three months ended December 31, 1997 and 43.0% for the three months ended December 31, 1998. These tax rates primarily reflect the significant percentage of revenues derived by the Company from international operations, particularly its operations in Japan, which has a relatively high tax rate. The Company expects that its future tax rate may vary depending in part on the relative income contribution by its domestic and foreign operations.

FISCAL YEARS ENDED SEPTEMBER 30, 1997 AND 1998

    REVENUES. Revenues increased by approximately 36% from $13.4 million in fiscal 1997 to $18.2 million in fiscal 1998. Over the same period, product sales increased by approximately 37% from $11.5 million in fiscal 1997 to $15.8 million in fiscal 1998. Services revenue increased by approximately 29% from $1.8 million in fiscal 1997 to $2.4 million in fiscal 1998. The increase in product sales was primarily attributable to increased system sales to international customers as well as increased sales of the Company's MPI cards. The increase in services revenue was primarily due to sales of software support contracts associated with new system sales as well as contract renewals. Services revenue will vary depending in part on the relative contributions of each sales region. In Japan, the Company has historically received lower services revenue in proportion to its product sales, principally due to market factors affecting the pricing of such services.

    COST OF REVENUES. Cost of product sales increased by approximately 18% from $1.6 million for fiscal 1997 to $1.9 million in fiscal 1998. Gross margin on product sales increased from 86.3% for fiscal 1997 to 88.3% in fiscal 1998. This increase was due primarily to a significantly higher proportion of higher margin international sales and to increased sales of higher margin proprietary products, such as MPI cards, in fiscal 1998. Cost of services increased by approximately 64% from $344,000 for fiscal 1997 to $564,000 for fiscal 1998 due to personnel additions. Gross margin on services decreased from 81.2% for fiscal 1997 to 76.2% for fiscal 1998 as the Company added support personnel in anticipation of increased sales. Gross margin on services will vary depending in part on the amount of sales to Japan, where the Company has historically generated lower margins on services revenue due to market factors affecting pricing.

    RESEARCH AND DEVELOPMENT. Research and development expenses increased by approximately 41% from $1.4 million for fiscal 1997 to $2.0 million in 1998. As a percentage of total revenues, research and development expenses increased slightly from 10.6% to 11.0% over the same period. These increases were due primarily to an increase in engineering personnel.

    SALES AND MARKETING. Sales and marketing expenses increased by approximately 27% from $2.6 million for fiscal 1997 to $3.2 million in fiscal 1998 as the Company hired additional personnel. As a percentage of total revenues, sales and marketing expenses decreased from 19.1% for fiscal 1997 to 17.8% in fiscal 1998.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses increased slightly from $2.1 million for fiscal 1997 to $2.2 million in fiscal 1998. As a percentage of total revenues, general and administrative expenses decreased from 15.5% to 12.0% over the same period. This percentage decrease was due primarily to a decrease of approximately $500,000 in executive bonuses, offset in part by personnel additions, settlement of a claim (see

"Certain Transactions") and $176,000 of deferred compensation expense related to employee stock option grants.

    OFFERING COSTS. In fiscal 1998, the Company expensed $769,000 of costs related to its delayed initial public offering. There were no such costs in the comparable period of fiscal 1997.

    INTEREST INCOME. Interest income increased from $380,000 for fiscal 1997 to $594,000 in fiscal 1998 due to an increase in the Company's cash and cash equivalent balances and short-term investments.

    OTHER INCOME (EXPENSE). Other expense was $6,000 for fiscal 1997 and was $263,000 in fiscal 1998, due to exchange losses related to transactions denominated in foreign currencies.

    PROVISION FOR INCOME TAXES. The Company's effective tax rate was 42.2% in fiscal 1997 and 42.9% in fiscal 1998. The increase in the tax rate primarily reflects the higher percentage of revenues derived by the Company from international operations in fiscal 1998, particularly its operations in Japan, which has a relatively higher tax rate.

FISCAL YEARS ENDED SEPTEMBER 30, 1996 AND 1997

    REVENUES. Revenues increased by approximately 44% from $9.3 million in fiscal 1996 to $13.4 million in fiscal 1997. Over this period, product sales increased by approximately 50% from $7.7 million in fiscal 1996 to $11.5 million in fiscal 1997. The increase in product sales was primarily attributable to increased sales to an expanded customer base in Japan and North America as well as sales of the Company's MPI cards, which were introduced in late fiscal 1996. Services revenue increased by approximately 17% from $1.6 million in fiscal 1996 to $1.8 million in fiscal 1997 due primarily to sales of software support contracts associated with new system sales as well as contract renewals.

    COST OF REVENUES. Cost of product sales increased by approximately 43% from $1.1 million in fiscal 1996 to $1.6 million in fiscal 1997. Gross margin on product sales increased slightly from 85.7% for fiscal 1996 to 86.3% for fiscal 1997 due primarily to increased sales of higher margin MPI cards, offset in part by an increase in sales of lower margin workstations. Cost of services increased by approximately 40% from $246,000 in fiscal 1996 to $344,000 in fiscal 1997 due to personnel additions. Gross margin on services decreased from 84.3% in fiscal 1996 to 81.2% in fiscal 1997, reflecting increased lower margin services revenue from customers in Japan and the addition of support personnel in anticipation of increased sales.

    RESEARCH AND DEVELOPMENT. Research and development expenses increased by approximately 56% from $908,000 in fiscal 1996 to $1.4 million in fiscal 1997. Research and development expenses as a percentage of total revenues increased from 9.8% in fiscal 1996 to 10.6% in fiscal 1997. These increases in research and development expenses were due primarily to an increase in engineering personnel.

    SALES AND MARKETING. Sales and marketing expenses increased by approximately 36% from $1.9 million in fiscal 1996 to $2.6 million in fiscal 1997. Sales and marketing expenses as a percentage of total revenues decreased from 20.3% in fiscal 1996 to 19.1% in fiscal 1997. Sales and marketing expenses increased in absolute dollars due primarily to personnel additions to staff the sales office in Japan and higher bonus payments to the Company's sales force in fiscal 1997.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses increased by approximately 49% from $1.4 million in fiscal 1996 to $2.1 million in fiscal 1997. General and administrative expenses as a percentage of total revenues increased from 15.0% in fiscal 1996 to 15.5% in fiscal 1997. These increases in general and administrative expenses were due primarily to an increase of $550,000 in executive bonuses and two personnel additions in fiscal 1997.

    INTEREST INCOME. Interest income increased from $269,000 in fiscal 1996 to $380,000 in fiscal 1997, reflecting an increase in the Company's cash and cash equivalent balances and short-term investments.

    OTHER INCOME (EXPENSE). Other expense was $209,000 in fiscal 1996 and $6,000 in fiscal 1997, consisting primarily of exchange losses related to transactions denominated in foreign currencies.

    PROVISION FOR INCOME TAXES. The Company's effective tax rate was 39.6% in fiscal 1996 and 42.2% in fiscal 1997. The increase in the tax rate primarily reflects the higher percentage of revenues derived by the Company from international operations in fiscal 1997, particularly its operations in Japan, which has a relatively high tax rate.

SELECTED QUARTERLY RESULTS OF OPERATIONS

    The following table sets forth certain unaudited consolidated statements of income data for each of the nine quarters through the quarter ended December 31, 1998, as well as such data expressed as a percentage of total revenues for the periods indicated. This unaudited quarterly information has been prepared on the same basis as the audited Consolidated Financial Statements and Notes thereto contained herein and, in management's opinion, includes all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the information for the quarters presented when read in conjunction with the Company's annual audited Consolidated Financial Statements and Notes thereto presented elsewhere in this Prospectus. The results of operations for any quarter are not necessarily indicative of results for any subsequent period or for the entire fiscal year.

                                                                           QUARTER ENDED
                                 --------------------------------------------------------------------------------------------------
                                 DEC. 31,   MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,
                                   1996       1997       1997       1997        1997       1998       1998       1998        1998
                                 --------   --------   --------   ---------   --------   --------   --------   ---------   --------
                                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENTS OF
 INCOME DATA:
Revenues:
  Product sales................  $ 4,384    $ 2,333    $ 2,856     $ 1,946    $ 2,853    $ 4,440    $ 4,092     $ 4,448    $ 4,524
  Services.....................      483        444        407         499        593        573        529         678        705
                                 --------   --------   --------   ---------   --------   --------   --------   ---------   --------
    Total revenues.............    4,867      2,777      3,263       2,445      3,446      5,013      4,621       5,126      5,229
                                 --------   --------   --------   ---------   --------   --------   --------   ---------   --------
Cost of revenues:
  Product sales................      652        250        364         310        310        379        569         594        611
  Services.....................       87         82         82          93        110        129        150         175        189
                                 --------   --------   --------   ---------   --------   --------   --------   ---------   --------
    Total cost of revenues.....      739        332        446         403        420        508        719         769        800
                                 --------   --------   --------   ---------   --------   --------   --------   ---------   --------
Gross profit...................    4,128      2,445      2,817       2,042      3,026      4,505      3,902       4,357      4,429
                                 --------   --------   --------   ---------   --------   --------   --------   ---------   --------
Operating expenses:
  Research and development.....      324        359        387         349        414        471        534         582        553
  Sales and marketing..........      624        583        622         721        670        677        847       1,048      1,192
  General and administrative...      530        475        510         548        450        597        549         592        579
  Offering costs...............       --         --         --          --         --         --         --         769         --
                                 --------   --------   --------   ---------   --------   --------   --------   ---------   --------
    Total operating expenses...    1,478      1,417      1,519       1,618      1,534      1,745      1,930       2,991      2,324
                                 --------   --------   --------   ---------   --------   --------   --------   ---------   --------
Operating income...............    2,650      1,028      1,298         424      1,492      2,760      1,972       1,366      2,105
Interest income................       81         88        106         105        114        135        168         177        151
Other income (expense).........      (55)       (95)       153          (9)      (100)       (37)      (166)         40       (166)
                                 --------   --------   --------   ---------   --------   --------   --------   ---------   --------
Income before taxes............    2,676      1,021      1,557         520      1,506      2,858      1,974       1,583      2,090
Provision for taxes............    1,129        431        657         219        646      1,226        849         675        899
                                 --------   --------   --------   ---------   --------   --------   --------   ---------   --------
Net income.....................  $ 1,547    $   590    $   900     $   301    $   860    $ 1,632    $ 1,125     $   908    $ 1,191
                                 --------   --------   --------   ---------   --------   --------   --------   ---------   --------
                                 --------   --------   --------   ---------   --------   --------   --------   ---------   --------
Earnings per share(1):
  Basic........................  $  0.16    $  0.06    $  0.09     $  0.03    $  0.08    $  0.16    $  0.11     $  0.09    $  0.11
                                 --------   --------   --------   ---------   --------   --------   --------   ---------   --------
                                 --------   --------   --------   ---------   --------   --------   --------   ---------   --------
  Diluted......................  $  0.15    $  0.06    $  0.08     $  0.03    $  0.08    $  0.15    $  0.10     $  0.08    $  0.11
                                 --------   --------   --------   ---------   --------   --------   --------   ---------   --------
                                 --------   --------   --------   ---------   --------   --------   --------   ---------   --------
Weighted average shares:
  Basic........................    9,630      9,630      9,630       9,630     10,163     10,398     10,424      10,492     10,517
  Diluted......................   10,332     10,667     10,697      10,724     10,809     10,925     10,933      11,095     10,953


                                                                 AS A PERCENTAGE OF TOTAL REVENUES
                                 --------------------------------------------------------------------------------------------------
                                 DEC. 31,   MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,
                                   1996       1997       1997       1997        1997       1998       1998       1998        1998
                                 --------   --------   --------   ---------   --------   --------   --------   ---------   --------
Revenues:
  Product sales................     90.1%      84.0%      87.5%       79.6%      82.8%      88.6%      88.6%       86.8%      86.5%
  Services.....................      9.9       16.0       12.5        20.4       17.2       11.4       11.4        13.2       13.5
                                 --------   --------   --------   ---------   --------   --------   --------   ---------   --------
    Total revenues.............    100.0      100.0      100.0       100.0      100.0      100.0      100.0       100.0      100.0
                                 --------   --------   --------   ---------   --------   --------   --------   ---------   --------
Cost of revenues:
  Product sales................     13.4        9.0       11.2        12.7        9.0        7.5       12.3        11.6       11.7
  Services.....................      1.8        3.0        2.5         3.8        3.2        2.6        3.2         3.4        3.6
                                 --------   --------   --------   ---------   --------   --------   --------   ---------   --------
    Total cost of revenues.....     15.2       12.0       13.7        16.5       12.2       10.1       15.5        15.0       15.3
                                 --------   --------   --------   ---------   --------   --------   --------   ---------   --------
Gross profit...................     84.8       88.0       86.3        83.5       87.8       89.9       84.5        85.0       84.7
                                 --------   --------   --------   ---------   --------   --------   --------   ---------   --------
Operating expenses:
  Research and development.....      6.7       12.9       11.8        14.3       12.0        9.4       11.6        11.4       10.6
  Sales and marketing..........     12.8       21.0       19.1        29.5       19.4       13.5       18.3        20.4       22.8
  General and administrative...     10.9       17.1       15.6        22.4       13.1       11.9       11.9        11.5       11.0
  Offering costs...............       --         --         --          --         --         --         --        15.0         --
                                 --------   --------   --------   ---------   --------   --------   --------   ---------   --------
    Total operating expenses...     30.4       51.0       46.5        66.2       44.5       34.8       41.8        58.3       44.4
                                 --------   --------   --------   ---------   --------   --------   --------   ---------   --------
Operating income...............     54.4       37.0       39.8        17.3       43.3       55.1       42.7        26.7       40.3
Interest income................      1.7        3.2        3.2         4.3        3.3        2.7        3.6         3.5        2.9
Other income (expense).........     (1.1)      (3.4)       4.7        (0.3)      (2.9)      (0.8)      (3.6)        0.7       (3.2)
                                 --------   --------   --------   ---------   --------   --------   --------   ---------   --------
Income before taxes............     55.0       36.8       47.7        21.3       43.7       57.0       42.7        30.9       40.0
Provision for taxes............     23.2       15.5       20.1         9.0       18.7       24.4       18.4        13.2       17.2
                                 --------   --------   --------   ---------   --------   --------   --------   ---------   --------
Net income.....................     31.8%      21.3%      27.6%       12.3%      25.0%      32.6%      24.3%       17.7%      22.8%
                                 --------   --------   --------   ---------   --------   --------   --------   ---------   --------
                                 --------   --------   --------   ---------   --------   --------   --------   ---------   --------

------------------------------

(1) See Note 1 of Notes to Consolidated Financial Statements for the method used to calculate earnings per share.

    Although the Company's total revenues have increased on an annual basis over each of the last five years, the Company has experienced significant quarterly fluctuations in total revenues. Total revenues in the quarters ended March 31, 1997 and September 30, 1997 were unusually low due to a decision by the Company to manage its growth in fiscal 1996 and 1997 in order to build the infrastructure necessary to support its growing base of customers. The decline in sales in the quarter ended March 31, 1997 resulted from the unusually high sales volume in the previous quarter as shipments of customer orders were delayed by the Company from the last quarter of fiscal 1996 to the first quarter of fiscal 1997 so that it could expand its customer support operations. Sales in the quarter ended September 30, 1997 were lower than the previous quarter for similar reasons. Quarterly gross profits as a percentage of total revenues vary from quarter to quarter due to changes in product mix, including variations in configurations of DCT systems. During the quarter ended September 30, 1997, sales and marketing expenses were relatively higher than in previous quarters, due primarily to an increase in marketing personnel and related recruiting expenses. During the quarter ended September 30, 1998 the Company expensed $769,000 of costs related to its delayed initial public offering.

    The Company has experienced, and anticipates that it will continue to experience, significant fluctuations in quarterly revenues and operating results. The Company's revenues and operating results are relatively difficult to forecast for a number of reasons, including (i) the variable size and timing of individual purchases by customers, (ii) seasonal factors that may affect capital spending by customers, such as the varying fiscal year ends of customers and the reduction in business during the summer months, particularly in Europe,
(iii) the relatively long sales cycles for the Company's products, (iv) the timing of hiring of sales and technical personnel, (v) changes in timing and amount of incentive compensation, (vi) competitive conditions in the Company's markets, (vii) exchange rate fluctuations, (viii) changes in the mix of products sold, (ix) the timing of the introduction and market acceptance of new products or product enhancements by the Company, its customers, competitors or suppliers,
(x) costs associated with developing and introducing new products, (xi) product life cycles, (xii) changes in the level of operating expenses relative to revenues, (xiii) software defects and other product quality problems, (xiv) customer order deferrals in anticipation of new products, (xv) delays in customer orders due to customer consolidation, (xvi) supply interruptions,
(xvii) changes in the regulatory environment and (xviii) changes in global or regional economic conditions or in the telecommunications industry.

    The Company's revenues in any period generally have been, and are likely to continue to be, derived from relatively small numbers of sales and service transactions with relatively high average revenues per order. Therefore, the loss of any orders or delays in closing such transactions could have a more significant impact on the Company's quarterly revenues and results of operations than on those of companies with relatively high volumes of sales or low revenues per order. The Company's products generally are shipped within 15 to 30 days after orders are received and revenues are recognized upon shipment of the products, provided no significant vendor obligations remain and collection of the related receivable is deemed probable. As a result, the Company generally does not have a significant backlog of orders, and revenues in any quarter are substantially dependent on orders booked and shipped in that quarter.

    A customer's decision to purchase the Company's products typically involves a significant technical evaluation, internal procedural delays associated with large capital expenditure approvals and testing and acceptance of new systems that affect key operations. For these and other reasons, the sales cycle associated with the Company's products is typically lengthy and subject to a number of significant risks over which the Company has little or no control. Historically, the period between initial customer contact and purchase of the Company's products has typically ranged from two to nine months, with sales to new customers (including new divisions within existing customers) at the longer end of this range. Because of the lengthy sales cycle and the relatively small number and large size of customers' orders, if revenues forecast from a specific customer for a particular quarter are not realized in that quarter, the Company's operating results for that quarter could be materially adversely affected.

    The Company's expectations for future revenues are predicated, to a large extent, on the recruitment and hiring of a significant number of employees, particularly experienced sales and technical personnel. Failure to hire, or delays in hiring, sufficient sales and technical personnel could have a material adverse effect on the Company's results of operations for any period.

    Due to the relatively fixed nature of most of the Company's costs, including personnel and facilities costs and because operating expenses are based on anticipated revenue, a decline in revenue from even a limited number of transactions, failure to achieve expected revenue in any fiscal quarter, or unanticipated variations in the timing of recognition of specific revenues can cause significant variations in operating results from quarter to quarter and may in some future quarter result in losses or have a material adverse effect on the Company's business, financial condition and results of operations. The Company believes, therefore, that period-to-period comparisons of its operating results should not be relied upon as an indication of future performance. For all of the foregoing factors, as well as other unanticipated factors, it is possible that in some future quarter the Company's results of operations could fail to meet the expectations of public market analysts or investors. In such event, or in the event that adverse conditions prevail or are perceived to prevail generally or with respect to the Company's business, the price of the Company's Common Stock will likely be materially adversely affected.

LIQUIDITY AND CAPITAL RESOURCES

    Historically, the Company has financed its operations, including increases in accounts receivable and capital equipment acquisitions, primarily through cash generated from operations.

    The Company's operating activities provided cash of $2.3 million, $3.4 million and $4.8 million in fiscal 1996, 1997 and 1998, respectively, principally from net income in those periods and used $1.1 million in the three months ended December 31, 1998. The use of cash in the Company's operations for the three months ended December 31, 1998 was primarily attributable to a significant increase in accounts receivable due to increased sales late in the period. Investing activities, consisting primarily of purchases and sales of short-term investments and additions to property and equipment, provided cash of $257,000 and $167,000 in fiscal 1996 and 1997 and used cash of $562,000 in fiscal 1998 and $49,000 in the three months ended December 31, 1998, respectively. Financing activities were immaterial in fiscal 1996 and fiscal 1997. Financing activities provided cash of $212,000 in fiscal 1998 from the exercise of stock options and used cash of $283,000 in the three months ended December 31, 1998, primarily as a result of a repurchase of stock from an executive officer. See "Certain Transactions."

    As of December 31, 1998, the Company had working capital of $15.0 million and cash and cash equivalents of $13.8 million. As of December 31, 1998, the Company had no bank indebtedness and no long-term commitments other than operating lease obligations. The Company expects that capital expenditures will total approximately $700,000 in fiscal 1999. Accounts receivable increased from $2.0 million at September 30, 1998 to $3.4 million at December 31, 1998 due primarily to the timing of sales within each quarter.

    The Company believes that the net proceeds from this offering, together with existing cash, cash equivalents and short-term investments and funds generated from operations, will provide the Company with sufficient funds to finance its operations for at least the next 18 months. The Company may require additional funds to support its working capital requirements or for other purposes. There can be no assurance that additional financing will be available or that, if available, such financing will be obtainable on terms favorable to the Company or its stockholders.

FOREIGN EXCHANGE RISK

    The Company's foreign subsidiaries operate and sell the Company's products in various global markets. As a result, the Company is exposed to changes in interest rates and foreign currency exchange rates on foreign currency denominated sales made to foreign subsidiaries. The Company utilizes foreign currency forward exchange contracts and options to hedge against future movements in foreign exchange rates that affect certain foreign currency denominated intercompany receivables. The Company attempts to match the forward contracts with the underlying receivables being hedged in terms of currency, amount and maturity. The Company does not use derivative financial instruments for speculative or trading purposes. Because the impact of movements in currency exchange rates on forward contracts offsets the related impact on the exposures hedged, these financial instruments do not subject the Company to speculative risk that would otherwise result from changes in currency exchange rates. Realized gains and losses on forward exchange contracts offset foreign exchange transaction gains or losses from revaluation of foreign currency denominated intercompany receivable balances which otherwise would be charged to other income (expense). To date, the Company has not fully hedged all risk associated with its sales denominated in foreign currencies.

    At September 30, 1998, the Company had forward exchange contracts maturing in fiscal 1999 to sell approximately $560,000 in Japanese yen. At September 30, 1997, the Company had no forward exchange contracts outstanding. The fair market value of the contracts at September 30, 1998 was immaterial. In addition, at September 30, 1998, the Company had a foreign currency option to sell 435 million Japanese yen maturing in fiscal 1999. This option was out of the money at September 30, 1998 and had an immaterial fair market value. The cost of the option has been included in other income (expense).

    The Company has evaluated the potential near-term losses in future earnings, fair values and cash flows from reasonably possible near-term changes in market rates or prices and believes that any such losses would not be material.

YEAR 2000 COMPLIANCE

    Many currently installed computer systems and software products are coded to accept only two-digit entries in the date code field. These date code fields will need to accept four-digit entries to distinguish 21(st) century dates from 20(th) century dates. As a result, computer systems and/or software used by many companies may need to be upgraded to comply with such "Year 2000" requirements. The Company's internal information systems, including its financial accounting, product development and operations systems, utilize software and hardware provided by third parties. In most cases, the Company employs widely available software applications and other products from leading third-party vendors and has been advised by such vendors that such products are Year 2000 compliant or that Year 2000 versions will be provided in a timely fashion. However, the failure of such third-party products to operate properly with regard to the Year 2000 or thereafter could require the Company to incur unanticipated expenses to remedy any problems or otherwise disrupt the Company's business.

    Non-information technology systems that utilize embedded technology, such as microcontrollers, may also need to be replaced or upgraded to become Year 2000 compliant. The Company does not believe that it uses any non-information technology systems the failure of which would be material to the Company's business, financial condition and results of operations.

    The Company generally represents to its customers that it has achieved Year 2000 compliance for its products and believes this to be the case. The Company's products do not contain hardware components or software which involve the rollover of dates. The Company's products may be integrated by the Company or its customers with, or otherwise interact with, non-compliant hardware and software produced by other companies, which may expose the Company to claims from its customers. The foregoing may result in the loss of or delay in market acceptance of the Company's products and services or increase service and warranty costs to the Company, both of which would have a material adverse effect on the Company's business, financial condition and results of operations. Given the large number of such third-party hardware and software products and the Company's limited resources, the Company does not intend to review such products for Year 2000 compliance.

    The Company plans to survey its key vendors in February 1999 regarding their readiness and exposure with respect to the Year 2000 problem. The Company believes that it will have adequate inventory on hand of all key components and will therefore have adequate time to find a replacement vendor in the event supplies from one of its key vendors are disrupted due to Year 2000 issues. However, there can be no assurance that its plans will be adequate and that it will not experience unanticipated disruption in the supply of components which could delay or result in the loss of revenue.

    The Company's customers are large companies with complex operations and as such the Company cannot adequately assess the impact which Year 2000 issues might have on their operations. In addition, since the Company's sales are highly concentrated, with its top four customers accounting for 73% of its business in fiscal year 1998, operational disruptions caused by the Year 2000 could have an adverse effect on the timing and size of the Company's sales during the Year 2000 and a material impact on its business, financial condition and results of operations.

    To date, the Company has not incurred material costs associated with its efforts to become Year 2000 compliant. Furthermore, based on its assessment to date, the Company believes that any future costs associated with its Year 2000 compliance efforts will not be material.

    The Company does not intend to develop any specific contingency plans to address the effects of any Year 2000 problems. The Company believes that it has adequate liquidity to sustain a temporary disruption in its business as a result of such problems. However, since it cannot forecast with any certainty the impact, extent and duration of any Year 2000 problems on the Company, its customers or its suppliers, there can be no assurance that the Company's resources will be adequate to withstand any prolonged disruption.

RECENTLY ISSUED ACCOUNTING STANDARDS

    In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"). This statement will be effective for the Company's fiscal year ending September 30, 1999. The statement requires the Company to report certain financial information about operating segments. It also requires that the Company report certain information about its services, the geographic areas in which it operates and its major customers. The method specified in SFAS 131 for determining information to be reported is referred to as the "management approach." The management approach is based on the way that management organizes the segments within the enterprise for making operating decisions and assessing performance. The adoption of SFAS 131 is not expected to have a significant impact on the Company's financial statement disclosures.

    In October 1997, March 1998 and December 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statements of Position ("SOP") 97-2, 98-4 and 98-9, "Software Revenue Recognition," which provide guidance on applying generally accepted accounting principles in recognizing revenue on software transactions. SOP 97-2 and 98-4 are effective for the Company's fiscal year ending September 30, 1999. SOP 98-9 is effective for the Company's fiscal year ending September 30, 2000. Earlier application is encouraged as of the beginning of fiscal year or interim periods for which financial statements or information have not been issued. Retroactive application of the provisions of this SOP is prohibited. The Company has assessed the provisions of SOP 97-2 and 98-4 and does not expect that adoption will have a material impact on its financial statements.

    In March 1998, the AICPA issued SOP 98-1, "Software for Internal Use," which provides guidance in accounting for the costs of computer software developed or obtained for internal use. SOP 98-1 is effective for the Company's fiscal year ending September 30, 1999. The Company does not expect the adoption of SOP 98-1 to have a material impact on its financial statements.

    In June 1998, the FASB issued FAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("FAS 133"). The Company is required to adopt FAS 133 in fiscal 2000. FAS 133 established methods of accounting for derivative financial instruments and hedging activities related to those instruments as well as other hedging activities. The Company has not yet determined what the effect of FAS 133 will be on the operations and financial position of the Company.

                                    BUSINESS

OVERVIEW

    Catapult Communications Corporation ("Catapult" or the "Company") designs, develops, manufactures, markets and supports an advanced software-based test system offering an integrated suite of testing applications for the global telecommunications industry. Catapult's Digital Communications Tester ("DCT") is a comprehensive test solution designed to enable equipment manufacturers and network operators to deliver complex digital telecommunications equipment and services more quickly and cost-effectively, while helping to ensure interoperability and reliability. The Company's advanced software and hardware assist customers in the design, integration, installation and acceptance testing of a broad range of digital telecommunications equipment and services. The Company markets its products through a direct sales force to industry leaders such as Cable & Wireless Communications PLC ("Cable & Wireless"), Fujitsu Limited ("Fujitsu"), LM Ericsson ("Ericsson"), Lucent Technologies, Inc. ("Lucent"), Marconi Communications Ltd. ("Marconi"), Motorola Inc. ("Motorola"), NEC Corporation ("NEC"), Nippon Telephone and Telegraph ("NTT"), Northern Telecom Limited ("Nortel"), and Tellabs Inc. ("Tellabs").

    The Company's predecessor was incorporated in California in October 1985 and reincorporated into Nevada in June 1998. The Company has three subsidiaries, Catapult Communications Ltd., a corporation organized under the laws of the United Kingdom and Catapult Communications K.K., a corporation organized under the laws of Japan, both of which provide sales and technical support, and ISDN Technologies, Ltd., a foreign sales corporation organized under the laws of Barbados.

INDUSTRY BACKGROUND

    Consumer demand for new wireless telecommunications services and enhanced wireline services has created significant need for new telecommunications equipment and infrastructure. Technological advances have made wireless telecommunications services more widely available and increasingly affordable, resulting in the build-out of a significant number of new wireless networks to meet consumer demand. At the same time, the explosive growth of the Internet and the convergence of telephony and computing are driving demand for high-speed telecommunications services, as well as enhanced services integrating voice, data and video. In addition, the deregulation and the increasing privatization and globalization of the telecommunications industry are intensifying competition among existing operators of telecommunications networks and promoting the entrance of new telecommunications equipment manufacturers and service providers, such as Competitive Local Exchange Carriers (CLECs). The entry of new market participants has resulted in an increased demand for more equipment to satisfy infrastructure needs.

    As a result of these trends, operators of telecommunications networks are investing aggressively in new technologies such as SS7, CDMA, Frame Relay and Asynchronous Transfer Mode (ATM); new services, including IN-based services such as Caller ID, voice messaging and Local Number Portability (LNP); satellite telecommunications services such as Iridium; and digital wireless services such as Personal Communications Services (PCS). These new technologies and services have led to a proliferation of standards, protocols (sets of rules relating to transmissions between two devices) and protocol variants, making the design and operation of telecommunications networks even more complex.

    The technological advances in wireless and wireline telecommunications, increasing competition between existing service providers and new entrants, and the proliferation of standards, are fundamentally changing the telecommunications industry. Historically, one equipment provider would typically supply the network operator with most of the equipment necessary for the network, with the result that interoperability problems were relatively minimal. However, the recent entry of many new telecommunications equipment manufacturers into the market has complicated the operation of telecommunications networks, increasing the problem of interoperability among equipment from multiple vendors. Today, network operators are able to choose heterogeneous products from multiple equipment manufacturers to obtain the best set of features and reduce network cost. Consequently, to remain competitive, equipment manufacturers must be able to rapidly provide cost-effective equipment with enhanced features. At the same time, manufacturers and operators are required to ensure that these products satisfy the telecommunications industry's rigorous standards of seamless interoperability and high reliability under variable traffic conditions.

    To address these needs, telecommunications equipment manufacturers and network operators require versatile test systems that can help ensure the interoperability of equipment from various vendors, identify and locate errors in network equipment, enhance the performance of the network and verify conformance to industry standards. In order to address these requirements effectively, test systems should:

    - PROVIDE A COMPLETE SOLUTION. Equipment manufacturers must be able to test their products efficiently and rigorously throughout design, development, network integration, installation and acceptance testing. A single test system that can be used in each of these phases can lower test costs and allow personnel to develop familiarity with the test system, enabling them to progress more efficiently through the entire development and testing process.

    - ACCELERATE TEST CYCLES. Because of customers' needs to develop and introduce new products and services rapidly, test systems must perform a wide variety of test functions quickly and reliably.

    - RAPIDLY SUPPORT A BROAD RANGE OF NEW AND INCREASINGLY COMPLEX
      PROTOCOLS. As the number of technologies, services, protocols and protocol variants grows, equipment manufacturers and network operators increasingly require a powerful and versatile test system capable of supporting a broad range of testing applications. In addition, manufacturers and operators require access to a broad range of protocols and protocol variants, as well as timely support of new protocols and protocol variants.

    - ADAPT TO A VARIETY OF TESTING ENVIRONMENTS. Because equipment manufacturers and network operators may already use a variety of test systems, any new test system must be sufficiently adaptable to function on a stand-alone basis or to be integrated into customers' diverse test environments.

    - INCREASE PRODUCTIVITY AMONG A BROAD RANGE OF USERS. In view of the increasing scarcity of skilled technical personnel, users with less technical sophistication often become involved in the testing process. As a result, test systems must be usable by personnel with varying degrees of technical skills.

    Although many equipment manufacturers and network operators have used internally developed test systems, manufacturers and operators increasingly recognize that developing these systems internally may not allow them to introduce reliable new products and services as rapidly and cost effectively as desired. The Company believes that the shortage of skilled and experienced technical staff caused by the rapid growth of the telecommunications industry has caused companies in this industry to utilize scarce personnel in design rather than in testing of new products. In addition, internal development by the same manufacturer of both the test system and the device under test may perpetuate rather than reduce design error. As a result, network operators are increasingly requesting equipment manufacturers to use independently developed test systems. These and other factors are causing equipment manufacturers and network operators to outsource their telecommunications test systems needs, creating a market opportunity for companies that provide independently developed test systems.

THE CATAPULT SOLUTION

    Catapult designs, develops, manufactures, markets and supports an advanced software-based test system offering an integrated suite of testing applications for the global telecommunications industry. Catapult's DCT is a comprehensive test solution designed to enable equipment manufacturers and network operators to deliver complex digital telecommunications equipment and services faster and more cost-effectively, while helping to ensure reliability and interoperability. The Company's advanced software and hardware assist its customers in the design, development, network integration, installation and acceptance testing of new and existing telecommunications equipment and services. The DCT system is designed for use principally in the following applications: (i) simulation, which enables the DCT system to emulate a networking environment; (ii) load and stress testing, which tests the performance of a device under high traffic loads; (iii) feature verification, which verifies that the features of a device function correctly; (iv) conformance testing, which validates operation of a device to published specifications; and (v) monitoring, which is used to determine whether devices are functioning properly within a network.

    The DCT system provides the following key customer benefits:

    - COMPREHENSIVE DIGITAL TELECOMMUNICATIONS TEST SOLUTION. With its extensive library of software protocol modules, large selection of physical interfaces and a platform designed to support multi-protocol, multi-user testing, the DCT system is easily configured to support a wide variety of digital testing needs. The DCT system can be used throughout the design, development, network integration, installation and acceptance testing of digital telecommunications equipment and services, thereby reducing a customer's need for multiple test systems.

    - IMPROVED TIME TO MARKET. The DCT system's multi-protocol, multi-user capability allows multiple testing operations to be performed simultaneously by different users, helping customers to accelerate their product development cycles. The system also supports automated testing, further reducing development and test cycles.

    - ACCESS TO AN EXTENSIVE RANGE OF PROTOCOLS AND VARIANTS. Catapult maintains an extensive library of software modules that support more than 100 variants of approximately 30 protocols, with an emphasis on complex, high-level and emerging protocols. Using its extensive library of software protocol test modules, the technical expertise and know-how of its engineers and its proprietary software development tools, the Company can rapidly implement new protocols and protocol variants in response to the needs of its customers.

    - IMPROVED PRODUCT RELIABILITY. By simulating a wide range of operating situations, including protocol errors, network failures and heavy network traffic, the Company's products can help to detect, diagnose and isolate network telecommunications problems. This simulation helps ensure that telecommunications equipment will operate reliably, thereby reducing costly failures after installation. In addition, the Company believes that the independent development of test solutions can reduce errors that may occur when the same manufacturer develops both the test system and the device under test.

    - ADAPTABILITY TO DIVERSE TESTING ENVIRONMENTS. While the DCT system can serve as a powerful and versatile stand-alone test solution, the system's UNIX-based platform and flexible design facilitate integration of the system into customers' diverse test environments. The DCT system is also designed to provide customers with a migration path to future testing needs.

    - FLEXIBLE PROGRAMMING CAPABILITIES. In order to run test scenarios, particularly on advanced test systems, users may need to create customized test scripts. To make the DCT system accessible to a broad range of users, the Company offers a number of programming options. The Company's fully featured Digital Communications Programming Language ("DCPL") allows users to write their own code to customize their testing applications. The Company also provides a Graphical User Interface ("GUI") to make it easier and faster for customers to develop these applications. In addition, the Company offers pre-programmed conformance test suites to reduce the amount of programming required by its customers.

    - COMPREHENSIVE TECHNICAL SUPPORT. The Company believes its high level of customer support provides a key competitive advantage. Catapult employs highly skilled applications engineers in each of its locations to provide pre- and post-sales support to its customers. Applications engineers provide on-site training and installation and assist customers in developing test applications and troubleshooting problems. Further, Catapult develops protocol variants at the request of existing customers and typically releases several software updates per year.

STRATEGY

    The Company's objective is to become the leading supplier of advanced software-based test systems for the global telecommunications industry. Catapult's strategy to achieve this objective includes the following key elements:

    - EXPAND DIRECT SALES AND TECHNICAL SUPPORT PRESENCE. In order to increase its market penetration and to capitalize on opportunities in the global market, the Company plans to continue to expand its sales, marketing and support capabilities. The Company believes that a physical presence in key customer locations provides an important advantage in developing and maintaining new and existing customer relationships. In addition to expanding each of its current offices, the Company plans to open new offices in North America and Europe. The Company opened an office in Ottawa, Canada in January 1998 and an office in Dallas, Texas in July 1998.

    - CONTINUE TO SUPPORT NEW AND COMPLEX PROTOCOLS AND VARIANTS. Catapult plans to continue to capitalize on its expertise and software development tools to develop software modules rapidly as new and more complex protocols and protocol variants are introduced. The Company believes that its extensive library of software-based protocol modules, together with its proprietary software development tools and extensive technical know-how, provide a significant competitive advantage.

    - BROADEN MARKET BY ENHANCING EASE OF USE. The Company is continually seeking to make the DCT system easier to use in order to expand its market to include a broader range of users. The DCT system employs a GUI which is designed to reduce the time and resources needed by customers to develop test scripts. In addition, the Company has recently introduced pre-programmed applications to perform load generation and network entity simulation. Catapult believes that these additional product offerings will appeal to companies with limited programming resources.

    - LEVERAGE INSTALLED BASE OF CUSTOMERS. The Company intends to continue to leverage its existing customer base not only for follow-on and upgrade sales but also to gain access to new customers. For example, because users of identical test systems can benefit from sharing test scripts and results, an initial sale to one customer can facilitate subsequent sales to other equipment manufacturers and network operators.

    - PURSUE STRATEGIC ACQUISITIONS AND ALLIANCES. The Company intends to pursue strategic acquisitions of complementary businesses or technologies to expand its product offerings, to obtain additional customer relationships and to add technical and sales personnel, as appropriate opportunities are identified. The Company may also seek to create alliances with companies that supply technologies and products that are complementary to the capabilities of the DCT system.

    - SPECIALIZE IN PROVIDING TEST SOLUTIONS FOR THE TELECOMMUNICATIONS INDUSTRY. The Company intends to continue its focus on providing telecommunications test solutions. Some of the Company's competitors also offer telecommunications equipment that, in many instances, competes with their customers' products. Because some customers may prefer not to buy products from competitors, the Company believes that its sole focus on test solutions provides it with a competitive advantage.

THE CATAPULT DCT SYSTEM

    Catapult designs, develops, manufactures, markets and supports an advanced software-based digital telecommunications test system offering an integrated suite of testing applications under the DCT system family name. The Company's advanced software and hardware can be used both in the lab and in the field to assist its customers in the design, development, network integration, installation and acceptance testing of new and existing digital telecommunications equipment and services. The DCT system's multi-protocol, multi-user capability allows multiple testing operations to be performed simultaneously by different users, helping customers to accelerate their product development cycles.

    The DCT system consists of advanced software and hardware running on a third-party UNIX-based workstation. In a system sale, customers typically license one or more software modules and purchase hardware and ongoing software support. Customers may upgrade their systems by purchasing additional software protocol modules and hardware to meet future testing needs. Customers have the option to purchase a third-party workstation from Catapult or provide a workstation to the Company for configuration. Prices for the DCT system vary widely depending upon the overall system configuration, including the number and type of software protocol modules and the number of physical interfaces required by the customer. A DCT system sale typically ranges in price from approximately $50,000 to $150,000.

    APPLICATIONS

    The principal applications of the DCT system are simulation, load and stress testing, feature verification, conformance testing and monitoring.

    SIMULATION. The simulation function of the DCT system enables it to act like one or more network devices, emulating their actions and responses. By simulating various network devices, such as digital switches, wireless base stations, network access nodes and network databases, the Company's products assist engineers to cost-effectively develop equipment that will be compatible with the networks within which they will be deployed. This helps ensure that equipment will interoperate reliably, thereby reducing costly failures after installation.

    LOAD AND STRESS TESTING. Load and stress testing enables the DCT system to verify that a device under test can successfully handle its designed traffic capacity and that its performance will degrade gradually, rather than fail completely, when stressed beyond its specifications. Distributed interface processing and a high-performance UNIX-based platform enable the DCT system to initiate and maintain high traffic volumes.

    FEATURE VERIFICATION. The DCT system performs feature verification by simulating one or more network devices and testing a wide variety of possible scenarios to verify that the device under test handles all features specified by the protocol. The user is able to initiate multiple simultaneous calls across one or many links, create correct call scenarios, send messages out of sequence to verify error response mechanisms and use the DCT system's traffic channel facilities to verify a voice or data path.

    CONFORMANCE TESTING. The DCT system tests for conformance by enabling manufacturers and network operators to verify that devices meet specified standards. Conformance test suites validate the implementation of new features and the functionality of existing features against a standardized set of predefined criteria. Catapult provides pre-packaged V5 and SS7 conformance test suites which assist in this testing.

    MONITORING. The DCT system monitors network links and stores network activity information for future analysis, typically without affecting network traffic. By collecting and analyzing traffic, the DCT system helps ensure that the link has been brought into service and that the devices connected by the link are functioning properly. The DCT system also provides notice of network device failure. The DCT system can be used to set traps and triggers, count error messages and filter packets by address or selected field criteria. The DCT system can simultaneously monitor multiple links, each of which may be using different protocols.

    DCT SYSTEM SOFTWARE

    The DCT system software, based on a UNIX operating system, consists of protocol encoders and decoders, protocol state machines, protocol validation tests and conformance test suites. The DCT system supports more than 100 variants of approximately 30 protocols, enabling the DCT system to be configured for many different test applications. The Company's customers can choose to program the DCT system using Catapult's GUI or by writing their own code using the Company's DCPL, a fully featured optimized communications language. In addition, the Company has recently introduced pre-programmed applications to perform load generation and network entity simulation. Finally, customers can also choose to integrate their own libraries of subroutines written in industry standard programming languages such as C or C++.

    Protocols supported by the DCT system software include:

           SIGNALING SYSTEM 7 (SS7)                              ASYNCHRONOUS TRANSFER MODE (ATM)
           Message Transfer Part (MTP)                           SSCOP/AAL5
           Signaling Connection Control Part (SCCP)              SSCF-NNI
           Telephone User Part (TUP)                             ACCESS NETWORK--V5
           ISDN User Part (ISUP)                                 V5.1
           Transaction Capabilities Application Part (TCAP)      V5.2
           Intelligent Call Processing (ICP)                     V5 VALIDATION TESTS
           SIGNALING SYSTEM 7 VALIDATION TESTS                   Layer 2 (V5.1 and V5.2)
           MTP                                                   Layer 3 (V5.1 and V5.2)
           SCCP                                                  DATA TELECOMMUNICATIONS
           ISUP                                                  Frame relay
           TUP                                                   Data packet switching--X.25
           TCAP                                                  Packet Handler Interface (PHI)
           INTELLIGENT NETWORK                                   TRAFFIC CHANNEL
           Intelligent Network Applications Part (INAP) CS1      VOX voice channel testing
           Intelligent Network Applications Part (INAP) CS2      B-channel data piping
           DIGITAL CELLULAR--GSM, CDMA, PDC, PCS AND IS-41       ISDN
           Mobile Applications Part (MAP)                        Primary rate interface (PRI)
           CAMEL Applications Part (CAP)                         Basic rate interface (BRI)
           Base Station Application Part (BSSAP)                 NMDS (Home Highway)
           Abis interface                                        QSIG*
           IS-41A, B, C and D                                    INTERNET TELEPHONY
           WACS-C                                                H.245*
           General Packet Radio Service (GPRS)*                  H.225.0*
           * IN DEVELOPMENT AND PLANNED FOR DELIVERY IN
           CALENDAR 1999.

    DCT SYSTEM HARDWARE

    The DCT system employs a modular hardware architecture that supports a wide variety of physical interfaces which connect the DCT system to the device under test. The Company provides this flexibility through its protocol-independent MPI co-processor cards, which are inserted into the workstation or an expansion chassis. The DCT system is hosted on a Sun or compatible workstation. Using up to three expansion chassis, a single workstation may also support up to 19 MPI cards or 76 signaling channels. The Company offers MPI cards for a variety of physical interfaces, including industry standards such as E-1, T-1, serial port, ISDN Basic Rate and Japanese CII.

    The Company also offers a number of auxiliary cards to increase the versatility of the DCT system. For example, the VOX card adds voice channel testing capability on up to 64 channels of E-1 and T-1 links. The Timeslot Interchange (TSI) card supports individual dynamic or static channel selection for up to 240 timeslots. The Subscriber Line Interface Card (SLIC) converts two-wire analog subscriber line interfaces to four-wire handset interfaces. Catapult provides a converter for CMI, the Japanese physical interface.

CUSTOMERS

    The Company's customers in the United States and Canada are primarily telecommunications equipment manufacturers, and outside North America, its customer base also includes network operators. The following is a list of the Company's customers that accounted for an aggregate of at least $100,000 in total revenues in either fiscal 1997 or 1998:

           Aethos Communication Systems Limited         LM Ericsson
           Cable & Wireless Communications PLC          Lucent Technologies, Inc.
           Centigram Communications Corporation         Motorola, Inc.
           Compaq Computer Corporation                  NEC Corporation
           DSC Communications Corporation               Nippon Telephone and Telegraph
           Fujitsu Limited                              Northern Telecom Limited
           Marconi Communications Ltd.                  Tellabs Inc.

    Revenues from the Company's top four customers represented approximately 54%, 60% and 73% of total revenues in fiscal 1996, 1997 and 1998, respectively. The Company's largest customer over this period has been Motorola, which accounted for approximately 23%, 28% and 15% of total revenues in fiscal 1996, 1997 and 1998, respectively. In the three months ended December 31, 1998, the Company's top four customers represented approximately 77% of total revenues. These customers, NTT, Motorola, NEC and Marconi, accounted for 27%, 22%, 20% and 7% of total revenues, respectively, in that period. The Company's four largest customers in fiscal 1998 were NTT, NEC, Motorola and Lucent, which accounted for approximately 24%, 21%, 15% and 12% of total revenues, respectively. In fiscal 1997, sales to Motorola and NEC accounted for approximately 28% and 17% of total revenues, respectively. In fiscal 1996, sales to Motorola, DDI Tokyo Pocket Telephone, Inc. and Lucent accounted for approximately 23%, 12% and 10% of total revenues, respectively. Separate engineering groups of the same customer at different locations generally make independent decisions to purchase the Company's products. For example, several divisions of one major customer have independently installed DCT systems at multiple locations in the United States as well as in Ireland, the United Kingdom, Israel, India and China.

    The Company expects that it will continue to depend upon a relatively limited number of customers for substantially all of its revenues in future periods, although no customer is presently obligated either to purchase a specific amount of products or to provide the Company with binding forecasts of purchases for any period. The loss of a major customer or the reduction, delay or cancellation of orders from one or more of the Company's significant customers could materially adversely affect the Company's business, financial condition and results of operations. See "Risk Factors--Dependence on Limited Number of Customers."

SALES AND MARKETING

    The Company markets its products and services through its direct sales force, a majority of whom have technical degrees. As of December 31, 1998, Catapult's direct sales force consisted of 12 employees (six in the United States, two in Europe and four in Japan). The Company does not anticipate entering into independent distributor arrangements for the foreseeable future and intends to sell exclusively through direct sales personnel because of the high level of technical expertise and support required by customers. Pursuant to a special agreement, one of the Company's customers has the right to re-market the Company's test systems as part of an integrated product sale.

    The Company's sales strategy is to focus on the functional groups related to the customer's product development cycle, including research and development, network integration and final test. Sales to a new customer have often led to sales at other facilities of the customer, as often a customer performs development at multiple sites in order to adapt its telecommunications equipment to local requirements and standards. The Company intends to continue to leverage its existing customer base not only for follow-on and upgrade sales but also to gain access to new customers. For example, because users of identical test systems can benefit from sharing test scripts and results, an initial sale can facilitate a subsequent sale to other equipment manufacturers and network operators.

    The Company has implemented a number of marketing initiatives to support the sales of its products and services. These efforts are intended to inform customers of the capabilities and benefits of the Company's advanced software-based test systems. Marketing programs include direct mail, on-site customer seminars, limited participation in industry trade shows and forums, and dissemination of information concerning products through the Company's website.

    Customers generally purchase on an as-needed basis, and none of the Company's customers has entered into agreements that require minimum purchases. The Company's products generally are shipped within 15 to 30 days after orders are received. As a result, the Company generally does not have a significant backlog of orders, and revenues in any quarter are substantially dependent on orders booked and shipped in that quarter.

    A customer's decision to purchase the Company's products typically involves a significant technical evaluation, internal procedural delays associated with large capital expenditure approvals and testing and acceptance of new systems that affect key operations. For these and other reasons, the sales cycle associated with the Company's products is typically lengthy and subject to a number of significant risks over which the Company has little or no control. Historically, the period between initial customer contact and purchase of the Company's products has typically ranged from two to nine months, with sales to new customers (including new divisions within existing customers) at the longer end of this range. Because of the lengthy sales cycle and the relatively small number and large size of customers' orders, if revenues forecast from a specific customer for a particular quarter are not realized in that quarter, the Company's operating results for that quarter could be materially adversely affected. See "Risk Factors--Fluctuations in Quarterly Operating Results; Lengthy Sales Cycle."

    International sales constituted approximately 55%, 53%, 72% and 69% of the Company's total revenues in fiscal 1996, 1997 and 1998 and the three months ended December 31, 1998, respectively. The Company expects that international sales will continue to account for a significant portion of its revenues in future periods. The Company sells its products worldwide through its direct sales force. In addition, the Company has offices located in Ottawa, Canada, Chippenham, United Kingdom and Tokyo, Japan and plans to open new offices in continental Europe. International sales and operations are subject to inherent risks, including difficulties in staffing and managing foreign operations, longer customer payment cycles, greater difficulty in accounts receivable collection, changes in regulatory requirements or in economic or trade policy, costs related to localizing products for foreign countries, potentially weaker protection for intellectual property in certain foreign countries, the burden of complying with a wide variety of foreign laws and practices, tariffs and other trade barriers, and potentially adverse tax consequences, including restrictions on repatriation of earnings. During the last two fiscal years a significant portion of the Company's sales have been to customers in Japan. If economic conditions in Japan continue to deteriorate to a significant extent, the Company's business, financial condition and results of operations could be materially adversely affected. In addition, although the Company cannot predict the potential consequences to the Company's business of the adoption of the Euro as a common currency in Europe, the transition to the Euro presents a number of risks, including increased competition from European firms as a result of pricing transparency. An inability to obtain necessary regulatory approvals in foreign markets on a timely basis could also have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors--Risks Associated with International Sales and Operations; Foreign Exchange Risk." For information regarding export sales and international operations, see Note 9 of Notes to Consolidated Financial Statements.

    The Company's success depends in part on its ability to attract, hire, train, retain and motivate qualified technical and sales personnel with appropriate levels of managerial and technical capabilities. The Company believes that a significant level of expertise is required to develop and market the Company's products and services effectively. The Company has in the past experienced, and expects to continue to experience, difficulty in recruiting qualified technical and sales personnel. The Company believes that the pool of potential applicants with the requisite expertise is very limited. Recruiting qualified personnel is an intensely competitive and time-consuming process. The Company competes for such personnel with a number of other companies, many of which have substantially greater resources than the Company. Such competition has also resulted in demands for increased compensation from qualified applicants, and the Company may not be able to compete effectively for such personnel with companies that provide more attractive compensation arrangements. There can be no assurance that the Company will be successful in attracting and retaining the technical and sales personnel it requires to conduct and expand its operations successfully on a timely basis. The failure to attract, hire, train, retain and motivate qualified technical and sales personnel in the future would have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors--Competitive Market for Technical and Sales Personnel."

DCT SYSTEM SUPPORT

    Due to the complexity of its customers' testing needs, the Company offers its customers support and training from highly skilled technical personnel. As of December 31, 1998, the Company had 16 applications engineers worldwide who provide full-time technical support to the Company's customers, including technical assistance and development support. The Company provides ongoing training, generally at the customer's site, and technical assistance from all of its offices. Support is generally offered during normal business hours applicable to each office. The Company also offers product warranties for various lengths of time, depending on the product and country of purchase or operation.

    The Company provides periodic software releases that contain new features, new protocol variants and other improvements. Each new software release is carefully designed not only to enhance performance and flexibility, but also to maximize compatibility with the Company's earlier software releases, enabling the DCT system to continue to be used as customer needs and applications evolve. As part of its ongoing software support, the Company may also develop protocol variants at the request of its customers.

PRODUCT DEVELOPMENT

    The Company's development efforts are directed at improving the capability, performance and ease of use of the DCT system. The Company intends to continue to devote a large portion of its engineering resources to the enhancement of its suite of software protocol modules in order to meet current and projected customer requirements. The Company also intends to continue to develop and enhance its proprietary internal tools and techniques for supporting new protocols in the DCT system.

    The Company is continually seeking to make the DCT system easier to use in order to expand its market to include a broad range of users. In order to run test scenarios, particularly on advanced test systems, users may need to create customized test scripts, a process that may require significant technical expertise. The Company continues to develop pre-programmed applications, such as load generators and network entity simulators. Catapult believes that these additional product offerings will permit expansion of its market to include companies with limited programming resources. The Company plans to expand and refine its GUI and pre-programmed applications to continue to improve the ease of use of the DCT system. In addition, the Company is continuing to implement a number of test suites specified by telecommunications standards bodies, such as ITU-T (International), ETSI (European) and EIA-TIA (North American). The Company believes that these new solutions will provide the opportunity to capture more revenues and sell to companies with fewer programming resources.

    Most of the Company's hardware development program is directed towards designing protocol co-processors and associated physical interfaces. The Company has initiated these projects to increase the performance and capabilities of the DCT system and expand the range of devices to which the DCT system can be directly connected for testing purposes.

    Research and product development expenses were approximately $908,000, $1.4 million, $2.0 million and $553,000 in fiscal 1996, 1997 and 1998 and the three months ended December 31, 1998, respectively. The Company's policy is to evaluate software development projects for technological feasibility to determine if they meet capitalization requirements. To date, all software development costs have been expensed as research and development expenses as incurred. As of December 31, 1998, 18 of the Company's engineers were engaged in or provided support to research and development, an increase from 10 engineers at September 30, 1997. The Company believes that recruiting and retaining highly skilled engineering personnel is essential to its continued success. To the extent that the Company is not successful in attracting and retaining a highly skilled technical staff, its business, financial condition and results of operations would be materially adversely affected.

    The Company's future success will depend in part on its ability to anticipate and respond to changing industry standards and customer requirements by enhancing its existing products and services and by developing and introducing, on a timely and cost-effective basis, new products, features and services that address the needs of its customer base. There can be no assurance that the Company will be successful in identifying, developing and marketing new products, product enhancements and related services that respond to technological change or evolving industry standards or that adequately meet new market demands. See "Risk Factors-- Rapid Technological Change; Uncertainty of Acceptance of the Company's Products and Services."

    Products as complex as those offered by the Company may contain undetected errors or "bugs," particularly when first introduced or when new versions are released. There can be no assurance that errors will not be found in future releases of the Company's software or that any such errors will not generate adverse publicity, impair the market acceptance of these products, create customer concerns and adversely affect operating results due to product returns, the costs of generating corrective releases or otherwise. See "Risk Factors--Risk of Product Defects."

MANUFACTURING

    The Company's manufacturing operations consist of the procurement and inspection of components, final assembly, quality control tests and packaging. Workstations that host the Company's products are either purchased by customers directly or purchased by the Company on behalf of its customers. Printed circuit boards, chassis and most of the other major components used in the Company's products are sub-assembled to the Company's specifications by independent contractors. The sub-assembled components are then delivered to the Company's facilities for final assembly, quality control and testing against product specifications and product configuration, including installation of the Company's software and proprietary hardware. The Company believes that its use of independent contractors for sub-assembly combined with in-house final assembly improves production planning, increases efficiency, reduces costs and improves quality.

    The Company has a computerized manufacturing inventory control system that is integrated with its financial bookkeeping system. This manufacturing control system monitors purchasing, inventory control and production.

    The Company purchases many key components, including certain microprocessors, workstations, bus interface and other chips, connectors and other hardware, from the sole supplier of a particular component. For other components, even though multiple vendors may exist, the Company may purchase components from only a single source. The Company does not have any long-term supply agreements with these vendors to ensure uninterrupted supply of these components. In the event of a reduction or interruption in the supply of a key component, a significant amount of time could be required to qualify alternative suppliers and receive an adequate flow of replacement components. Reconfiguration of the Company's products to adapt to new components may also be required and could entail substantial time and expense. In addition, the process of manufacturing certain of these components is extremely complex, and the Company's reliance on the suppliers of these components exposes the Company to potential production difficulties and quality variations, which could negatively affect cost and timely delivery of the Company's products. The Company has from time to time in the past experienced supply problems as a result of financial or operational difficulties of its suppliers, shortages, discontinuations resulting from component obsolescence or other shortages or allocations of supplies. Although the Company, to date, has not experienced material delays in product deliveries to its customers resulting from such supply problems, there can be no assurance that supply problems will not recur or, if such problems do recur, that satisfactory solutions would be found. Any prolonged inability to obtain adequate amounts of fully functional components or any other circumstances that would require the Company to seek alternative sources of supply could have a material adverse effect on the Company's relationship with its customers as well as on its business, financial condition and results of operations. See "Risk Factors--Dependence on Sole and Single Source Suppliers."

    The Company relies on a limited number of independent manufacturers, some of which are small, privately held companies, to provide certain assembly services to the Company's specifications. The Company does not have any long-term supply agreements with any third-party manufacturer. In the event of a reduction or interruption in assembly services to the Company, the Company's business, financial condition and results of operations would be materially adversely affected until the Company was able to establish sufficient assembly services supply from alternative sources. There can be no assurance that alternative manufacturing sources will be able to meet the Company's future requirements or that existing or alternative sources will continue to be available to the Company at favorable prices. See "Risk Factors--Dependence on Third-Party Manufacturers."

COMPETITION

    The market for telecommunications test systems is characterized by intense competition. The Company believes that the principal competitive factors affecting its market include availability of a broad range of protocols and protocol variants, system performance, length of operating history and industry experience, product reliability, ease of use, quality of service and support, status as an independent vendor and price/ performance. In addition, the Company believes that potential customers consider other factors, such as the number of protocols required and whether the test system vendor sells competing telecommunications products. The Company believes that it competes favorably with respect to these factors.

    The Company believes its principal competitors are Able, HP, IFR, INET, Schlumberger, Tekelec, Tektronix and Wavetek. Many of the Company's existing and potential competitors are large domestic and international companies that have substantially greater financial, manufacturing, technological, marketing, sales, distribution and other resources, larger installed customer bases, greater name recognition and longer-standing customer relationships than the Company. Accordingly, such competitors or potential competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements or to devote greater resources to the development, promotion and sales of their products than the Company. The Company believes that the market for high-end testing systems is fragmented geographically. For example, Tekelec, INET, Tektronix and Schlumberger are the Company's primary competitors in North America, while in Europe Tektronix, Wavetek, Schlumberger and IFR are the Company's primary competitors. In Japan, Able and Tekelec are the Company's primary competitors. The Company also faces competition from several relatively small companies.

    The Company also competes with internal test system groups of its customers and potential customers. Many of the Company's existing and potential customers have the technical capability and financial resources to produce their own test systems and perform test services internally. These systems and services would be competitive with the test systems offered by the Company. There can be no assurance that the Company's customers will continue, or that new customers will choose, to outsource any of their test systems and service requirements or that the Company's products and services will be widely adopted. If the market for telecommunications test systems and services, or the demand for outsourcing, declines or fails to grow, or if the Company's products and services are not widely adopted as a telecommunications test solution, the Company's business, financial condition and results of operations would be materially adversely affected.

    The Company expects competition to increase in the future from existing competitors and from other companies that may enter this market with solutions that may be less costly or provide higher performance or offer more features than the Company's solutions. Current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to develop new test solutions for internal use or for sale to third parties in the Company's markets. Accordingly, it is possible that new competitors may emerge and acquire significant market share. Increased competition may result in price reductions, reduced gross margins and loss of market share, any of which would have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors--Competition."

INTELLECTUAL PROPERTY

    The Company relies on a combination of trademark, copyright and trade secret laws, as well as nondisclosure agreements and other contractual restrictions, to establish and protect its proprietary rights. The Company generally enters into nondisclosure and invention assignment agreements with its employees and consultants, and into nondisclosure agreements with its customers and suppliers. To date, the Company has not sought patent protection for its proprietary technology. The Company believes that, historically, because of the rapid pace of technological change in the telecommunications test system market, patent protection has been a less significant factor than the knowledge, ability and experience of the Company's employees, the nature and frequency of product enhancement and the quality of the Company's support services. However, there can be no assurance that patent protection will not become a more significant factor in the Company's industry in the future. Likewise, there can be no assurance that the measures the Company undertakes will be adequate to protect its proprietary technology. To date, the Company has not federally registered certain of its trademarks, nor has it registered any of its copyrights. The Company's practice is to affix copyright notices on all software, hardware and product literature in order to assert copyright protection for these works. There can be no assurance that the lack of federal registration of the Company's trademarks and copyrights would not have a material adverse effect on the Company's intellectual property rights in the future. Additionally, the Company may be subject to further risks as it enters into transactions in countries where intellectual property laws are unavailable, do not provide adequate protection or are difficult to enforce. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to duplicate aspects of the Company's products or to obtain and use information that the Company regards as proprietary. There can be no assurance that the steps taken by the Company to protect its proprietary technology will be adequate to prevent misappropriation of such technology or that they will preclude competitors from independently developing products with functionality or features similar to the Company's products. The failure of the Company to protect its proprietary technology would have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors--Limited Protection of Proprietary Rights; Enforcement of Rights."

    While to date, the Company has not been subject to claims of infringement or misappropriation of intellectual property of third parties, there can be no assurance that third parties will not assert infringement claims against the Company, that any such assertion of infringement will not result in litigation or that the Company would prevail in such litigation. Furthermore, any such claims, with or without merit, could result in substantial cost to the Company and diversion of its personnel, require the Company to develop new technology, or require the Company to enter into royalty or licensing arrangements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to the Company or at all. Because the Company does not rely on patents to protect its technology, the Company will not be able to offer a license for patented technology in connection with any settlement of patent infringement lawsuits. In the event of a successful claim of infringement or misappropriation against the Company and failure or inability of the Company to develop non-infringing technology or license the infringed, misappropriated or similar technology at a reasonable cost, the Company's business, financial condition and results of operations would be materially adversely affected. In addition, the Company indemnifies its customers against claimed infringement of patents, trademarks, copyrights and other proprietary rights of third parties. Any requirement for the Company to indemnify a customer could have a material adverse effect on the Company's business, financial condition and results of operations. See "Risks of Third Party Claims of Infringement."

EMPLOYEES

    As of December 31, 1998, the Company employed 68 full-time employees, including 18 in research and development, 17 in technical customer support, 21 in sales and marketing, seven in administration and five in manufacturing. Of these employees, 48 were employed in North America, nine in the United Kingdom and 11 in

Japan. The Company is not subject to any collective bargaining agreement and has not experienced any work stoppages. The Company believes that its relations with its employees are good. See "Risk Factors--Competitive Market for Technical and Sales Personnel" and "--Dependence on Key Personnel."

FACILITIES

    The Company's executive offices, product development, and primary support and production operations are located in Mountain View, California, where the Company occupies approximately 17,750 square feet pursuant to a lease that expires early in 2002. The annual rent for the property is approximately $165,000. The Company believes that this facility will be adequate for its planned purposes.

    In addition, the Company leases professional services office space in the following locations with the following approximate square footage: 2,000 square feet in Schaumburg, Illinois; 1,500 square feet in Dallas, Texas; 1,300 square feet in Ottawa, Canada; 1,950 square feet in Chippenham, England; and 2,000 square feet in Tokyo, Japan.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The following table sets forth certain information, as of December 31, 1998, with respect to the directors and executive officers of the Company:

NAME                                     AGE      POSITION WITH THE COMPANY
-----------------------------------      ---      ----------------------------------------------------------------------
Richard A. Karp....................          54   President, Chief Executive Officer and Chairman of the Board
Joan M. Varrone....................          47   Vice President of Finance, Chief Financial Officer and Treasurer
Barry R. Hoglund...................          50   Vice President of Sales
Glenn Stewart......................          48   Vice President of Engineering
Guy R. Simpson.....................          40   Vice President of Applications Development
Barbara J. Fairhurst...............          50   Director of Operations
Nancy H. Karp......................          53   Secretary and Director
John M. Scandalios (1)(2)..........          68   Director
Charles L. Waggoner (1)(2).........          59   Director

------------------------

(1) Member of Audit Committee

(2) Member of Compensation Committee

    RICHARD A. KARP founded the Company in 1985 and has served as President, Chief Executive Officer and Chairman of the Board of the Company since inception. Prior to founding Catapult in 1985, Dr. Karp was Vice President of Software Development for Tri-Data, Inc., a supplier of protocol conversion equipment, from 1982 to 1985. Previously, he was a founder and Vice President of Software of Sequoia Systems, a fault-tolerant computer systems manufacturer. Dr. Karp has also served as an independent software consultant, and he spent five years as a systems programmer and project leader at Burroughs Corporation. Dr. Karp holds a Ph.D. in computer science from Stanford University, an M.S. in mathematics from the University of Wisconsin and a B.S. in science from the California Institute of Technology.

    JOAN M. VARRONE joined Catapult in September 1997 as Vice President, Finance, Chief Financial Officer and Treasurer. From 1994 to 1997, Ms. Varrone was Treasurer of Watkins-Johnson Company, a semiconductor equipment manufacturer, where she was responsible for finance, real estate, employee benefits and environmental compliance. From 1985 to 1993, she was employed by Raychem Corporation, where she held a number of financial positions in the areas of planning, international tax and treasury management. Prior to that, Ms. Varrone was employed at Exxon Corporation. Ms. Varrone holds an M.B.A. in finance and international business from New York University, an M.S. in operations research from Purdue University and a B.A. in mathematics from the College of New Rochelle.

    BARRY R. HOGLUND joined Catapult in 1993 as Vice President of Sales. From 1992 to 1993, he was Vice President of North American Sales and Service at Spectra-Physics Lasers. Prior to that, he was employed for 17 years by Watkins-Johnson Company, where his last position was Vice President of Sales and Marketing. Mr. Hoglund received an M.S. in physics from the University of Illinois and a B.S. in physics from the University of Minnesota.

    GLENN STEWART joined the Company in 1992 as Vice President of Engineering. Prior to joining the Company, he was Director of Engineering at Tektronix/LP Com. Previously, he spent nine years at Bell Northern Research as a manager of development of telecommunications products and services. Mr. Stewart holds an M.Sc. and a B.Sc. in computer science from the University of Toronto.

    GUY R. SIMPSON has served as Deputy Chairman of Catapult Communications Ltd., the Company's UK subsidiary ("CCL"), since October 1996 and was elected Vice President of Applications Development of the Company in May 1998. Mr. Simpson joined the Company in 1989 and has held a number of technical and management positions with the Company and CCL since that time. From October 1996 to April 1998,

Mr. Simpson was the Director of Field Test Systems for the Company. From July 1994 to September 1996, Mr. Simpson was Managing Director of CCL. From July 1992 to June 1994, he was Secretary of CCL. Prior to joining the Company, Mr. Simpson was employed for eight years by AT&T Bell Laboratories, where he held a variety of engineering and management positions in the area of advanced digital switching systems. Mr. Simpson holds a B.Sc. degree in computer science from Hatfield Polytechnic at the University of Hertfordshire, United Kingdom.

    BARBARA J. FAIRHURST joined Catapult in June 1995 as Director of Operations. From 1994 to 1995, Ms. Fairhurst was Principal at BJF Consulting, a consulting firm, where she developed business plans and implemented operating systems. From 1990 to 1993, Ms. Fairhurst was Corporate Vice President at Intersource Technologies, Inc., where she was responsible for operations and manufacturing. Prior to that time, Ms. Fairhurst spent 10 years as President and Chief Operating Officer of Sequential Circuits, a manufacturer of electronic music equipment. Ms. Fairhurst holds an M.B.A. from the Santa Clara University and a B.A. from San Jose State University.

    NANCY H. KARP has served as director and Secretary of the Company since its inception and served as the Company's Treasurer from inception to September 1997. In addition, from time to time during that period, she provided a variety of services to the Company. Beginning in June 1998, she also entered into a three-year consulting agreement with the Company. See "Certain Transactions." Ms. Karp holds an M.B.A. from Claremont Graduate School, an M.A. in public health from the University of California at Berkeley and a B.S. from Texas Technical University.

    JOHN M. SCANDALIOS has served as a director of the Company since November 1987. Since 1994, Mr. Scandalios has been a director and Vice President of Sales at Flowpoint Corporation, a computer networking company ("Flowpoint"). From 1993 to 1994, he served as Vice President of Sales of Combinet Inc., a computer networking company. From 1990 to 1993, Mr. Scandalios was President of LIR Corporation ("LIR"), a network software company. From 1987 to 1990, he served as Vice-President of Sales of ARIX Corporation, a UNIX-based computer manufacturing company. Mr. Scandalios is also a director of Ancot Corporation, a SCSI and fiber channel test equipment company. Mr. Scandalios holds an M.B.A. and a B.A. from the University of Chicago.

    CHARLES L. WAGGONER has served as a director of Catapult since January 1991. Since 1993, Mr. Waggoner has served as President of Flowpoint. From 1992 to 1993, Mr. Waggoner was Vice President of Development of LIR. From 1990 to 1992, he was an independent consultant at Waggoner Associates. From 1986 to 1990, Mr. Waggoner served as Vice President of Operations of GRiD Systems, Inc., a portable laptop computer company. Mr. Waggoner holds a B.S. in electrical engineering from South Dakota State University.

    Each director holds office until the next annual meeting of the stockholders of the Company or until his or her successor is duly elected and qualified. Each officer serves at the discretion of the Board of Directors. Richard A. Karp and Nancy H. Karp were recently divorced.

DIRECTOR COMPENSATION

    The Company's non-employee directors do not currently receive any cash compensation for service on the Company's Board of Directors or any committee thereof, but directors may be reimbursed for certain expenses incurred in connection with attendance at Board and committee meetings. Pursuant to the 1989 Stock Option Plan (the "1989 Plan"), in fiscal 1997 Messrs. Scandalios and Waggoner were each granted an option to purchase 37,500 shares of Common Stock at an exercise price of $0.83 per share. In addition, non-employee directors will be eligible for option grants under the Company's 1998 Stock Plan (the "1998 Plan"), which was adopted by the Board of Directors and approved by the stockholders in June 1998. Beginning in June 1998, Ms. Karp entered into a three-year consulting agreement with the Company. See "Management--Stock Plans" and "Certain Transactions."

BOARD OF DIRECTORS COMMITTEES

    The Board of Directors has an Audit Committee and a Compensation Committee, each consisting of Messrs. Waggoner and Scandalios. The Audit Committee was formed in June 1998 and makes recommendations to the Company's Board of Directors regarding the selection of independent auditors, reviews the results and scope of annual audit and reviews and evaluates the Company's internal control functions.

    The Compensation Committee was formed in June 1998 and makes recommendations to the Board of Directors concerning salaries and incentive compensation for the Company's executive officers and administers the Company's Stock Plans.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation Committee is currently composed of Messrs. Scandalios and Waggoner. Neither of these individuals has at any time been an officer or employee of the Company. Prior to formation of the Compensation Committee, determinations regarding compensation were made by the entire Board of Directors. Since formation of the Compensation Committee and until consummation of this offering, compensation decisions for officers who were also board members and for each individual whose total compensation in any fiscal or calendar year exceeded $1 million were made by recommendation of the President, subject to approval of the full Board of Directors, and all other compensation decisions were delegated to the President of the Company. No member of the Compensation Committee of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee. In June 1998, in connection with the settlement of divorce proceedings between Dr. and Ms. Karp, the Company and Dr. and Ms. Karp entered into a Voting Trust Agreement governing the voting of shares of the Company's Common Stock held by Ms. Karp. Concurrently, the Company and Ms. Karp entered into a Severance Agreement and Mutual Release providing for full settlement of claims asserted by Ms. Karp against the Company in early 1998 for compensation for past services rendered by her to the Company. The Company and Ms. Karp also concurrently entered into a Consulting and Non-Competition Agreement under which the Company would retain Ms. Karp as a consultant for a period of three years. See "Certain Transactions."

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

    The Company's Articles of Incorporation limit, to the maximum extent permitted by Section 78.751 of the Nevada General Corporation Law, the personal liability of directors and officers for monetary damages for breach of their fiduciary duties as directors and officers (other than liabilities arising from acts or omissions which involve intentional misconduct, fraud or knowing violations of law or the payment of distributions in violation of Nevada General Corporation Law). The Articles of Incorporation provide further that the Company shall indemnify to the fullest extent permitted by Nevada General Corporation Law any person made a party to an action or proceeding by reason of the fact such person was a director, officer, employee or agent of the Company. Subject to the Company's Articles of Incorporation, the Bylaws provide that the Company shall indemnify directors and officers for all costs reasonably incurred in connection with any action, suit or proceeding in which such director or officer is finally adjudged to have been derelict in the performance of his duties as such director or officer. The Company has entered into indemnification agreements with its officers and directors containing provisions which may require the Company, among other things, to indemnify the officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

    At the present time, there is no pending material litigation or proceeding involving a director, officer, employee or other agent of the Company in which indemnification would be required or permitted. The Company is not aware of any threatened material litigation or proceeding which may result in a claim for such indemnification.

EXECUTIVE COMPENSATION

    The following table sets forth certain information with respect to the compensation earned by the Company's Chief Executive Officer and other executive officers whose aggregate salary and bonus exceeded $100,000 during the fiscal year ended September 30, 1998 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                              LONG-TERM
                                                                                            COMPENSATION
                                                                                            -------------
                                                                                               AWARDS
                                                                                            -------------
                                                                     ANNUAL COMPENSATION     SECURITIES
                                                                   -----------------------   UNDERLYING
NAME AND PRINCIPAL POSITION                                        SALARY($)   BONUS($)(1)  OPTIONS(#)(2)
-----------------------------------------------------------------  ----------  -----------  -------------
Richard A. Karp .................................................  $  360,000   $ 251,200            --
  President, Chief Executive Officer
  and Chairman of the Board
Barry R. Hoglund ................................................     140,000     173,308            --
  Vice President of Sales
Joan M. Varrone .................................................     147,188      55,308       157,500
  Vice President of Finance, Chief Financial Officer and
  Treasurer
Glenn Stewart ...................................................     136,667      59,308            --
  Vice President of Engineering
Guy R. Simpson ..................................................     112,500      58,475
  Vice President of Applications Development
Barbara J. Fairhurst ............................................      98,000      31,406            --
  Director of Operations

----------------

(1) Includes bonuses paid in fiscal 1999 for services rendered in fiscal 1998.

(2) The Company has not granted any SARs.

                     OPTION GRANTS DURING FISCAL YEAR 1998

    The following table sets forth certain information concerning the stock option granted to the only Named Executive Officer who received an option in the fiscal year ended September 30, 1998.

                                                       INDIVIDUAL GRANTS
                        --------------------------------------------------------------------------------    POTENTIAL REALIZABLE
                           NUMBER OF                                                                      VALUE AT ASSUMED ANNUAL
                          SECURITIES     PERCENT OF TOTAL                                                      RATES OF STOCK
                          UNDERLYING     OPTIONS GRANTED    EXERCISE                  DEEMED VALUE PER    PRICE APPRECIATION($)(6)
                            OPTIONS      TO EMPLOYEES IN      PRICE     EXPIRATION    SHARE FOR DATE OF   ------------------------
         NAME            GRANTED(#)(1)       1998(2)        ($/SH)(3)     DATE(4)         GRANT(5)            0%           5%
----------------------  ---------------  ----------------  -----------  -----------  -------------------  -----------  -----------
Joan M. Varrone.......        157,500           76.4%       $    1.27     11/21/07        $    4.33       $   482,000  $   912,219


         NAME                10%
----------------------  -------------
Joan M. Varrone.......  $   1,570,728

----------------

(1) This option is an incentive stock option granted pursuant to the 1989 Stock Plan and has a term of 10 years, subject to earlier termination in certain events related to termination of employment. This option vests as to 1/8th of the underlying shares six months after the date of grant, and as to 1/48th of the shares each month thereafter.

(2) Based on an aggregate of 206,100 shares subject to options granted in fiscal 1998.

(3) Exercise price is equal to fair market value as determined by the Board of Directors at the time of grant. In determining the fair market value of the Company's Common Stock, the Board of Directors considered various factors, including the Company's financial condition and business prospects, its operating results, the absence of a market for its Common Stock and the risks normally associated with technology companies.

(4) Options may terminate before their expiration dates if the optionee's status as an employee or consultant is terminated or upon the optionee's death or disability.

(5) The deemed value for the date of grant was determined after the date of grant solely for financial accounting purposes.

(6) The potential realizable value is calculated based on the term of the option (10 years) and assumes that the deemed value at the date of grant appreciates at the indicated annual rate, compounded annually for the entire term of the option, and that the option is exercised and sold on the last day of its term for the appreciated stock price. The 0%, 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Commission and do not represent the Company's estimate or projection of the Company's future Common Stock prices. The assumed rate of appreciation of 0% indicates the value at the effective date of the offering based on the deemed value for financial accounting purposes less the exercise price.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES

    The following table sets forth certain information regarding exercisable and unexercisable stock options held by the Named Executive Officers as of September 30, 1998.

                                                                      NUMBER OF SECURITIES      VALUE OF UNEXERCISED IN-THE-
                                                                     UNDERLYING UNEXERCISED           MONEY OPTIONS AT
                                    SHARES                           OPTIONS AT 9/30/98 (#)            9/30/98 ($)(2)
                                 ACQUIRED ON         VALUE        ----------------------------  -----------------------------
NAME                             EXERCISE (#)    REALIZED($)(1)   EXERCISABLE   UNEXERCISABLE    EXERCISABLE   UNEXERCISABLE
------------------------------  --------------  ----------------  ------------  --------------  -------------  --------------
Barry R. Hoglund..............        390,000    $    1,615,899        24,998         50,002    $     218,316   $    436,517
Joan M. Varrone...............         19,687           112,807        13,125        124,688          114,624      1,088,526
Glenn Stewart.................             --                --         8,123         14,377           74,461        131,794
Guy R. Simpson................             --                --       151,249          1,751        1,478,108         15,286
Barbara J. Fairhurst..........         15,000            58,050        19,683         10,317          187,776         98,424

------------------------

(1) Based on the deemed fair market value of the shares acquired on exercise on the date of exercise ($4.33, $4.33 and $8.00 per share for Mr. Hoglund, Ms. Fairhurst and Ms. Varrone, respectively) as determined by the Board of Directors, minus the exercise price.

(2) Value of unexercised in-the-money options is based on the assumed initial public offering price of $10.00 per share less the exercise price payable for such shares.

STOCK PLANS

    1989 STOCK OPTION PLAN. The Company's 1989 Stock Option Plan (the "1989 Plan") was adopted by the Board of Directors and approved by the stockholders of the Company in August 1989. As of December 31, 1998, options to purchase a total of 961,160 shares of Common Stock had been exercised, options to purchase a total of 499,383 shares at a weighted average exercise price of $1.05 per share were outstanding and 201,692 shares remained available for future option grants.

    The 1989 Plan provides for the grant to employees of the Company and its subsidiaries (including officers and employee-directors) of "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and for the grant of options which do not so qualify ("nonstatutory stock options") to employees, officers, directors and consultants, advisors and other independent contractors to the Company. The 1989 Plan is administered by the Board of Directors or a committee of the Board of Directors (the "Administrator"). The exercise price of all incentive stock options granted under the 1989 Plan must be at least equal to the fair market value of the Common Stock of the Company on the date of grant. The exercise price of nonstatutory stock options cannot be less than 85% of the fair market value of the Common Stock of the

Company on the date of grant. Generally, options granted under the 1989 Plan provide that they must be exercised within 30 days of the end of optionee's status as an employee or consultant of the Company, or within 12 months after such optionee's termination by death or disability, but in no event later than the expiration of the option's 10-year term. The term of any stock option granted under the 1989 Plan may not exceed 10 years. Options granted to employees under the 1989 Plan generally become exercisable as to 1/8th of the total number of shares subject to the option six months after the date of grant, and as to 1/48th of the shares each month thereafter.

    In the event of certain changes in control of the Company, the 1989 Plan requires that each outstanding option be assumed or substituted by the successor corporation. If the successor corporation does not assume or substitute an option, the vesting and exercise period of such option will be accelerated as of a date prior to the change in control, as the Administrator so determines. Any options not assumed or exercised as of the date of the change in control of the Company will terminate, effective as of the date of such change in control. If not terminated earlier, the 1989 Plan will terminate in 1999.

    UK EXECUTIVE SHARE OPTION SCHEME. The Company's UK Executive Share Option Scheme (the "UK Plan") was adopted by the Board of Directors and approved by the stockholders of the Company in August 1989. As of December 31, 1998, no options to purchase shares of Common Stock had been exercised, and options to purchase a total of 154,500 shares at a weighted average exercise price of $0.22 per share were outstanding. As of such date, the Board had authorized no additional shares for future option grants under the UK Plan.

    The UK Plan provides for the grant to employees of the Company and its subsidiaries who satisfy certain criteria as set forth in the 1989 Plan. The UK Plan contains restrictions intended to comply with UK taxation laws, including restrictions on exercise, limitations on the size of option grants, requirements with respect to changes in capitalization and other matters.

    The UK Plan is administered by the Board of Directors or a committee of the Board of Directors (the "Administrator"). The Administrator determines the terms of options granted under the UK Plan, including the number of shares subject to the option, exercise price, term and exercisability. Payment of the exercise price may be made in cash or other consideration determined by the Administrator. An option may not be transferred by the optionee. Options granted to each employee under the UK Plan generally vest at the rate of 1/36th of the total number of shares subject to such option each month, commencing on the first anniversary of the date of grant. Options granted under the UK Plan must generally be exercised at the end of the optionee's status as an employee of the Company, or within 12 months after such optionee's termination by retirement, disability or death but in no event after the 10-year term of the option.

    In the event of certain changes in control of the Company, optionees under the UK Plan have the right to exercise or substitute their options for six months from the date of a change in control of the Company. The Administrator has the authority to alter the UK Plan as long as such action does not adversely affect any outstanding option, subject to approval of the Board of Inland Revenue as well as stockholder approval for any amendment which materially increases benefits accruing to participants.

    1998 STOCK PLAN. The Company's 1998 Stock Plan (the "1998 Plan") was adopted by the Board of Directors and approved by the stockholders of the Company in June 1998. A total of 1,800,000 shares of Common Stock has been reserved for issuance under the 1998 Plan. As of December 31, 1998, no options to purchase shares of Common Stock had been exercised and options to purchase a total of 38,850 shares at a weighted average exercise price of $6.00 per share were outstanding. The 1998 Plan provides for the grant to employees of the Company (including officers and employee directors) of incentive stock options within the meaning of Section 422 of the Code, and for the grant of nonstatutory stock options to employees, officers, directors (including non-employee directors) and consultants of the Company. Stock purchase rights may also be granted under the 1998 Plan.

    The 1998 Plan is administered by the Board of Directors or a committee of the Board of Directors (the "Administrator"). The Administrator determines the terms of options and stock purchase rights granted under the 1998 Stock Option Plan, including the number of shares subject to the option or right, exercise price, term and exercisability. No employee may be granted options to purchase more than 300,000 shares in any fiscal year. The exercise price of options and stock purchase rights granted under the 1998 Plan must be at least equal to the fair market value of the Common Stock of the Company on the date of grant. The term of an incentive stock option granted under the 1998 Plan may not exceed 10 years. Options granted under the 1998 Plan must generally be exercised within 30 days of the end of optionee's status as an employee or consultant of the Company, or within 12 months after such optionee's termination by death or disability, but in no event later than the expiration of the option's 10-year term. Options granted to employees under the 1998 Plan generally become exercisable at the rate of 1/8th of the total number of shares subject to the option six months after the date of grant, and as to 1/48th each month thereafter. Stock purchased upon exercise of stock purchase rights is subject to repurchase upon the termination of the purchaser's employment with the Company for any reason (including death or disability). The repurchase option lapses at a rate determined by the Administrator.

    The 1998 Plan provides that in the event of certain changes in control of the Company, each option or right must be assumed or an equivalent option or right substituted by the successor corporation. If the outstanding options or rights are not assumed or substituted, the vesting and exercise period of such option or stock purchase right will be accelerated for a period of 15 days, and the option or stock purchase right will terminate upon the expiration of such period. If not terminated earlier, the 1998 Plan will terminate in 2008.

    1998 EMPLOYEE STOCK PURCHASE PLAN. The Company's 1998 Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Board of Directors and the stockholders in June 1998. A total of 750,000 shares of Common Stock has been reserved for issuance under the Purchase Plan. In addition, the number of shares under the Purchase Plan will be increased automatically each year by an amount equal to the lesser of (i) 52,500 shares, (ii) 1% on the outstanding shares on such date or (iii) a lesser amount determined by the Board. The Purchase Plan, which is intended to qualify under Section 423 of the Code, has consecutive six-month offering periods. The offering periods generally begin on the first trading day on or after May 1 and November 1 of each year, except that the first offering period commences 91 days after the effective date of this offering and ends on the last trading day on or before October 31, 1999. The Purchase Plan will be administered by the Board of Directors or by a committee appointed by the Board. Employees will be eligible to participate if they are customarily employed by the Company or any participating subsidiary for at least 30 hours per week and more than five months in any calendar year. However, any employee who (i) immediately after grant owns stock possessing 5% or more of the total combined voting power or value of all classes of the capital stock of the Company, or (ii) whose rights to purchase stock under all employee stock purchase plans of the Company accrues at a rate which exceeds $25,000 for each calendar year may not be granted an option to purchase stock under the Purchase Plan. The Purchase Plan permits eligible employees to purchase Common Stock through payroll deductions of up to 7% of an employee's total compensation. The price of stock purchased under the Purchase Plan will generally be 85% of the lower of the fair market value of the Common Stock at the beginning of the offering period or at the end of the relevant purchase period. The maximum number of shares a participant may purchase during a single offering period is 200 shares. Employees may end their participation at any time during an offering period, and they will be paid their payroll deductions to date. Participation ends automatically upon termination of employment with the Company. The Purchase Plan will terminate in 2008.

                              CERTAIN TRANSACTIONS

    In connection with a divorce proceeding, in June 1998 Richard A. Karp and Nancy H. Karp entered into a Voting Trust Agreement. Under the Agreement, Ms. Karp placed all shares of the Company's Common Stock that she owned into a voting trust of which Dr. Karp is the trustee. She also agreed to place shares that she acquires in the future into the trust. The agreement gives Dr. Karp the power to vote the shares while they are in the trust. Ms. Karp has the ability to sell the shares which are the subject of the voting trust, which would terminate the voting trust as to any shares sold. Unless sooner terminated by Dr. Karp's resignation as trustee, his death or permanent disability, or a sale or merger of the Company, the voting trust will expire in June 2013.

    In early 1998, Ms. Karp asserted a claim against the Company for compensation for past services rendered by her to the Company. In June 1998, to settle these claims, the Company and Ms. Karp entered into a Severance Agreement and Mutual Release under which the Company paid her (i) $80,000 in full and complete settlement of her claims and (ii) payments totalling $17,500 for attorney's fees and costs she may incur in retaining a career counseling firm. The Company has also agreed to reimburse her up to $500 per month for up to one year for expenses related to conversion of her health and life insurance coverages to an individual plan.

    The Company and Ms. Karp also concurrently entered into a Consulting and Non-Competition Agreement under which Ms. Karp is retained as a consultant to the Company for three years to assist in the areas of human resources, facilities expansion and relocation, marketing and general business at a rate of not less than $4,500 per month regardless of the nature and amount of services rendered. She has agreed during this period in exchange for a lump sum payment of $18,000 not to engage in certain activities which would be competitive with the Company. She continues to serve without pay as a director and Secretary of the Company.

    The Company will pay the expenses of the Selling Stockholders in connection with the offering made by this Prospectus, excluding underwriting discounts and commissions. Sales by Dr. and Ms. Karp will account for substantially all of the shares to be sold by Selling Stockholders, including any shares that may be sold by Ms. Karp upon exercise of the over-allotment option granted by her to the Underwriters.

    On December 24, 1998 the Company repurchased 50,000 shares of stock from Barry R. Hoglund at a price of $6.00 per share.

    The Company has entered into indemnification agreements with its executive officers and directors containing provisions that may require the Company, among other things, to indemnify its executive officers and directors against certain liabilities that may arise by reason of their status or service as executive officers or directors (other than liabilities arising from willful misconduct of a culpable nature) and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. The Company also intends to execute such agreements with its future directors and executive officers. See "Management--Limitation of Liability and Indemnification Matters."

                       PRINCIPAL AND SELLING STOCKHOLDERS

    The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of December 31, 1998 (except as indicated) and as adjusted to reflect the sale of Common Stock offered hereby for (i) each person or entity who is known to the Company to beneficially own 5% or more of the outstanding Common Stock of the Company; (ii) each of the Company's directors; (iii) each of the Named Executive Officers;
(iv) all directors and executive officers of the Company as a group, and (v) the Selling Stockholders.

                                                             SHARES BENEFICIALLY                  SHARES BENEFICIALLY
                                                               OWNED PRIOR TO
                                                                 OFFERING(1)        NUMBER OF   OWNED AFTER OFFERING(1)
                                                           -----------------------    SHARES    -----------------------
DIRECTORS, EXECUTIVE OFFICERS AND 5% STOCKHOLDERS            NUMBER      PERCENT     OFFERED      NUMBER      PERCENT
---------------------------------------------------------  ----------  -----------  ----------  ----------  -----------
Richard A. Karp(2).......................................   9,000,000        86.0%     243,000   7,800,000        62.1%
Nancy H. Karp(2).........................................   4,557,000        43.5      957,000   3,600,000        28.6
Barry R. Hoglund(3)......................................     372,809         3.6           --     372,809         3.0
Joan M. Varrone(3).......................................      49,217           *           --      49,217           *
Glenn Stewart(3).........................................     266,247         2.5           --     266,247         2.1
Guy R. Simpson(3)........................................     151,562         1.4           --     151,562         1.2
Barbara J. Fairhurst(3)..................................      39,370           *           --      39,370           *
John M. Scandalios(3)....................................      29,372           *           --      29,372           *
Charles L. Waggoner(3)...................................      29,372           *           --      29,372           *
All executive officers and directors as a group (9
  persons)(3)............................................   9,937,949        92.5    1,200,000   8,737,949        68.0

OTHER SELLING STOCKHOLDERS
---------------------------------------------------------
Katherine F. Dollard.....................................      60,000           *       52,500       7,500           *

------------------------

*   Less than 1%.

(1) Beneficial ownership is determined in accordance with the rules of the Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable or are exercisable within 60 days of December 31, 1998 are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other individual. Percentage ownership of shares is based on 10,468,037 shares outstanding as of December 31, 1998 before the offering and 12,568,037 shares outstanding after the offering. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder's name.

(2) Includes in the case of Dr. Karp 4,500,000 shares beneficially owned by Ms. Karp with respect to which Dr. Karp has sole voting power pursuant to a voting trust agreement. Ms. Karp has retained dispositive power over such shares. See "Certain Transactions." The shares shown as beneficially owned by Ms. Karp include 57,000 shares beneficially owned by Dr. Karp at December 31, 1998 which he will transfer to Ms. Karp for sale by her in the offering made by this Prospectus. The information with respect to shares beneficially owned by Dr. and Ms. Karp after the offering assumes no exercise of the over-allotment option granted to the Underwriters by Ms. Karp with respect to a total of 502,875 shares of Common Stock beneficially owned by her. The address for Dr. and Ms. Karp is c/o Catapult Communications Corporation, 160 South Whisman Road, Mountain View, California 94041.

(3) Includes the following shares subject to options exercisable within 60 days of December 31, 1998: Barry R. Hoglund 32,809; Joan M. Varrone 29,529; Glenn Stewart 11,247; Guy R. Simpson 151,562; Barbara J. Fairhurst 24,370; John M. Scandalios 21,872; Charles L. Waggoner 3,905; and all executive officers and directors as a group (9 persons) 275,294.

                          DESCRIPTION OF CAPITAL STOCK

    Upon completion of this offering, the authorized capital stock of the Company will consist of 40,000,000 shares of Common Stock, $0.001 par value, and 5,000,000 shares of undesignated Preferred Stock, $0.001 par value.

COMMON STOCK

    As of December 31, 1998, there were 10,468,037 shares of Common Stock outstanding that were held of record by 22 stockholders. There will be 12,568,037 shares of Common Stock outstanding (assuming no exercise of the Underwriters' over-allotment option and no exercise of outstanding options after December 31, 1998) after giving effect to the sale of Common Stock offered hereby.

    The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Subject to preferences that may be applicable to any outstanding shares of Preferred Stock, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available for the payment of dividends. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to preferences of Preferred Stock then outstanding, if any. The Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and non-assessable, and the shares of Common Stock to be issued upon completion of this offering will be fully paid and non-assessable.

PREFERRED STOCK

    Pursuant to the Company's Restated Articles of Incorporation, the Board of Directors has the authority, without further action by the stockholders, to issue up to 5,000,000 shares of Preferred Stock in one or more series and to fix the designations, powers, preferences, privileges, and relative participating, optional or special rights and the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the Common Stock. The Board of Directors, without stockholder approval, can issue Preferred Stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of Common Stock. Preferred Stock could thus be issued quickly with terms calculated to delay or prevent a change in control of the Company or make removal of management more difficult. Additionally, the issuance of Preferred Stock may have the effect of decreasing the market price of the Common Stock, and may adversely affect the voting and other rights of the holders of Common Stock. Effective upon completion of this offering, there will be no shares of Preferred Stock outstanding, and the Company has no plans to issue any Preferred Stock.

NEVADA ANTI-TAKEOVER STATUTES

    The Company is subject to the provisions of Sections 78.411 through 78.444 of the General Corporation Law of Nevada. In general, this statute prohibits a publicly held Nevada corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person becomes an interested stockholder, unless the business combination is approved in a prescribed manner. An "interested stockholder" is a person who, directly or indirectly, owns (or, if an affiliate or associate within the prior three years, did own) 10% or more of the corporation's voting stock.

    Nevada has also adopted a "control shares" statute which limits the acquisition of a "controlling interest" in the corporation, as defined in the statute. This statute is designed to prevent an "acquiring person" from gaining voting control of the corporation without the approval of the corporation's stockholders. It provides that an acquiring person obtains only such voting rights in the control shares as are conferred by a resolution of the stockholders. Nevada's control shares statute applies to any issuing corporation which has 200 or more stockholders, at least 100 of whom are stockholders of record and residents of Nevada. The Company did not meet this requirement prior to this offering.

EFFECT OF THE CALIFORNIA GENERAL CORPORATION LAW

    The General Corporation Law of the State of California includes provisions that govern the operation of corporations incorporated in states other than California if such corporations are doing a majority of their business in California and have a majority of their outstanding voting securities held of record by persons residing in California. These provisions, which are generally more restrictive than their counterparts under Nevada law, presently apply by their terms to the Company and are expected to continue to apply following completion of this offering. In some cases, these provisions conflict with the laws of the State of Nevada.

TRANSFER AGENT AND REGISTRAR

    The Transfer Agent and Registrar for the Company's Common Stock in ChaseMellon Shareholder Services, L.L.C., and its telephone number is (415) 743-1444.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to this offering, there has been no public market for the Common Stock of the Company. Future sales of substantial amounts of Common Stock in the public market could adversely affect market prices prevailing from time to time. Furthermore, since only a limited number of shares will be available for sale shortly after this offering because of certain contractual and legal restrictions on resale described below, sales of substantial amounts of Common Stock of the Company in the public market after the restrictions lapse could adversely affect the prevailing market price and the ability of the Company to raise equity capital in the future.

    Upon completion of this offering, the Company will have an aggregate of 12,568,037 shares of Common Stock outstanding, assuming no exercise of options after December 31, 1998. Of these shares, the 3,352,500 shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless purchased by an affiliate of the Company who may only sell such shares pursuant to the public information, volume, manner of sale and notice requirements of Rule 144 under the Securities Act. The remaining 9,215,537 shares outstanding upon completion of this offering will be "restricted securities" as that term is defined under Rule 144 ("Restricted Shares"). Restricted Shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act, which are summarized below.

    The Company's officers, directors, certain stockholders and all holders of options to purchase Common Stock of the Company have agreed, during the 180-day period after the date of this Prospectus (the "Lock-Up Period"), that they will not, without the prior written consent of Hambrecht & Quist LLC, directly or indirectly offer, sell, contract to sell or otherwise dispose of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock. The Company has agreed that it will not, without the prior written consent of Hambrecht & Quist LLC, directly or indirectly offer, sell, contract to sell or otherwise dispose of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock during such 180-day period except for the sale of the shares of Common Stock in this offering and the issuance of options and shares of Common Stock pursuant to employee benefit plans described in this Prospectus. Any shares subject to the lock-up agreements may be released at any time, without notice, by Hambrecht & Quist LLC. See "Underwriting."

    Taking into account the lock-up agreements, the number of shares that will be available for sale in the public market under the provisions of Rules 144, 144(k) and 701, including certain shares issuable upon exercise of options, will be as follows: (i) approximately 60,938 Restricted Shares will be eligible for public resale immediately after the effective date of the Registration Statement; (ii) approximately 60,938 additional Restricted Shares will be eligible for public resale beginning 90 days after the effective date of the Registration Statement; and (iii) approximately 9,093,661 additional Restricted Shares (as well as an additional 430,852 shares issuable upon exercise of outstanding options) will be eligible for public resale beginning 180 days after the effective date of the Registration Statement, subject in some cases to the public information, volume, manner of sale and notice requirements of Rule 144 under the Securities Act.

    In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned shares at least one year (including the holding period of any prior owner other than an Affiliate) is entitled to sell in "broker's transactions" or to market makers, within any three-month period commencing 90 days after the date of this Prospectus, a number of shares that does not exceed the greater of (i) one percent of the number of shares of Common Stock then outstanding (approximately 125,680 shares immediately after this offering) or (ii) the average weekly trading volume of the Common Stock during the four calendar weeks preceding the required filing of a Form 144 with respect to such sale. Sales under Rule 144 are generally subject to certain manner of sale provisions and notice requirements and to the availability of current public information about the Company. Under Rule 144(k), a person who is not deemed to have been an Affiliate at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years (including the holding period of any prior owner other than an Affiliate), is entitled to sell such shares without having to comply with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

    Under Rule 701 promulgated under the Securities Act, employees, officers or directors of or consultants to the Company who purchased or were awarded shares or options to purchase shares pursuant to a written compensatory plan or contract are entitled to sell such shares 90 days after the effective date of this offering, without having to comply with the holding period requirements of Rule 144 and, in the case of non-affiliates, without having to comply with the public information, volume limitation or notice provisions of Rule 144.

    The Company intends to file a registration statement on Form S-8 under the Securities Act covering approximately 2,849,107 shares of Common Stock reserved for issuance under the Stock Plans. Such registration statement is expected to be filed and become effective as soon as practicable after the effective date of this offering. Accordingly, shares registered under such registration statement will, subject to Rule 144 volume limitations applicable to Affiliates, be available for sale in the open market 180 days after the effective date of the offering, except to the extent that such shares are subject to vesting restrictions. As of December 31, 1998, options to purchase 692,733 shares were issued and outstanding under the Stock Plans. See "Management-- Stock Plans."

                                  UNDERWRITING

    Subject to the terms and conditions of the Underwriting Agreement, the Underwriters named below, through their Representatives, Hambrecht & Quist LLC, CIBC Oppenheimer Corp. and C.E. Unterberg, Towbin, have severally agreed to purchase from the Company and the Selling Stockholders the following respective numbers of shares of Common Stock.

                                                                   NUMBER OF
NAME                                                                SHARES
----------------------------------------------------------------  -----------
Hambrecht & Quist LLC...........................................
CIBC Oppenheimer Corp...........................................
C.E. Unterberg, Towbin..........................................

                                                                  -----------
Total...........................................................   3,352,500
                                                                  -----------
                                                                  -----------

    The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent, including the absence of any material adverse change in the Company's business and the receipt of certain certificates, opinions and letters from the Company, its counsel and independent auditors. The nature of the Underwriters' obligation is such that they are committed to purchase all shares of Common Stock offered hereby if any of such shares are purchased.

    The Underwriters propose to offer the shares of Common Stock directly to the public at the initial public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in excess
of $   per share. The Underwriters may allow and such dealers may reallow a
concession not in excess of $   per share to certain other dealers. After the
initial public offering of the shares, the offering price and other selling terms may be changed by the Representatives of the Underwriters. The Representatives have informed the Company that the Underwriters do not intend to confirm discretionary sales in excess of 5% of the shares of Common Stock offered hereby.

    Nancy H. Karp, a Selling Stockholder, has granted to the Underwriters an option, exercisable no later than 30 days after the date of this Prospectus, to purchase up to 502,875 additional shares of Common Stock at the initial public offering price, less the underwriting discount, set forth on the cover page of this Prospectus. To the extent that the Underwriters exercise this option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof which the number of shares of Common Stock to be purchased by it shown in the above table bears to the total number of shares of Common Stock offered hereby. Ms. Karp will be obligated, pursuant to the option, to sell shares to the Underwriters to the extent the option is exercised. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of shares of Common Stock offered hereby.

    The offering of the shares is made for delivery when, as and if accepted by the Underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offering without notice. The Underwriters reserve the right to reject an order for the purchase of shares in whole or in part.

    The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the Underwriters may be required to make in respect thereof.

    The Selling Stockholders, certain other stockholders and certain holders of options to purchase Common Stock of the Company, including the executive officers and directors, who will own (or have the right to purchase) in the aggregate 9,093,661 shares (including shares issuable upon exercise of options to purchase

Common Stock) after the offering, have agreed that they will not, without the prior written consent of Hambrecht & Quist LLC, offer, sell or otherwise dispose of any shares of Common Stock, options or warrants to acquire shares of Common Stock or securities exchangeable for or convertible into shares of Common Stock owned by them during the 180-day period following the date of this Prospectus. The Company has agreed that it will not, without the prior written consent of Hambrecht & Quist LLC, offer, sell or otherwise dispose of any shares of Common Stock, options or warrants to acquire shares of Common Stock or securities exchangeable for or convertible into shares of Common Stock during the 180-day period following the date of this Prospectus, except that the Company may issue shares upon the exercise of options granted prior to the date hereof, and may grant additional options under its stock option plans.

    Prior to the offering, there has been no public market for the Common Stock. The initial public offering price for the shares of Common Stock will be determined by negotiation among the Company, the Selling Stockholders and the Representatives. Among the factors to be considered in determining the initial public offering price are prevailing market and economic conditions, revenues and earnings of the Company, estimates of the business potential and prospects of the Company, the present state of the Company's business operations, the Company's management and other factors deemed relevant. The estimated initial public offering price range set forth on the cover of this Preliminary Prospectus is subject to change as a result of market conditions and other factors.

    Certain persons participating in this offering may over-allot or effect transactions which stabilize, maintain or otherwise affect the market price of the Common Stock at levels above those which might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids. A stabilizing bid means the placing of any bid or effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of the Common Stock. A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering. A penalty bid means an arrangement that permits the Underwriters to reclaim a selling concession from a syndicate member in connection with the offering when shares of Common Stock sold by the syndicate member are purchased in syndicate covering transactions. Such transactions may be effected on the Nasdaq Stock Market, in the over-the-counter market or otherwise. Such stabilizing, if commenced, may be discontinued at any time.

                                 LEGAL MATTERS

    Certain legal matters in connection with the issuance of the securities being offered hereby will be passed upon for the Company and the Selling Stockholders by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Certain legal matters in connection with this offering will be passed upon for the Underwriters by Cooley Godward LLP, San Francisco, California.

                                    EXPERTS

    The consolidated financial statements of Catapult Communications Corporation as of September 30, 1997 and 1998 and for each of the three years in the period ended September 30, 1998 included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             CHANGE IN ACCOUNTANTS

    In December 1997, the Company retained PricewaterhouseCoopers LLP as the Company's independent accountants and replaced Ireland San Filippo, LLP ("Ireland San Filippo"), the Company's former accountants. The decision to change independent accountants was ratified by the Company's Board of Directors. During the periods audited by Ireland San Filippo through December 1997, there were no disagreements with Ireland San Filippo regarding any matters with respect to accounting principles or practices, financial statement disclosure or audit scope or procedure, which disagreements, if not resolved to the satisfaction of the former accountants, would have caused Ireland San Filippo to make reference to the subject matter of the disagreement in connection with its report. The former accountants reports for the years audited by them are not a part of the financial statements of the Company included in this Prospectus and the related financial statement schedules included elsewhere in the Registration Statement. Such reports did not contain an adverse opinion or disclaimer of opinion or qualifications or modifications as to uncertainty, audit scope or accounting principles. Prior to retaining PricewaterhouseCoopers LLP, the Company had not consulted with PricewaterhouseCoopers LLP regarding the application of accounting principles.

                                    GLOSSARY

Asynchronous Transfer     A cell-based network technology protocol that supports
  Mode (ATM)              simultaneous transmission of data, voice and video typically at
                          T-1 or higher speeds.

Code Division Multiple    A digital wireless technology that uses a modulation technique
  Access (CDMA)           in which many channels are independently coded for transmission over a single wideband channel.

E-1                       A digital transmission link used by European carriers to
                          transmit thirty-two 64 Kbps digital channels for voice or data.

Frame Relay               An access standard which employs a form of packet switching to facilitate high-speed data communications.

Global System for Mobile  A digital wireless technology that is widely deployed in Europe
  Communications (GSM)    and, increasingly, in other parts of the world.

Graphical User Interface  A graphics-based computer interface that usually incorporates
  (GUI)                   icons, pull- down menus and a mouse.

Intelligent Network (IN)  A network that allows functionality to be distributed flexibly to a variety of nodes on and off the network and allows that architecture to be modified to control network services.

Integrated Services       An international telecommunications standard for transmitting
  Digital Network (ISDN)  voice, data and video over digital lines at transmission speeds of up to 142 Kbps.

IS-41 (Interim Standard   A signalling protocol used in the North American cellular
  41)                     applications.

Personal Communication    A digital cellular communication service offered by some North
  Service (PCS)           American operators.

Personal Digital          A digital cellular communication service used in Japan.
  Cellular (PDC)

Protocol                  A specific set of rules, procedures or conventions governing the format, means and timing of transmissions between two devices.

System Signalling 7       A message-based protocol for exchanging signalling and control
  (SS7)                   information between telephony network entities.

T-1                       A point-to-point dedicated line with transmission speeds of up to 1.544 Mbps widely used for private networks and high-speed links to the Internet.

V5                        A European standard protocol for the interface between the access network and the carrier switch principally for basic telephony.

Variant                   A specific implementation of a protocol, typically unique to a country or region.

X.25                      A switched communications protocol that defines how data streams are to be assembled into packets, controlled, routed and
                          protected as they cross a network.

                      CATAPULT COMMUNICATIONS CORPORATION
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------
Report of Independent Accountants..........................................................................        F-2
Consolidated Balance Sheets................................................................................        F-3
Consolidated Statements of Income..........................................................................        F-4
Consolidated Statements of Stockholders' Equity............................................................        F-5
Consolidated Statements of Cash Flows......................................................................        F-6
Notes to Consolidated Financial Statements.................................................................        F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of

Catapult Communications Corporation

    In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Catapult Communications Corporation and its subsidiaries at September 30, 1997 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICEWATERHOUSECOOPERS LLP

San Jose, California

December 24, 1998

                      CATAPULT COMMUNICATIONS CORPORATION
                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                                   PRO FORMA
                                                                                                  SHAREHOLDERS
                                                             SEPTEMBER 30,                           EQUITY
                                                          --------------------  DECEMBER 31,    AT DECEMBER 31,
                                                            1997       1998         1998         1998 (NOTE 1)
                                                          ---------  ---------  -------------  ------------------
                                                                                           (UNAUDITED)
                                                     ASSETS
Current Assets:
  Cash and cash equivalents.............................  $  10,672  $  15,229    $  13,759
  Accounts receivable, net of allowances of $59, $75 and
    $75 (unaudited).....................................        892      2,007        3,420
  Inventories...........................................        421        612          573
  Prepaid expenses......................................        992         95          379
  Deferred income taxes.................................        556        406          406
                                                          ---------  ---------  -------------
    Total current assets................................     13,533     18,349       18,537
Property and equipment, net.............................        442        778          750
Other assets............................................         60        368          371
                                                          ---------  ---------  -------------
    Total assets........................................  $  14,035  $  19,495    $  19,658
                                                          ---------  ---------  -------------
                                                          ---------  ---------  -------------

                          LIABILITIES, REDEEMABLE COMMON STOCK AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable......................................  $     150  $     782    $     492
  Accrued liabilities...................................      2,720      2,339        2,066
  Deferred revenue......................................        965      1,222          991
                                                          ---------  ---------  -------------
    Total current liabilities...........................      3,835      4,343        3,549
Deferred income taxes...................................         30          2            2
                                                          ---------  ---------  -------------
    Total liabilities...................................      3,865      4,345        3,551
                                                          ---------  ---------  -------------
Redeemable common stock (Note 5)........................         --      5,000        5,000        $       --
                                                          ---------  ---------  -------------         -------
Commitments (Note 8)
Stockholders' Equity:
  Preferred stock, $0.001 par value, 5,000,000 shares
    authorized; none issued and outstanding.............         --         --           --                --
  Common stock, $0.001 par value, 40,000,000 shares
    authorized; 9,629,443, 9,992,317 and 9,968,037
    (unaudited) issued and outstanding actual;
    10,468,037 (unaudited) issued and outstanding pro
    forma...............................................         10         10           10                11
  Additional paid-in capital............................        264         --           17             1,081
  Deferred compensation.................................       (196)      (609)        (559)             (559)
  Retained earnings.....................................     10,166     10,756       11,947            15,882
  Cumulative translation adjustment.....................        (74)        (7)          (8)               (8)
  Treasury stock (50,000 shares at cost)................         --         --         (300)             (300)
                                                          ---------  ---------  -------------         -------
    Total stockholders' equity..........................     10,170     10,150       11,107        $   16,107
                                                          ---------  ---------  -------------         -------
                                                                                                      -------
    Total liabilities, redeemable common stock and
      stockholders' equity..............................  $  14,035  $  19,495    $  19,658
                                                          ---------  ---------  -------------
                                                          ---------  ---------  -------------

  The accompanying notes are an integral part of these consolidated financial statements.

                      CATAPULT COMMUNICATIONS CORPORATION

                       CONSOLIDATED STATEMENTS OF INCOME

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                               THREE MONTHS ENDED
                                                                YEAR ENDED SEPTEMBER 30,          DECEMBER 31,
                                                             -------------------------------  --------------------
                                                               1996       1997       1998       1997       1998
                                                             ---------  ---------  ---------  ---------  ---------
                                                                                                  (UNAUDITED)
Revenues:
  Product sales............................................  $   7,690  $  11,519  $  15,833  $   2,853  $   4,524
  Services.................................................      1,562      1,833      2,373        593        705
                                                             ---------  ---------  ---------  ---------  ---------
                                                                 9,252     13,352     18,206      3,446      5,229
                                                             ---------  ---------  ---------  ---------  ---------
Cost of revenues:
  Product sales............................................      1,103      1,576      1,852        310        611
  Services.................................................        246        344        564        110        189
                                                             ---------  ---------  ---------  ---------  ---------
                                                                 1,349      1,920      2,416        420        800
                                                             ---------  ---------  ---------  ---------  ---------
    Gross profit...........................................      7,903     11,432     15,790      3,026      4,429
                                                             ---------  ---------  ---------  ---------  ---------
Operating expenses:
  Research and development.................................        908      1,419      2,001        414        553
  Sales and marketing......................................      1,881      2,550      3,242        670      1,192
  General and administrative...............................      1,384      2,063      2,188        450        579
  Offering costs...........................................     --         --            769     --         --
                                                             ---------  ---------  ---------  ---------  ---------
                                                                 4,173      6,032      8,200      1,534      2,324
                                                             ---------  ---------  ---------  ---------  ---------
Operating income...........................................      3,730      5,400      7,590      1,492      2,105
                                                             ---------  ---------  ---------  ---------  ---------
Other income and expense:
  Interest income..........................................        269        380        594        114        151
  Other income (expense), net..............................       (209)        (6)      (263)      (100)      (166)
                                                             ---------  ---------  ---------  ---------  ---------
                                                                    60        374        331         14        (15)
                                                             ---------  ---------  ---------  ---------  ---------
Income before provision for income taxes...................      3,790      5,774      7,921      1,506      2,090
Provision for income taxes.................................      1,502      2,436      3,396        646        899
                                                             ---------  ---------  ---------  ---------  ---------
Net income.................................................  $   2,288  $   3,338  $   4,525  $     860  $   1,191
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------
Earnings per share:
  Basic....................................................  $    0.24  $    0.35  $    0.44  $    0.08  $    0.11
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------
  Diluted..................................................  $    0.22  $    0.31  $    0.41  $    0.08  $    0.11
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------
Shares used in computing earnings per share:
  Basic....................................................      9,621      9,630     10,369     10,163     10,517
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------
  Diluted..................................................     10,301     10,605     10,940     10,809     10,953
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------

  The accompanying notes are an integral part of these consolidated financial statements.

                      CATAPULT COMMUNICATIONS CORPORATION

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                        COMMON STOCK        ADDITIONAL                                CUMULATIVE
                                   -----------------------    PAID-IN       DEFERRED      RETAINED    TRANSLATION    TREASURY
                                     SHARES      AMOUNT       CAPITAL     COMPENSATION    EARNINGS    ADJUSTMENT       STOCK
                                   ----------  -----------  -----------  ---------------  ---------  -------------  -----------
Balance at September 30, 1995....   9,595,094   $      10    $      41      $      --     $   4,540    $     (34)    $      --
Issuance of common stock.........      34,187          --            7             --            --           --            --
Currency translation
  adjustment.....................          --          --           --             --            --          (20)           --
Net income.......................          --          --           --             --         2,288           --            --
                                                       --
                                   ----------               -----------         -----     ---------          ---         -----
Balance at September 30, 1996....   9,629,281          10           48             --         6,828          (54)           --
Issuance of common stock.........         162          --           --             --            --           --            --
Deferred stock compensation......          --          --          216           (216)           --           --            --
Amortization of deferred stock
  compensation...................          --          --           --             20            --           --            --
Currency translation
  adjustment.....................          --          --           --             --            --          (20)           --
Net income.......................          --          --           --             --         3,338           --            --
                                                       --
                                   ----------               -----------         -----     ---------          ---         -----
Balance at September 30, 1997....   9,629,443          10          264           (196)       10,166          (74)           --
Issuance of common stock.........     862,874           1          211             --            --           --            --
Deferred stock compensation......          --          --          589           (589)           --           --            --
Amortization of deferred stock
  compensation...................          --          --           --            176            --           --            --
Redeemable common stock..........    (500,000)         (1)      (1,064)            --        (3,935)          --            --
Currency translation
  adjustment.....................          --          --           --             --            --           67            --
Net income.......................          --          --           --             --         4,525           --            --
                                                       --
                                   ----------               -----------         -----     ---------          ---         -----
Balance at September 30, 1998....   9,992,317          10           --           (609)       10,756           (7)           --
Issuance of common stock
  (unaudited)....................      25,720          --           17             --            --           --            --
Purchase of treasury stock
  (unaudited)....................     (50,000)         --           --             --            --           --          (300)
Amortization of deferred stock
  compensation (unaudited).......          --          --           --             50            --           --            --
Currency translation adjustment
  (unaudited)....................          --          --           --             --            --           (1)           --
Net income (unaudited)...........          --          --           --             --         1,191           --            --
                                                       --
                                   ----------               -----------         -----     ---------          ---         -----
Balance at December 31, 1998
  (unaudited)....................   9,968,037   $      10    $      17      $    (559)    $  11,947    $      (8)    $    (300)
                                                       --
                                                       --
                                   ----------               -----------         -----     ---------          ---         -----
                                   ----------               -----------         -----     ---------          ---         -----

                                      TOTAL
                                   STOCKHOLDERS'
                                      EQUITY
                                   ------------
Balance at September 30, 1995....   $    4,557
Issuance of common stock.........            7
Currency translation
  adjustment.....................          (20)
Net income.......................        2,288

                                   ------------
Balance at September 30, 1996....        6,832
Issuance of common stock.........           --
Deferred stock compensation......           --
Amortization of deferred stock
  compensation...................           20
Currency translation
  adjustment.....................          (20)
Net income.......................        3,338

                                   ------------
Balance at September 30, 1997....       10,170
Issuance of common stock.........          212
Deferred stock compensation......           --
Amortization of deferred stock
  compensation...................          176
Redeemable common stock..........       (5,000)
Currency translation
  adjustment.....................           67
Net income.......................        4,525

                                   ------------
Balance at September 30, 1998....       10,150
Issuance of common stock
  (unaudited)....................           17
Purchase of treasury stock
  (unaudited)....................         (300)
Amortization of deferred stock
  compensation (unaudited).......           50
Currency translation adjustment
  (unaudited)....................           (1)
Net income (unaudited)...........        1,191

                                   ------------
Balance at December 31, 1998
  (unaudited)....................   $   11,107

                                   ------------
                                   ------------

  The accompanying notes are an integral part of these consolidated financial statements.

                      CATAPULT COMMUNICATIONS CORPORATION
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                                THREE MONTHS ENDED
                                                                YEAR ENDED SEPTEMBER 30,           DECEMBER 31,
                                                             -------------------------------  ----------------------
                                                               1996       1997       1998        1997        1998
                                                             ---------  ---------  ---------  -----------  ---------
                                                                                                   (UNAUDITED)
Cash flows from operating activities:
Net income.................................................  $   2,288  $   3,338  $   4,525   $     860   $   1,191
Adjustments to reconcile net income to net cash provided by
 operating activities:
  Depreciation and amortization............................        120        121        226          40          77
  Amortization of deferred stock compensation..............         --         20        176          35          50
  Deferred income taxes....................................       (184)       (51)       122          --          --
  Gain on sale of fixed assets.............................         (4)        (7)        --          --          --
  Change in current assets and liabilities:
    Accounts receivable....................................       (207)      (397)    (1,115)       (746)     (1,413)
    Inventories............................................       (172)       171       (191)        (20)         39
    Prepaid expenses.......................................        (30)      (959)       897         356        (284)
    Other assets...........................................          5        (26)      (308)          4          (3)
    Accounts payable.......................................        107        (34)       632         108        (290)
    Accrued liabilities....................................         55        989       (381)       (429)       (273)
    Deferred revenue.......................................        337        189        257         222        (231)
                                                             ---------  ---------  ---------  -----------  ---------
      Net cash provided (used) by operating activities.....      2,315      3,354      4,840         430      (1,137)
                                                             ---------  ---------  ---------  -----------  ---------
Cash flows from investing activities:
  Proceeds from sale of investments, net...................        425        402         --          --          --
  Purchase of property and equipment.......................       (182)      (242)      (562)        (65)        (49)
  Proceeds from sale of property and equipment.............         14          7         --          --          --
                                                             ---------  ---------  ---------  -----------  ---------
      Net cash provided (used) by investing
        activities.........................................        257        167       (562)        (65)        (49)
                                                             ---------  ---------  ---------  -----------  ---------
Cash flows from financing activities:
  Stock issuances..........................................          7         --        212         167          17
  Purchase of treasury stock...............................         --         --         --          --        (300)
                                                             ---------  ---------  ---------  -----------  ---------
      Net cash provided (used) by financing
        activities.........................................          7         --        212         167        (283)
                                                             ---------  ---------  ---------  -----------  ---------
Effect of exchange rate changes............................        (19)       (20)        67          17          (1)
                                                             ---------  ---------  ---------  -----------  ---------
Net change in cash and cash equivalents....................      2,560      3,501      4,557         549      (1,470)
Cash and cash equivalents, beginning of period.............      4,611      7,171     10,672      10,672      15,229
                                                             ---------  ---------  ---------  -----------  ---------
Cash and cash equivalents, end of period...................  $   7,171  $  10,672  $  15,229   $  11,221   $  13,759
                                                             ---------  ---------  ---------  -----------  ---------
                                                             ---------  ---------  ---------  -----------  ---------
Supplemental disclosures of cash flow information
  Cash paid during the period for:
    Income taxes...........................................  $   1,666  $   3,291  $   2,400   $     304   $   1,072
                                                             ---------  ---------  ---------  -----------  ---------
                                                             ---------  ---------  ---------  -----------  ---------

  The accompanying notes are an integral part of these consolidated financial statements.

                      CATAPULT COMMUNICATIONS CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

THE COMPANY

    Catapult Communications Corporation (the "Company") designs, develops, manufactures, markets and supports an advanced software-based test system offering an integrated suite of testing applications for the global telecommunications industry. The Company's advanced test systems assist its customers in the design, integration, installation and acceptance testing of a broad range of digital telecommunications equipment and services. The Company was incorporated in California in October 1985 and has operations in the United States, Canada, the United Kingdom and Japan.

REINCORPORATION IN NEVADA AND RECAPITALIZATION

    On June 19, 1998, the Company reincorporated in Nevada. In connection with the reincorporation, the Company authorized 45,000,000 shares of capital stock, consisting of 40,000,000 shares of Common Stock, $0.001 par value, and 5,000,000 shares of undesignated Preferred Stock, $0.001 par value. In addition, stockholders of the California corporation received three shares of common stock of the Nevada corporation for every two shares of common stock of the California corporation. All share and per share amounts have been restated to give retroactive effect to the changes in authorized shares and par values, and the three-for-two stock exchange.

BASIS OF CONSOLIDATION

    The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Catapult Communications Limited, Catapult Communications K.K., and ISDN Technologies, Ltd. All significant intercompany balances and transactions have been eliminated in consolidation.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH EQUIVALENTS

    The Company considers all highly liquid investments with an original maturity of 90 days or less to be cash equivalents. At September 30, 1997 and 1998, cash equivalents consisted principally of U.S. treasury bills and money market funds with fair values which approximate cost. The Company maintains its cash in bank deposit accounts at high credit quality financial institutions in the United States, United Kingdom and Japan. Approximately $657,000 and $1,567,000 of cash at September 30, 1997 and 1998, respectively, were held in financial institutions in Japan which exceeded insured levels.

REVENUE RECOGNITION

    Product sales are recognized upon shipment provided that no significant vendor obligations remain and collection is considered probable.

    Services revenue consists primarily of post-contract customer support, training, consulting and installation services. Post-contract customer support revenues are recognized ratably over the support period, which is

                      CATAPULT COMMUNICATIONS CORPORATION

NOTE 1--THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) generally one year. Revenues from training, consulting services and installation are recognized as the services are performed.

FOREIGN CURRENCY TRANSLATION

    The functional currencies of the Company's foreign subsidiaries are the respective local currencies. In consolidation, assets and liabilities are translated at year-end exchange rates and revenue and expense items are translated at average rates prevailing during the year. Gains and losses from foreign currency translation are accumulated as a separate component of stockholders' equity. Gains and losses resulting from foreign currency transactions are included in the consolidated statement of income.

DERIVATIVE FINANCIAL INSTRUMENTS

    The Company's foreign subsidiaries operate and sell the Company's products in various global markets. As a result, the Company is exposed to changes in interest rates and foreign currency exchange rates on foreign currency denominated sales made to foreign subsidiaries. The Company utilizes foreign currency forward exchange contracts and options to hedge against future movements in foreign exchange rates that could affect certain foreign currency denominated intercompany receivables. The Company attempts to match the forward contracts with the underlying receivables being hedged in terms of currency, amount, and maturity. The Company does not use derivative financial instruments for speculative or trading purposes. Because the impact of movements in currency exchange rates on forward contracts offsets the related impact on the exposures hedged, these financial instruments do not subject the Company to speculative risk that would otherwise result from changes in currency exchange rates. Realized gains and losses on forward exchange contracts offset foreign exchange transaction gains or losses for revaluation of foreign currency denominated intercompany receivable balances which otherwise would be charged to other income (expense).

    At September 30, 1998, the Company had forward exchange contracts maturing in fiscal 1999 to sell approximately $560,000 in Japanese yen. At September 30, 1997, the Company had no forward exchange contracts outstanding. The fair market value of the contracts at September 30, 1998 was not material.

    In addition, at September 30, 1998 the Company had a foreign currency option to sell 435 million Japanese yen maturing in fiscal 1999. This option was out of the money at September 30, 1998 and had an immaterial fair market value. The cost of the option has been included in other income (expense).

FAIR VALUE

    The carrying value of the Company's financial instruments, other than foreign currency instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximate their fair values due to their relatively short maturities. The Company does not hold or issue financial instruments for trading purposes.

CONCENTRATION OF CREDIT RISK

    Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash, cash equivalents, short-term investments and accounts receivable. The Company's accounts receivable are derived from revenue earned from customers located in North America, Europe and Japan. The Company performs ongoing credit evaluations of its customers' financial condition and, generally, requires no collateral

                      CATAPULT COMMUNICATIONS CORPORATION

NOTE 1--THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) from its customers. The Company maintains an allowance for doubtful accounts receivable based upon the expected collectibility of its accounts receivable.

    The following table summarizes the revenues from customers in excess of 10% of total revenues:

                                                                                                YEAR ENDED SEPTEMBER 30,
                                                                                           ----------------------------------
                                                                                              1996        1997        1998
                                                                                           ----------  ----------  ----------
Customer A...............................................................................         --          --          24%
Customer B...............................................................................         --          17%         21%
Customer C...............................................................................         23%         28%         15%
Customer D...............................................................................         10%         --          12%
Customer E...............................................................................         12%         --          --

    At September 30, 1997, three customers accounted for 53%, 17% and 14% of total accounts receivable, respectively. At September 30, 1998, four customers accounted for 39%, 13%, 13% and 10% of total accounts receivable, respectively.

INVENTORIES

    Inventories are stated at the lower of cost or market, using the first-in first-out ("FIFO") method.

CAPITALIZED SOFTWARE DEVELOPMENT COSTS

    Software development costs not qualifying for capitalization are included in research and development and are expensed as incurred. After technological feasibility is established, material software development costs are capitalized. The capitalized cost is then amortized on a straight-line basis over the greater of the estimated product life or on the ratio of current revenues to total projected product revenues. The Company defines technological feasibility as the establishment of a working model, which typically occurs upon completion of the first beta version. To date, the period between achieving technological feasibility, and the general availability of such software has been short and software development costs qualifying for capitalization have been insignificant. Accordingly, the Company has not capitalized any software development costs.

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Depreciation is computed using the straight-line method over estimated useful lives, generally four years, or the lease term of the respective assets.

WARRANTY

    The Company provides a limited warranty for its products. A provision for the estimated warranty cost is recorded at the time revenue is recognized based on the Company's historical experience.

INCOME TAXES

    The Company accounts for income taxes under the liability method, which requires recognition of deferred tax assets and liabilities for the future tax consequences of temporary differences between the tax bases of assets and liabilities and their reported amounts.

                      CATAPULT COMMUNICATIONS CORPORATION

NOTE 1--THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) STOCK-BASED COMPENSATION

    The Company accounts for stock-based employee compensation arrangements in accordance with provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," ("APB 25") and complies with the disclosure provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation ("SFAS 123").

EARNINGS PER SHARE

    In February 1997, the Financial Accounting Standards Board ("FASB") issued Financial Accounting Standard No. 128, "Earnings per Share" ("SFAS 128"). The Company has presented earnings per share for all periods in accordance with the new standard. SFAS 128 requires the presentation of basic and diluted earnings per share. Basic earnings per share is computed using the weighted average number of common shares outstanding during the period. Diluted earnings per share includes the effect of dilutive potential common shares (options) issued during the period (using the treasury stock method). The following data is presented in thousands except per share data:

                                                                                                THREE MONTHS ENDED
                                                              YEAR ENDED SEPTEMBER 30,             DECEMBER 31,
                                                           -------------------------------  --------------------------
                                                             1996       1997       1998        1997          1998
                                                           ---------  ---------  ---------  -----------  -------------
                                                                                                   (UNAUDITED)
Net income...............................................  $   2,288  $   3,338  $   4,525   $     860     $   1,191
                                                           ---------  ---------  ---------  -----------       ------
                                                           ---------  ---------  ---------  -----------       ------
Weighted average shares outstanding......................      9,621      9,630     10,369      10,163        10,517
Dilutive options.........................................        680        975        571         646           436
                                                           ---------  ---------  ---------  -----------       ------
Weighted average shares assuming dilution................     10,301     10,605     10,940      10,809        10,953
                                                           ---------  ---------  ---------  -----------       ------
                                                           ---------  ---------  ---------  -----------       ------
Earnings per share:
  Basic..................................................  $    0.24  $    0.35  $    0.44   $    0.08     $    0.11
                                                           ---------  ---------  ---------  -----------       ------
                                                           ---------  ---------  ---------  -----------       ------
  Diluted................................................  $    0.22  $    0.31  $    0.41   $    0.08     $    0.11
                                                           ---------  ---------  ---------  -----------       ------
                                                           ---------  ---------  ---------  -----------       ------

COMPREHENSIVE INCOME:

    As of October 1, 1998, the Company adopted Statement of Financial Accounting Standard No. 130 ("SFAS 130"), "Reporting Comprehensive Income". SFAS 130 requires separate reporting of comprehensive income which is defined as "the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources". Comprehensive income is summarized as follows:

                                                                                 THREE MONTHS ENDED
                                                  YEARS ENDED SEPTEMBER 30,         DECEMBER 31,
                                               -------------------------------  --------------------
                                                 1996       1997       1998       1997       1998
                                               ---------  ---------  ---------  ---------  ---------
                                                                                    (UNAUDITED)
Net income...................................  $   2,288  $   3,338  $   4,525  $     860  $   1,191
Translation adjustments......................        (19)       (20)        67         17         (1)
                                               ---------  ---------  ---------        ---  ---------
Comprehensive income.........................  $   2,269  $   3,318  $   4,592  $     877  $   1,190
                                               ---------  ---------  ---------        ---  ---------
                                               ---------  ---------  ---------        ---  ---------

                      CATAPULT COMMUNICATIONS CORPORATION

NOTE 1--THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131 "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"). This statement will be effective for the Company's fiscal year ending September 30, 1999. The statement requires the Company to report certain financial information about operating segments. It also requires that the Company report certain information about its services, the geographic areas in which it operates and its major customers. The method specified in SFAS 131 for determining what information to report is referred to as the "management approach". The management approach is based on the way that management organizes the segments within the enterprise for making operating decisions and assessing performance. The adoption of SFAS 131 is not expected to have a significant impact on the Company's financial statement disclosures.

    In October 1997, March 1998 and December 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statements of Position ("SOP") 97-2, 98-4 and 98-9, respectively, which provide guidance on applying generally accepted accounting principles in recognizing revenue on software transactions. SOP 97-2, and 98-4 are effective for the Company's fiscal year ending September 30, 1999. SOP 98-9 is effective for the Company's fiscal year ending September 30, 2000. The Company has assessed the provisions of SOP 97-2, 98-4 and 98-9 and does not expect that adoption will have a material impact on its financial statements.

    In March 1998, the AICPA issued SOP 98-1, "Software for Internal Use," which provides guidance in accounting for the costs of computer software developed or obtained for internal use. SOP 98-1 is effective for the Company's fiscal year ending September 30, 1999. The Company does not expect the adoption of SOP 98-1 to have a material impact on its financial statements.

    In June 1998, the FASB issued FAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("FAS 133"). The Company is required to adopt FAS 133 in fiscal 2000. FAS 133 established methods of accounting for derivative financial instruments and hedging activities related to those instruments as well as other hedging activities. The Company has not yet determined what the effect of FAS 133 will be on the operations and financial position of the Company.

UNAUDITED INTERIM RESULTS

    The accompanying consolidated balance sheet as of December 31, 1998, the consolidated statements of income and of cash flows for the three months ended December 31, 1997 and 1998 and the consolidated statements of stockholders' equity for the three months ended December 31, 1998 are unaudited.

    In the opinion of management, these statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for the fair statement of the results of interim periods. The data disclosed in notes to the consolidated financial statements for these periods are unaudited.

UNAUDITED PRO FORMA BALANCE SHEET

    On June 10, 1998, the Company entered into a settlement of a claim by an officer and director. As a result of this settlement, common shares held by this individual will be redeemable, up to $5 million. Therefore, 500,000 shares have been reclassified as redeemable common stock based on the assumed offering price of $10 per share. If the planned initial public offering is consummated or other certain events occur, as described in Note 5, these

                      CATAPULT COMMUNICATIONS CORPORATION

NOTE 1--THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) shares will no longer be redeemable. The pro forma balance sheet as of December 31, 1998 reflects the reclassification of the redeemable securities as equity which will occur upon the effectiveness of the planned offering.

                      CATAPULT COMMUNICATIONS CORPORATION

NOTE 2--BALANCE SHEET COMPONENTS:

                                                                                     SEPTEMBER 30,
                                                                                  --------------------  DECEMBER 31,
                                                                                    1997       1998         1998
                                                                                  ---------  ---------  -------------
                                                                                                         (UNAUDITED)

                                                                                            (IN THOUSANDS)
PREPAID EXPENSES:
  Income taxes..................................................................  $     874  $      --    $      --
  Other.........................................................................        118         95          379
                                                                                  ---------  ---------       ------
                                                                                  $     992  $      95    $     379
                                                                                  ---------  ---------       ------
                                                                                  ---------  ---------       ------
INVENTORIES:
  Raw materials.................................................................  $     364  $     391    $     468
  Work-in-process...............................................................         21         39           26
  Finished goods................................................................         36        182           79
                                                                                  ---------  ---------       ------
                                                                                  $     421  $     612    $     573
                                                                                  ---------  ---------       ------
                                                                                  ---------  ---------       ------
PROPERTY AND EQUIPMENT:
  Equipment.....................................................................  $     992  $   1,348    $   1,397
  Leasehold improvements........................................................        120        329          329
                                                                                  ---------  ---------       ------
                                                                                      1,112      1,677        1,726
  Less accumulated depreciation.................................................       (670)      (899)        (976)
                                                                                  ---------  ---------       ------
                                                                                  $     442  $     778    $     750
                                                                                  ---------  ---------       ------
                                                                                  ---------  ---------       ------
ACCRUED LIABILITIES:
  Payroll and related expenses..................................................  $   1,708  $     961    $     668
  Income taxes..................................................................        666        666          560
  Other.........................................................................        346        712          838
                                                                                  ---------  ---------       ------
                                                                                  $   2,720  $   2,339    $   2,066
                                                                                  ---------  ---------       ------
                                                                                  ---------  ---------       ------

NOTE 3--RELATED PARTY TRANSACTIONS:

    In fiscal 1996, 1997 and 1998, the Company's principal stockholder earned compensation for his duties as President and Chief Executive Officer of approximately $860,000, $1,410,000 and $611,000, respectively.

    In connection with the settlement on June 10, 1998 of claims by an officer and director of the Company, the Company entered into a three-year consulting agreement with the officer and director at the rate of $1,500 per day, with a minimum obligation of $4,500 per month.

    See Note 5 for other related party transactions.

                      CATAPULT COMMUNICATIONS CORPORATION

NOTE 4--INCOME TAXES:

    Consolidated income before income taxes includes non-U.S. income of approximately $807,000, $1,260,000 and $1,723,000 in fiscal 1996, 1997 and 1998, respectively.

    The provision for income taxes consists of the following (in thousands):

                                                                                          YEAR ENDED SEPTEMBER 30,
                                                                                       -------------------------------
                                                                                         1996       1997       1998
                                                                                       ---------  ---------  ---------
CURRENT:
  U.S. federal.......................................................................  $   1,100  $   1,591  $   1,853
  State..............................................................................        168        311        490
  Foreign............................................................................        418        585        931
                                                                                       ---------  ---------  ---------
                                                                                           1,686      2,487      3,274
                                                                                       ---------  ---------  ---------
DEFERRED:
  U.S. federal.......................................................................       (149)       (21)       230
  Foreign............................................................................        (35)       (30)      (108)
                                                                                       ---------  ---------  ---------
                                                                                            (184)       (51)       122
                                                                                       ---------  ---------  ---------
                                                                                       $   1,502  $   2,436  $   3,396
                                                                                       ---------  ---------  ---------
                                                                                       ---------  ---------  ---------

A reconciliation of the U.S. federal income tax rate to the Company's effective tax rate is as follows:

                                                                                                YEAR ENDED SEPTEMBER 30,
                                                                                                ------------------------
                                                                                                   1996         1997
                                                                                                    ---          ---
Tax at federal rate...........................................................................          34%          34%
State taxes, net of federal benefit...........................................................           5            5
Excess foreign tax rate.......................................................................           1            2
Other.........................................................................................          --            1
                                                                                                        --           --
                                                                                                        40%          42%
                                                                                                        --           --
                                                                                                        --           --


                                                                                                   1998
                                                                                                    ---
Tax at federal rate...........................................................................          34%
State taxes, net of federal benefit...........................................................           5
Excess foreign tax rate.......................................................................           3
Other.........................................................................................           1
                                                                                                        --
                                                                                                        43%
                                                                                                        --
                                                                                                        --

Deferred tax assets and liabilities consist of the following (in thousands):

                                                                                                     SEPTEMBER 30,
                                                                                                  --------------------
                                                                                                    1997       1998
                                                                                                  ---------  ---------
DEFERRED TAX ASSETS:
  Accruals and reserves.........................................................................  $     426  $     209
  Other.........................................................................................        130        197
                                                                                                        ---        ---
                                                                                                        556        406
                                                                                                        ---        ---
DEFERRED TAX LIABILITIES:
  Excess tax depreciation.......................................................................        (30)        (2)
                                                                                                        ---        ---
Net deferred tax assets.........................................................................  $     526  $     404
                                                                                                        ---        ---
                                                                                                        ---        ---

NOTE 5--REDEEMABLE SECURITIES:

    In connection with the settlement on June 10, 1998 of claims by an officer and director for compensation for past services rendered to the Company, the Company agreed that, if it did not complete its planned initial public offering by December 31, 1998, it would repurchase common stock held by this individual at a rate of up to

                      CATAPULT COMMUNICATIONS CORPORATION

NOTE 5--REDEEMABLE SECURITIES: (CONTINUED)
50,000 shares per annum, in quarterly installments of up to 12,500 shares, beginning on March 31, 1999, until the earliest of certain events, including the cumulative receipt of $5 million by the individual from sales of the individual's stock, an initial public offering of stock by the Company, an acquisition of the Company or 12 years from March 31, 1999. The repurchase price will be the fair market value of the shares as determined by the Board of Directors. As a result of this agreement, 500,000 shares of common stock with a fair market value of $5 million, based on the assumed fair market value at the date of the agreement of $10 per share, are reflected as redeemable securities beginning as of the date of this settlement.

NOTE 6--EMPLOYEE STOCK PLANS:

STOCK OPTION PLANS

    At September 30, 1997, 1,800,000 shares and 154,500 shares of common stock had been reserved for issuance to employees under the 1989 Incentive Stock Option Plan (the "1989 Plan") and the UK Executive Share Option Scheme (the "UK Scheme"), respectively. In June 1998, the Board of Directors adopted the 1998 Stock Plan (the "1998 Plan") which provided for the issuance of an additional 1,800,000 stock options. The Board of Directors has the authority to determine optionees, the number of shares, the term of each option and the exercise price. Options under the 1989 and 1998 Plans generally become exercisable at a rate of 1/8th of the option shares six months after the option grant date and then at a rate of 1/48th per month thereafter. Options under the UK Scheme become exercisable at the rate of 1/36th of the option shares per month following twelve months after the option grant date. Options will expire, if not exercised, upon the earlier of 10 years from the date of grant or 30 days after termination as an employee of the Company. Options are granted with exercise prices equal to the fair value of the common stock as determined by the Board of Directors.

    In the years ended September 30, 1997 and 1998, the Company recorded deferred compensation expense of approximately $216,000 and $589,000, respectively, related to the issuance of stock options at prices subsequently determined to be below fair market value. These expenses are being amortized over a period of four years from the date of option issuance. Amortization of deferred compensation expense related to these options of approximately $20,000 and $176,000 was included in general and administrative expenses in the years ended September 30, 1997 and 1998, respectively.

                      CATAPULT COMMUNICATIONS CORPORATION

NOTE 6--EMPLOYEE STOCK PLANS: (CONTINUED)
    Information with respect to stock option activity from September 30, 1994 through June 30, 1998 is set forth below:

                                                                                     NUMBER OF    WEIGHTED AVERAGE
                                                                                       SHARES      EXERCISE PRICE
                                                                                     ----------  -------------------
Balance, September 30, 1995........................................................   1,079,250            0.22
  Options granted..................................................................     135,750            0.71
  Options exercised................................................................     (34,456)           0.21
  Options canceled.................................................................     (24,044)           0.33
                                                                                     ----------           -----
Balance, September 30, 1996........................................................   1,156,500            0.27
  Options granted..................................................................     296,475            0.99
  Options exercised................................................................        (162)           0.46
  Options canceled.................................................................     (94,713)           0.85
                                                                                     ----------           -----
Balance, September 30, 1997........................................................   1,358,100            0.39
  Options granted..................................................................     206,100            2.01
  Options exercised................................................................    (862,874)           0.25
  Options canceled.................................................................        (876)           1.12
                                                                                     ----------           -----
Balance, September 30, 1998........................................................     700,450       $    1.04
                                                                                     ----------           -----
                                                                                     ----------           -----

    As of September 30, 1998, 2,117,107 options remained available for grant.

                                                               OPTIONS OUTSTANDING AT
                                                                 SEPTEMBER 30, 1998               OPTIONS EXERCISABLE AT
                                                      -----------------------------------------     SEPTEMBER 30, 1998
                                                                      WEIGHTED                   ------------------------
                                                                       AVERAGE       WEIGHTED                  WEIGHTED
                                                                      REMAINING       AVERAGE                   AVERAGE
                                                        NUMBER       CONTRACTUAL     EXERCISE      NUMBER      EXERCISE
RANGE OF EXERCISE PRICE                               OUTSTANDING       LIFE           PRICE     OUTSTANDING     PRICE
----------------------------------------------------  -----------  ---------------  -----------  -----------  -----------
$0.19 - $0.24.......................................     168,000            5.2      $    0.22      167,937    $    0.22
$0.46...............................................      77,124            6.9           0.46       47,505         0.46
$0.83 - $1.27.......................................     414,226            8.6           1.09      126,952         1.00
$2.00 - $8.00.......................................      41,100            9.6           4.99        2,530         2.40
                                                      -----------                                -----------
                                                         700,450                          1.04      344,924         0.56
                                                      -----------                                -----------
                                                      -----------                                -----------

FAIR VALUE DISCLOSURES

    The Company calculated the fair value of each option grant on the date of grant using the minimum value method with the following assumptions: dividend yield at 0%; weighted average expected option life of five years; and risk free interest rate of 6.1%, 6.2% and 5.7% for the years ended September 30, 1996, 1997 and 1998, respectively. The weighted average fair value of options granted during 1996 was $0.17 per share.

                      CATAPULT COMMUNICATIONS CORPORATION

NOTE 6--EMPLOYEE STOCK PLANS: (CONTINUED)
    The weighted average fair values of options granted during 1997 and 1998 were as follows:

                                                                                WEIGHTED AVERAGE     WEIGHTED AVERAGE
YEAR ENDED SEPTEMBER 30, 1997                                                    EXERCISE PRICE         FAIR VALUE
-----------------------------------------------------------------------------  -------------------  -------------------
Exercise price equal to market value.........................................       $    0.83            $    0.22
Exercise price less than market value........................................            1.27                 2.37

                                                                                WEIGHTED AVERAGE     WEIGHTED AVERAGE
YEAR ENDED SEPTEMBER 30, 1998                                                    EXERCISE PRICE         FAIR VALUE
-----------------------------------------------------------------------------  -------------------  -------------------
Exercise price equal to market value.........................................       $    7.51            $    1.50
Exercise price less than market value........................................            1.39                 3.46

    Had compensation cost for the Company's stock-based compensation plan been determined based on the fair value at the grant dates for the awards under the minimum value method prescribed by SFAS No. 123, the Company's net income would not have been materially different.

EMPLOYEE STOCK PURCHASE PLAN

    In June 1998, the Company adopted the 1998 Employee Stock Purchase Plan (the "Purchase Plan"). A total of 750,000 shares of Common Stock have been reserved for issuance under the Purchase Plan. The Purchase Plan permits eligible employees to purchase Common Stock through payroll deductions of up to 7% of an employee's total compensation. The price of the Common Stock will generally be 85% of the lower of the fair market value at the beginning of the offering period or the end of the relevant purchase period. The maximum number of shares a participant may purchase during a single offering period is 200 shares.

NOTE 7--PROFIT-SHARING PLAN:

    The Company maintains a qualified profit-sharing plan for eligible employees. Contributions to the profit-sharing plan are discretionary and are determined by the Board of Directors. There were no contributions to the plan during the years ended September 30, 1996, 1997 and 1998.

NOTE 8--COMMITMENTS:

    The Company leases its facility in Mountain View, California under a noncancelable operating lease agreement which expires in 2002. The lease agreement provides for minimum annual rent of $165,000. Under this agreement, the Company pays certain shared operating expenses of the facility. The agreement provides for rent increases at scheduled intervals. The Company leases other facilities in Illinois, Texas, Canada, Japan and the United Kingdom under leases that expire through October 2001.

    Rent expense for all facilities for the years ended September 30, 1996, 1997 and 1998 was approximately $123,000, $197,000 and $287,000, respectively.

                      CATAPULT COMMUNICATIONS CORPORATION

NOTE 8--COMMITMENTS: (CONTINUED)
Future minimum annual rental payments under noncancelable operating leases as of September 30, 1998 are as follows (in thousands):

1999.................................................................  $     265
2000.................................................................        209
2001.................................................................        214
2002.................................................................         62
                                                                             ---
                                                                       $     750
                                                                             ---
                                                                             ---

NOTE 9--SEGMENT REPORTING:

    The Company operates in one industry segment: the design, development manufacture, marketing and support of an advanced software based test system.

    The Company's operations and assets by geographical region as of and for each fiscal year end were as follows (in thousands):

                                                   UNITED      UNITED                CONSOLIDATED
                                                   STATES      KINGDOM      JAPAN       TOTAL
                                                  ---------  -----------  ---------  ------------
1996
------------------------------------------------
Sales to unaffiliated customers.................  $   4,136   $   1,719   $   3,397   $    9,252
Net income......................................      1,868         298         122        2,288

1997
------------------------------------------------
Sales to unaffiliated customers.................  $   6,261   $   2,716   $   4,375   $   13,352
Net income......................................      2,642         405         291        3,338
Total assets....................................      9,714       2,669       1,652       14,035

1998
------------------------------------------------
Sales to unaffiliated customers.................  $   5,020   $   3,649   $   9,537   $   18,206
Net income......................................      3,626         400         499        4,525
Total assets....................................     14,905       1,447       3,143       19,495

    The result of operations by geographic region includes significant sales principally from the United States to the Company's foreign locations at agreed upon transfer prices. Transfers to other geographic regions from the United States for the years ended September 30, 1996, 1997 and 1998 were $3.7 million, $4.1 million and $9.6 million, respectively.

NOTE 10--SUBSEQUENT EVENTS:

    On December 24, 1998, the Company repurchased from an officer and director 50,000 shares of common stock at $6 per share, the then fair market value as determined by the Board of Directors.

------------------------------------------------
                                ------------------------------------------------
------------------------------------------------
                                ------------------------------------------------

      NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY SELLING STOCKHOLDER OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL OR TO ANY PERSON TO WHOM IT IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                 --------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Additional Information....................................................    2
Prospectus Summary........................................................    3
Risk Factors..............................................................    5
Use of Proceeds...........................................................   16
Dividend Policy...........................................................   16
Capitalization............................................................   17
Dilution..................................................................   18
Selected Consolidated Financial Data......................................   19
Management's Discussion and
  Analysis of Financial Condition and
  Results of Operations...................................................   20
Business..................................................................   32
Management................................................................   45
Certain Transactions......................................................   52
Principal and Selling Stockholders........................................   53
Description of Capital Stock..............................................   54
Shares Eligible for Future Sale...........................................   56
Underwriting..............................................................   58
Legal Matters.............................................................   59
Experts...................................................................   59
Change in Accountants.....................................................   59
Glossary..................................................................  G-1
Index to Consolidated Financial Statements................................  F-1

                                 --------------

      UNTIL             , 1999 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS),
  ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATIONS OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                3,352,500 SHARES

                                     [LOGO]

                                  COMMON STOCK

                                 --------------

                                   PROSPECTUS
                                 --------------

                               HAMBRECHT & QUIST

                                CIBC OPPENHEIMER

                             C.E. UNTERBERG, TOWBIN

                                        , 1999

------------------------------------------------
                                ------------------------------------------------
------------------------------------------------
                                ------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the costs and expenses, including all costs and expenses of the Selling Stockholders, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of Common Stock being registered. All amounts are estimates except the SEC registration fee, the NASD filing fee and the Nasdaq National Market filing fee.

                                                                                   AMOUNT TO
                                                                                   BE PAID(1)
                                                                                  ------------
SEC Registration Fee............................................................  $     12,511
NASD Filing Fee.................................................................         4,741
Nasdaq National Market Listing Fee..............................................        85,000
Blue Sky Fees and Expenses......................................................         5,000
Printing and Engraving Expenses.................................................       230,000
Legal Fees and Expenses.........................................................       300,000
Accounting Fees and Expenses....................................................       245,000
Transfer Agent, Registrar's and Custodian Fees..................................         1,500
Miscellaneous Expenses..........................................................       160,248
                                                                                  ------------
  Total.........................................................................  $  1,044,000
                                                                                  ------------
                                                                                  ------------

------------------------

(1) Expenses of $769,000 incurred in connection with the Company's delayed initial public offering were expensed in the fourth quarter of fiscal 1998.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 78.751 of the Nevada General Corporation Law authorizes a court to award, or a corporation's Board of Directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). The Registrant's Bylaws provide that the Registrant shall indemnify its directors and officers to the fullest extent permitted by Nevada law, including circumstances in which indemnification is otherwise discretionary under Nevada law. The Registrant has entered into indemnification agreements with its directors and officers containing provisions which are in some respects broader than the specific indemnification provisions contained in the Nevada General Corporation Law. The indemnification agreements may require the Registrant, among other things, to indemnify its directors and officers against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' insurance if available on reasonable terms. Article VI of the Registrant's Articles of Incorporation (Exhibit 3.1 hereto) provides for indemnification of its directors and officers to the maximum extent permitted by the Nevada General Corporation Law and Article 26 of the Registrant's Bylaws (Exhibit 3.2 hereto) provides for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the Nevada General Corporation Law.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

    1. From June 1995 to December 31, 1998, the Registrant has granted stock options under the 1989 Plan to purchase an aggregate of 714,975 shares of the Registrant's Common Stock to 35 employees at exercise prices ranging from $0.46 to $8.00, including stock options to three Named Executive Officers, namely, to Mr. Hoglund in May 1997 to purchase 75,000 shares of Common Stock at $1.27 per share, to Ms. Varrone to purchase

152,500 shares at $1.27 per share in November 1997, to Mr. Stewart in August 1996 to purchase 30,000 shares of Common Stock at $0.83 per share, to Mr. Simpson to purchase 15,000 shares at $6.00 per share in October 1998 and to Ms. Fairhurst in August 1995 to purchase 45,000 shares of Common Stock at $0.46 per share.

    2. From June 1995 to December 31, 1998, the Registrant has granted stock options under the 1998 Stock Plan to purchase an aggregate of 38,850 shares of the Registrant's Common Stock to eighteen employees at an exercise price of $6.00, including an option to Mr. Simpson to purchase 15,000 shares.

    3. From June 1995 to December 31, 1998, the Registrant granted options under the UK Plan to purchase an aggregate of 1,500 shares of the Registrant's Common Stock at an exercise price of $0.46.

    4. Since June 1995, the Registrant has issued and sold 946,859 shares of Common Stock to employees at prices ranging from $0.21 to $1.27 per share, in cash, upon exercise of stock options pursuant to the 1989 Plan.

    5. On June 19, 1998, the Registrant effected a reincorporation from the state of California to the state of Nevada. The Registrant, as a California corporation, merged with and into a new corporation incorporated in Nevada, with the new corporation surviving the merger (the "Surviving Entity"). As a result, every two shares of Common Stock of the Registrant, as a California corporation, converted into three fully paid and nonassessable share of Common Stock of the Surviving Entity. Such issuances were exempt from registration under the Securities Act under Section 2(3) thereof on the basis that the transaction did not involve a sale of securities.

    The sales of the above securities referred to in paragraphs 1 through 3 above were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act or Rule 701 promulgated under
Section 3(b) of the Securities Act as transactions by an issuer not involving a public offering or transactions pursuant to the compensatory benefit plans and contracts relating to compensation as provided under such Rule 701. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were attached to the share certificates issued in such transactions. All recipients had adequate access to information about the Registrant.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a)  Exhibits

 EXHIBIT
 NUMBER                                        DESCRIPTION
---------  -----------------------------------------------------------------------------------
  1.1+     Form of Underwriting Agreement by and among the Registrant and Hambrecht & Quist
             LLC, CIBC Oppenheimer Corp. and C.E. Unterberg, Towbin.
  2.1+     Agreement and Plan of Merger dated June 10, 1998 between Catapult Communications
             Corporation, a California corporation, and Registrant.
  3.1+     Articles of Incorporation of Registrant.
  3.2+     Bylaws of Registrant.
  4.1+     Specimen Common Stock Certificate of Registrant.
  5.1+     Opinion of Wilson Sonsini Goodrich & Rosati regarding the legality of the securities being issued.
  9.1+     Voting Trust Agreement dated June 8, 1998 between Nancy Hood Karp, Richard A. Karp, the Registrant and a depositary.
 10.1+     Form of Indemnification Agreement entered into by Registrant with each of its directors and executive officers.
 10.2+     Form of Restricted Stock Purchase Agreement.
 10.3+     1989 Stock Option Plan and related agreements.
 10.4+     UK Executive Share Option Scheme and related agreements.
 10.5+     1998 Stock Plan and related agreements.
 10.6+     1998 Employee Stock Purchase Plan and related agreements.
 10.7+     Fiscal 1999 Officer and Key Employee Profit Sharing Plan.
 10.8+     Lease for office space located at 160 Whisman Road, Mountain View, CA.
 10.9+     Form of Software Support Agreement.
 10.10+    Severance Agreement and Mutual Release of All Claims dated June 8, 1998 between
             Nancy Hood Karp and Registrant.
 10.11+    Consulting and Non-Competition Agreement dated June 9, 1998 between Nancy Hood Karp and Registrant.
 11.1      Calculation of Earnings per Common Share (contained in Note 1 of the Notes to
             Financial Statements).
 16.1+     Letter dated June 11, 1998 from Ireland San Filippo, LLP.
 21.1+     Subsidiaries of the Registrant.
 23.1+     Consent of Wilson Sonsini Goodrich & Rosati (included in Exhibit 5.1).
 23.2      Consent of PricewaterhouseCoopers LLP, Independent Accountants (see page II-6).
 24.1+     Power of Attorney.
 27.1+     Financial Data Schedule (Fiscal 1997).
 27.2      Financial Data Schedule (Year ended September 30, 1998).
 27.3      Financial Data Schedule (Three months ended December 31, 1998).

------------------------

+  Previously filed.

+ Confidential treatment has been requested for certain portions which have been blacked out in the copy of the exhibit filed with the Securities and Exchange Commission. The omitted information has been filed separately with the Securities and Exchange Commission pursuant to the application for confidential treatment.

    (b)  Financial Statement Schedule.

    Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17.  UNDERTAKINGS.

    (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions of this Registration Statement, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

    (b) The Company hereby understands that it will:

        (1) For the purpose of determining any liability under the Securities Act of 1933, treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company under Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 as part of this Registration Statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act of 1933, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the Registration Statement, and that offering of such securities at that time shall be deemed to be as the initial bona fide offering thereof.

    (c) The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 2 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mountain View, State of California, on January 7, 1999.

                                          CATAPULT COMMUNICATIONS CORPORATION

                                          By: /s/ JOAN M. VARRONE

                                          --------------------------------------

                                             Joan M. Varrone
                                             Vice President of Finance, Chief
                                          Financial
                                             Officer and Treasurer

    Pursuant to the requirements of the Securities Act of 1933, this Amendment has been signed below by the following persons in the capacities and on the dates indicated.

                     SIGNATURE                                        TITLE                           DATE
---------------------------------------------------  ----------------------------------------  ------------------

                         *                           President, Chief Executive Officer and
     ----------------------------------------        Chairman of the Board                     January 7, 1999
                  Richard A. Karp                    (Principal Executive Officer)

                                                     Vice President of Finance, Chief
                /s/ JOAN M. VARRONE                  Financial Officer and Treasurer
     ----------------------------------------        (Principal Financial and Accounting       January 7, 1999
                  Joan M. Varrone                    Officer)

                         *
     ----------------------------------------        Director                                  January 7, 1999
                Charles L. Waggoner

                         *
     ----------------------------------------        Director                                  January 7, 1999
                John M. Scandalios

                         *
     ----------------------------------------        Director                                  January 7, 1999
                   Nancy H. Karp

*By:     /s/ JOAN M. VARRONE
      -------------------------
           Joan M. Varrone
          Attorney-in-Fact

                                                                    EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

    We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-1 of our report dated December 24, 1998, relating to the financial statements of Catapult Communications Corporation, which appears in such Prospectus. We also consent to the reference to us under the heading "Experts" in such Prospectus.

/S/ PRICEWATERHOUSECOOPERS LLP
San Jose, California
January 7, 1999

                                 EXHIBIT INDEX

 EXHIBIT
 NUMBER                                        DESCRIPTION
---------  -----------------------------------------------------------------------------------
  1.1+     Form of Underwriting Agreement by and among the Registrant and Hambrecht & Quist
             LLC, CIBC Oppenheimer Corp. and C.E. Unterberg, Towbin.

  2.1+     Agreement and Plan of Merger dated June 10, 1998 between Catapult Communications
             Corporation, a California corporation, and Registrant.

  3.1+     Articles of Incorporation of Registrant.

  3.2+     Bylaws of Registrant.

  4.1+     Specimen Common Stock Certificate of Registrant.

  5.1+     Opinion of Wilson Sonsini Goodrich & Rosati regarding the legality of the securities being issued.

  9.1+     Voting Trust Agreement dated June 8, 1998 between Nancy Hood Karp, Richard A. Karp, the Registrant and a depositary.

 10.1+     Form of Indemnification Agreement entered into by Registrant with each of its directors and executive officers.

 10.2+     Form of Restricted Stock Purchase Agreement.

 10.3+     1989 Stock Option Plan and related agreements.

 10.4+     UK Executive Share Option Scheme and related agreements.

 10.5+     1998 Stock Plan and related agreements.

 10.6+     1998 Employee Stock Purchase Plan and related agreements.

 10.7+     Fiscal 1999 Officer and Key Employee Profit Sharing Plan.

 10.8+     Lease for office space located at 160 Whisman Road, Mountain View, CA.

 10.9+     Form of Software Support Agreement.

 10.10+    Severance Agreement and Mutual Release of All Claims dated June 8, 1998 between
             Nancy Hood Karp and Registrant.

 10.11+    Consulting and Non-Competition Agreement dated June 9, 1998 between Nancy Hood Karp and Registrant.

 11.1      Calculation of Earnings per Common Share (contained in Note 1 of the Notes to
             Financial Statements).

 16.1+     Letter dated June 11, 1998 from Ireland San Filippo, LLP.

 21.1+     Subsidiaries of the Registrant.

 23.1+     Consent of Wilson Sonsini Goodrich & Rosati (included in Exhibit 5.1).

 23.2      Consent of PricewaterhouseCoopers LLP, Independent Accountants (see page II-6).

 24.1+     Power of Attorney.

 27.1+     Financial Data Schedule (Fiscal 1997).

 27.2      Financial Data Schedule (Year ended September 30, 1998).

 27.3      Financial Data Schedule (Three months ended December 31, 1998).

------------------------

+  Previously filed.

+ Confidential treatment has been requested for certain portions which have been blacked out in the copy of the exhibit filed with the Securities and Exchange Commission. The omitted information has been filed separately with the Securities and Exchange Commission pursuant to the application for confidential treatment.